                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13D
                         UNDER THE EXCHANGE ACT OF 1934

                               (Amendment No. 3)*


                                   EPLUS INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    294268107
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                         Richard J. Perry, Jr., Esquire
                            Perry & Associates, P.C.
                           1826 Jefferson Place, N.W.
                             Washington, D.C.  20036
                                 (202) 775-8109
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 27, 2002
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.[ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                        Exhibit Index at page 20

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY).

               Hovde Capital Advisors LLC / 03-0430205
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS (See Instructions)

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(1)
                    139,215 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    139,215 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    139,215 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.5%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------
(1) The 139,215 shares beneficially owned by Hovde Capital Advisors LLC are as
Investment Manager to Financial Institution Partners III, L.P., Financial
Institution Partners, L.P., and Financial Institution Partners, Ltd., the direct owners.

Page 2 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY).

               Financial Institution Partners III, L.P. / 52-2199979
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    77,800 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    77,800 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    77,800 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.8%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------

Page 3 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Financial Institution Partners, L.P. / 52-1899611
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    47,215 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    47,215 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    47,215 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.5%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------

Page 4 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Financial Institution Partners, Ltd. / N/A
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    14,200 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    14,200 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    14,200 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.1%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------

Page 5 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Eric D. Hovde
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            32,824 shares
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(2)
                    588,615 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    32,824 shares
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    588,615 shares
               ----------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    588,615 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    6.5%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------
(2)  Of the 621,439 shares beneficially owned by Eric D. Hovde, 383,400 of the
Shares beneficially owned are as managing member of Hovde Capital, L.L.C.,
30,000 of the Shares beneficially owned are as managing member of Hovde
Acquisition II, L.L.C., 19,000 of the Shares beneficially owned are as trustee for Hovde Financial, Inc. Profit Sharing Plan and Trust, 17,000 of the Shares
beneficially owned are as trustee for The Eric D. Hovde and Steven D. Hovde
Foundation, 32,824 of the Shares beneficially owned are held directly, and
139,215 of the Shares beneficially owned are as are as President, CEO and
Managing Member of Hovde Capital Advisors LLC, the Investment Manager to
Financial Institution Partners III, L.P., Financial Institution Partners, L.P.,
and Financial Institution Partners, Ltd., the direct owners.

Page 6 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Steven D. Hovde
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(3)
                    588,615 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    588,615 shares
               ----------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    588,615 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.2%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               IN
-------------------------------------------------------------------------------
(3)  Of the 588,615 Shares beneficially owned by Steven D. Hovde, 383,400 of the
Shares  beneficially  owned  are as managing member of  Hovde  Capital,  L.L.C.,
19,000 of the Shares beneficially owned are as trustee for Hovde Financial, Inc.
Profit  Sharing Plan and Trust, 30,000 of the Shares beneficially owned  are  as managing member of Hovde Acquisition II, L.L.C., 17,000 are as trustee  for  The
Eric D. Hovde and Steven D. Hovde Foundation, and 139,215 are as the Chairman of
Hovde  Capital  Advisors  LLC, the Investment Manager to  Financial  Institution
Partners   III,  L.P.,  Financial  Institution  Partners,  L.P.,  and  Financial
Institution Partners, Ltd., the direct owners.

Page 7 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Financial Institution Partners II, L.P. / 36-4131559
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    383,400 shares
               ----------------------------------------------------------------
               10.  SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    383,400 shares
               ----------------------------------------------------------------
     12.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    383,400 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.0%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               PN
-------------------------------------------------------------------------------

Page 8 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Hovde Capital, L.L.C. / 91-1825712
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Nevada
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(4)
                    383,400 shares
               ----------------------------------------------------------------
               11.  SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    383,400 shares
               ----------------------------------------------------------------
     13.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    383,400 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.0%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               OO
-------------------------------------------------------------------------------
(4)   The 383,400 shares beneficially owned by Hovde Capital, L.L.C. are as  the
General Partner to Financial Institution Partners II, L.P., the direct owner.

Page 9 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Hovde Acquisition II, L.L.C. / 88-0500145
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Nevada
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    30,000 shares
               ----------------------------------------------------------------
               12.  SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    30,000 shares
               ----------------------------------------------------------------
     14.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    30,000 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.3%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               OO
-------------------------------------------------------------------------------

Page 10 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               The Eric D. Hovde and Steven D. Hovde Foundation / 52-2107093
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: District of Columbia
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    17,000 shares
               ----------------------------------------------------------------
               13.  SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,000 shares
               ----------------------------------------------------------------
     15.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    17,000 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.2%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               OO
-------------------------------------------------------------------------------

Page 11 of 61

-------------------------------------------------------------------------------
CUSIP NUMBER   294268107
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Hovde Financial, Inc. Profit Sharing Plan and Trust / 52-1844197
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: District of Columbia
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    19,000 shares
               ----------------------------------------------------------------
               14.  SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    19,000 shares
               ----------------------------------------------------------------
     16.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    19,000 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.2%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               OO
-------------------------------------------------------------------------------

Page 12 of 61

Item 1.  Security and Issuer

     The class of security to which this statement relates is the common stock, par value $0.01 per share (the "Shares"), of ePlus inc. (the "Issuer"). The address of the principal executive offices of the Issuer is 400 Herndon Parkway, Herndon, VA 20170.

Item 2.  Identity and Background

     The persons filing this statement are Financial Institution Partners II, L.P., Financial Institution Partners III, L.P., Financial Institution Partners, L.P., Financial Institution Partners, Ltd. (the "Limited Partnerships"), Hovde Capital, L.L.C. (the "General Partner"), Hovde Capital Advisors LLC (the "Investment Manager"), Hovde Acquisition II, L.L.C., Hovde Financial, Inc. Profit Sharing Plan and Trust (the "Plan"), The Eric D. Hovde and Steven D. Hovde Foundation (the "Foundation"), Eric D. Hovde, and Steven D. Hovde who are collectively referred to herein as the "Reporting Persons." The Limited Partnerships are Delaware limited partnerships (with the exception of Financial Institution Partners, Ltd. which is a Cayman Islands Exempted Company) formed for the purpose of investing in, among other things, the equity securities of various financial institutions and financial services companies. Hovde Capital, L.L.C., a Nevada limited liability company, is the General Partner to Financial Institution Partners II, L.P., the direct owner. Hovde Capital Advisors LLC, a Delaware limited liability company, is the Investment Manager to Financial Institution Partners III, L.P., Financial Institution Partners, L.P., and Financial Institution Partners, Ltd., the direct owners. The Plan and the Foundation are trusts organized in the District of Columbia.

     Eric D. Hovde and Steven D. Hovde each hold beneficial interests in the Shares through ownership of an interest in, and positions as officers, members and/or trustees of the General Partner, the Investment Manager, Hovde
Acquisition II, L.L.C., the Plan and the Foundation. Eric D. Hovde holds additional beneficial interests in the Shares through Shares owned directly. Eric D. Hovde and Steven D. Hovde are also directors and executive officers of Hovde Financial, Inc. ("Hovde Financial"). Hovde Financial does not beneficially own any of the Shares. Steven D. Hovde disclaims beneficial ownership of the shares held directly by Eric D. Hovde.

     Attached as Schedule 1 hereto and incorporated by reference herein is a list containing the principal business and the address of its principal business and offices for the Limited Partnerships, the Plan, the Foundation, the General Partner, Hovde Acquisition II, L.L.C., and the Investment Manager as well as information required by (a) through (f) of this Item as to each executive officer, director and/or controlling person of the General Partner and Investment Manager who are Reporting Persons. The General Partner controls Financial Institution Partners II, L.P., the direct owner, and the Investment Manager controls Financial Institution Partners III, L.P., Financial Institution Partners, L.P., and Financial Institution Partners, Ltd., the direct owners.

     None of the Reporting Persons or executive officers, directors or controlling persons of the General Partner, the Investment Manager, Hovde Acquisition II, L.L.C., the Plan or the Foundation have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws.


Item 3.  Source and Amount of Funds or Other Consideration

     Information regarding the source and amount of funds used by the Reporting Persons in acquiring beneficial ownership of their Shares is set forth in
Schedule 2 attached hereto and incorporated herein by reference.

Item 4.  Purpose of Transaction

      On December 27, 2002, the Issuer filed and 8-K announcing a buyback resulting in a reduction of the Shares outstanding (the "Buyback"). The Buyback, in combination with the Reporting Persons' acquisition of Shares, resulted in a greater than one percent increase in the Reporting Persons' beneficial ownership of the Shares. Although the Reporting Persons' acquisition of Shares did not independently result in a "material change" as defined in 17 C.F.R. Section 240.13d-2(a), the Reporting Persons are filing this Schedule 13D/A in the event that the one percent increase in beneficial ownership as a result of the combination of the Reporting Persons' acquisitions and the Buyback is deemed to constitute a material change.

     The Reporting Persons have acquired the Shares for investment purposes and as set forth below:

     Each of the Reporting Persons may independently acquire additional Shares or dispose of some or all of its Shares.

     The Reporting Persons expect to evaluate on an ongoing basis their investment in the Issuer, and may independently from time to time acquire additional Shares, dispose of Shares or formulate other purposes, plans or proposals regarding the Issuer or the Shares held by the Reporting Persons in addition to those discussed above. Any such acquisitions or dispositions may be made, subject to applicable law, in open market or privately negotiated transactions or otherwise.

     Except as described above, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any of the persons named in Schedule 1 hereto have any plans or proposals which relate to or would result in any of the actions or transactions specified in clauses (a) through (j) of Item 4 of
Schedule 13D.

Item 5.  Interest in Securities of the Issuer

     (a), (b) Schedule 3 hereto, which is incorporated by reference herein, sets forth, as of January 22, 2003, information relating to the aggregate number of Shares of the Issuer and the percentage of the outstanding Shares of the Issuer as of such date (based upon information provided by the Issuer, there are 9,556,813 Shares outstanding as of that date) as to each of the Reporting Persons. With respect to the Shares set forth on Schedule 3, by virtue of its control over the Limited Partnerships, all decisions regarding voting and disposition of the Shares beneficially owned by the Limited Partnerships are made by Investment Manager, acting through its chief executive officer, president, or managing members. As such, the Limited Partnerships and the Investment Manager share voting and investment power with respect to the Shares. Therefore, as a result of their ownership interest in, and positions as officers and/or managers of the Investment Manager, Eric D. Hovde and Steven D. Hovde may be deemed to have beneficial ownership of the Shares. Neither the Investment Manager, nor their executive officers, or controlling persons beneficially owns any Shares personally or otherwise.

     (c) Schedule 4 hereto, which is incorporated by reference herein, describes, as of January 22, 2003, transactions in the Shares effected during the past sixty (60) days.

     (d)  None.

     (e)  Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     None.

Item 7.  Materials to be filed as Exhibits

Exhibit A -    Consent Agreement pursuant to 17 C.F.R.  13d-1(f)(1)
Exhibit B -    (Incorporated by reference to the Schedule 13D filed with the
               Securities and Exchange Commission (the "Commission") on March
               16, 1999)
Exhibit C -    Customer Agreement between NationsBanc Montgomery Securities and
               Financial Institution Partners II, L.P. (Incorporated by
               reference to the Schedule 13D filed with the Commission on March
               16, 1999)
Exhibit D -    Prime Broker Agreement between NationsBanc Montgomery Securities and Financial Institution Partners II, L.P. (Incorporated by
               reference to the Schedule 13D filed with the Commission on March
               16, 1999)
Exhibit E -    Partnership Agreement between NationsBanc Montgomery Securities and Financial Institution Partners II, L.P. (Incorporated by
               reference to the Schedule 13D filed with the Commission on March
               16, 1999)
Exhibit F -    Customer Agreement between NationsBanc Montgomery Securities and
               Eric D. Hovde. (Incorporated by reference to the Schedule 13D filed with the Commission on March 16, 1999)
Exhibit G -    Prime Broker Agreement between NationsBanc Montgomery Securities and Eric D. Hovde. (Incorporated by reference to the Schedule 13D filed with the Commission on March 16, 1999)
Exhibit H -    Account Agreement between Banc of America Securities LLC and
               Hovde Acquisition II, L.L.C.
Exhibit I -    Prime Broker Agreement between Banc of America Securities LLC and
               Hovde Acquisition II, L.L.C.
Exhibit J -    Limited Liability Company Agreement between Banc of America
               Securities LLC and Hovde Acquisition II, L.L.C.
Exhibit K -    Customer Agreement between NationsBanc Montgomery Securities and
               Hovde Financial Inc. Profit Sharing Plan and Trust. (Incorporated
               by reference to the Schedule 13D filed with the Commission on
               March 16, 1999)
Exhibit L -    Prime Broker Agreement between NationsBanc Montgomery Securities and Hovde Financial Inc. Profit Sharing Plan and Trust.
               (Incorporated by reference to the Schedule 13D filed with the
               Commission on March 16, 1999)
Exhibit M -    Customer Agreement between NationsBanc Montgomery Securities and
               The Eric D. Hovde Foundation.  (Incorporated by reference to the
               Schedule 13D filed with the Commission on May 7, 1999)
Exhibit N -    Prime Broker Agreement between NationsBanc Montgomery Securities and The Eric D. Hovde Foundation. (Incorporated by reference to the Schedule 13D filed with the Commission on May 7, 1999)
Exhibit O-     Customer Agreement between NationsBanc Montgomery Securities and
               Financial Institution Partners III L.P. (Incorporated by
               reference to the Schedule 13D filed with the Commission on May 5,
               2000)
Exhibit P-     Prime Broker Agreement between NationsBanc Montgomery Securities and Financial Institution Partners III, L.P. (Incorporated by
               reference to the Schedule 13D filed with the Commission on May 5,
               2000)
Exhibit Q-     Partnership Agreement between NationsBanc Montgomery Securities and Financial Institution Partners III, L.P.  (Incorporated by
               reference to the Schedule 13D filed with the Commission on May 5,
               2000)
Exhibit R -    Options Agreement between Morgan Stanley & Co. Incorporated and
               Financial Institution Partners, L.P.
Exhibit S -    Customer Prime Broker Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, L.P.
Exhibit T -    Master Securities Loan Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, L.P.
Exhibit U -    Account Control Agreement between Morgan Stanley Co. Incorporated and Financial Institution Partners, L.P.
Exhibit V -    Options Agreement between Morgan Stanley & Co. Incorporated and
               Financial Institution Partners, Ltd.
Exhibit W -    Customer Prime Broker Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, Ltd.
Exhibit X -    Master Securities Loan Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, Ltd.
Exhibit Y -    Account Control Agreement between Morgan Stanley Co. Incorporated and Financial Institution Partners, Ltd.



                                   Signatures


     After reasonable inquiry and to the best of his/its knowledge and belief, each of the undersigned Reporting Persons certifies that the information set forth in this statement with respect to him/it is true, complete and correct.

                         FINANCIAL INSTITUTION PARTNERS II, L.P., by its General Partner, HOVDE CAPITAL, L.L.C.

                         By:  /s/ Eric D. Hovde
                              -------------------------------------------------
                              Eric D. Hovde
                         Its: Managing Member

                         HOVDE CAPITAL, L.L.C.

                         By:  /s/ Eric D. Hovde
                              -------------------------------------------------
                              Eric D. Hovde
                         Its: Managing Member

                         HOVDE ACQUISITION II, L.L.C.

                         By:  /s/ Eric D. Hovde
                              -------------------------------------------------
                              Eric D. Hovde
                         Its: Managing Member

                         HOVDE FINANCIAL, INC. PROFIT SHARING PLAN AND TRUST

                         By:   /s/ Eric D. Hovde
                              -------------------------------------------------
                         Its:  Trustee

                         THE ERIC D. HOVDE AND STEVEN D. HOVDE FOUNDATION

                         By:   /s/ Eric D. Hovde
                              -------------------------------------------------
                         Its:  Trustee

                         FINANCIAL INSTITUTION PARTNERS III, L.P., by its General Partner, HOVDE CAPITAL, LTD.

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         FINANCIAL INSTITUTION PARTNERS, L.P., by its
                         General Partner, HOVDE CAPITAL IV, LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         FINANCIAL INSTITUTION PARTNERS, LTD., by its
                         General Partner, HOVDE CAPITAL OFFSHORE LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         HOVDE CAPITAL ADVISORS LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         ERIC D. HOVDE

                         /s/ Eric D. Hovde
                         -------------------------------------------------

                         STEVEN D. HOVDE

                         /s/ Steven D. Hovde
                         -------------------------------------------------


Dated:    01/22/03

                                   Schedule 1

                    INFORMATION RELATING TO REPORTING PERSONS

                                   Principal Business and
                                   Address of Principal Business
Name                               or Principal Office
----                               ------------------------------

Financial Institution              Limited partnership formed to make
Partners II, L.P.                  investments primarily in equity securities of
                                   financial institutions and financial services
                                   companies.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware

Hovde Capital, L.L.C.              Limited liability company formed to serve as
                                   the general partner of Financial Institution
                                   Partners II, L.P.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Nevada

Hovde Acquisition II, L.L.C.       Limited liability company formed to make
                                   investments primarily in equity securities of
                                   financial institutions.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Nevada

Hovde Financial, Inc. Profit       Profit sharing plan for employees of Plan and
Sharing Trust                 Hovde Financial, Inc.

                                   1826 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized:  District of Columbia

The Eric D. Hovde Foundation       Charitable trust formed to further research
                                   regarding and treatment of multiple
                                   sclerosis.

                                   1826 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: District of Columbia

Financial Institution              Limited partnership formed to
Partners III, L.P.                 make investments primarily in equity
                                   securities of financial institutions and
                                   financial services companies.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware

Financial Institution              Limited partnership formed to
Partners, L.P.                     make investments primarily in equity
                                   securities of financial institutions and
                                   financial services companies.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware

Financial Institution              Cayman Islands Exempted Company formed to
Partners, Ltd.                     make investments primarily in equity
                                   securities of financial institutions and
                                   financial services companies.

                                   Bank of Bermuda (Cayman) Limited
                                   36C Bermuda House, British American Centre
                                   Dr. Roy's Drive, P.O. Box 513 GT
                                   Georgetown, Grand Cayman, Cayman Islands
                                   Organized: Cayman Islands

Hovde Capital Advisors LLC         Limited liability company and registered
                                   investment adviser formed to serve as an
                                   investment manager.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware





    INFORMATION RELATING TO EXECUTIVE OFFICERS, DIRECTORS AND/OR CONTROLLING
                                     PERSONS

NAME                          PRINCIPAL OCCUPATION
ADDRESS                       BUSINESS ADDRESS              CITIZENSHIP
-------                       --------------------          -----------
Steven D. Hovde(4)            Investment banker             U.S.
1629 Colonial Parkway         Hovde Financial, Inc.
Inverness, Illinois 60067     1629 Colonial Parkway
                              Inverness, Illinois 60067
                              Investment banking firm

Eric D. Hovde (5)             Portfolio Manager             U.S.
1826 Jefferson Place, N.W.    Hovde Capital Advisors LLC
Washington, D.C. 20036        1824 Jefferson Place, N.W.
                              Washington, D.C. 20036
                              Registered Investment Adviser

-------------------------------------------------------------------------------
(4) Steven D. Hovde is affiliated with the following Reporting Persons: Chairman of Hovde Capital Advisors LLC, President & Treasurer of Hovde Capital, L.L.C.; Executive Vice President, Treasurer of Hovde Acquisition II, L.L.C.; a trustee of both the Plan and the Foundation.

(5) Eric D. Hovde is affiliated with the following Reporting Persons:
President, Chief Executive Officer and Managing Member of Hovde Capital Advisors LLC; Chairman and CEO of Hovde Capital, L.L.C.; President & Assistant Treasurer of Hovde Acquisition II, L.L.C.; a trustee of both the Plan and the Foundation.

                                   SCHEDULE 2

     The following table sets forth the amount and source of funds used by each Reporting Person in acquiring the Shares beneficially owned by it.

                                        Amount
                                        Originally
                    Total               Financed/           Source of
Name                Consideration       Current Balance     Funds
-------------------------------------------------------------------------------

Financial           $3,319,419.86       $1,725,767.95/      Working Capital/
Institution                             $0                  Margin Account(5)
Partners II, L.P.

Hovde Capital,      $3,319,419.86       $1,725,767.95/      Working Capital
L.L.C.                                                           $0   of
                                                            Affiliate/ Margin
                                                            Account of
                                                            Affiliate(5)

Eric D. Hovde       $5,036,831.55       $140,996.25/        Working Capital
                                        $0                  Of Affiliates(6)

Hovde Acquisition,  $  263,778.00       $0                  Working Capital
II, L.L.C.                              $0                  Margin Account

Hovde Financial,    $  128,260.64       $64,130.32/         Working Capital
Inc. Profit Sharing                     $0                  Margin Account(7)
Plan and Trust

The Eric D. Hovde   $  143,437.50       $71,718.75/         Working Capital
And Steven D. Hovde                     $0                  Margin Account(8)
Foundation

Financial           $  739,068.00       $92,117.44/         Working Capital
Institution                             $0                  Margin Account(9)
Partners III, L.P.

Financial           $  340,418.99       $0                  Working Capital
Institution
Partners, L.P.

Financial           $  102,448.56       $0                  Working Capital
Institution
Partners. Ltd.

Hovde Capital       $1,181,935.55       $0                  Working Capital
Advisors LLC                                                Of Affiliates

Steven D. Hovde     $5,036,831.55       $0                  Working Capital
                                                            Of Affiliates


-------------------------------------------------------------------------------
(5) $1,725,767.95 was originally financed through a margin account with NationsBanc Montgomery Securities at Federal Funds rate +5/8.
(6) $140,996.25 was originally financed through a margin account with NationsBanc Montgomery Securities at Federal Funds rate +5/8.
(7) $64,130.32 was originally financed through a margin account with NationsBanc Montgomery Securities at Federal Funds rate +5/8.
(8) $71,718.75 was originally financed through a margin account with NationsBanc Montgomery Securities at Federal Funds rate +5/8.
(9) $92,117.44 was originally financed through a margin account with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

                                   SCHEDULE 3

      The following table sets forth the number and approximate percentage of Shares beneficially owned by each of the Reporting Persons. Each of the Reporting Persons has shared power to vote or to direct the vote and to dispose or to direct the disposition of the Shares of which each of them, respectively, possesses beneficial ownership.

                                                            Approximate
Name                          Number of Shares              Percentage
----                          ----------------              -----------

Financial Institution         383,400                       4.0%
Partners II, L.P.

Hovde Capital, L.L.C.         383,400                       4.0%

Hovde Acquisition II, L.L.C.  30,000                        0.3%

Hovde Financial, Inc. Profit  19,000                        0.2%
Sharing Plan and Trust

The Eric D. Hovde Foundation  17,000                        0.2%

Financial Institution         77,800                        0.8%
Partners III, L.P.

Financial Institution         47,215                        0.5%
Partners, L.P.

Financial Institution         14,200                        0.1%
Partners, Ltd.

Hovde Capital Advisors LLC    139,215                       1.5%

Eric D. Hovde                 621,439                       6.5%

Steven D. Hovde               588,615                       6.2%
-------------------------------------------------------------------------------

Aggregate Shares Held by      621,439                       6.5%
Reporting Persons


                                   SCHEDULE 4

Description of Transactions in Shares Effected Within 60 Days.

The Reporting Persons have effected the following transactions in the Shares within sixty (60) days and all subsequent days up to January 17, 2002:

-------------------------------------------------------------------------------
               Transaction    Number of Transaction    Transaction    Broker
               Date           Shares    Price          Type
-------------------------------------------------------------------------------



Financial      12/04/02       7,900     $7.4575        Buy            REDI
Institution
Partners,
L.P.

Financial      12/05/02       1,100     $7.433         Buy            REDI
Institution
Partners,
L.P.

Financial      12/06/02       4,300     $7.3885        Buy            REDI
Institution
Partners,
L.P.

Financial      12/09/02       6,800     $7.4573        Buy            REDI
Institution
Partners,
L.P.

Financial      12/10/02       2,900     $7.446         Buy            REDI
Institution
Partners,
L.P.

Financial      12/13/02       815       $7.077399      Buy            REDI
Institution
Partners,
L.P.

Financial      12/16/02       6,100     $7.0318        Buy            REDI
Institution
Partners,
L.P.

Financial      12/18/02       1,900     $7.001         Buy            REDI
Institution
Partners,
L.P.

Financial      12/19/02       4,000     $6.8902        Buy            REDI
Institution
Partners,
L.P.

Financial      12/20/02       1,100     $6.9265        Buy            REDI
Institution
Partners,
L.P.

Financial      12/23/02       2,200     $6.9144        Buy            REDI
Institution
Partners,
L.P.

Financial      12/26/02       1,500     $7.033         Buy            REDI
Institution
Partners,
L.P.

Financial      12/27/02       6,300     $7.0222        Buy            REDI
Institution
Partners,
L.P.

Financial      12/30/02        300      $7.033         Buy            REDI
Institution
Partners,
L.P.

Financial      12/04/02       2,400     $7.4575        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/05/02       300       $7.433         Buy            REDI
Institution
Partners,
Ltd.

Financial      12/06/02       1,300     $7.3885        Buy            WEDB
Institution
Partners,
Ltd.

Financial      12/09/02       2,000     $7.4573        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/10/02       1,100     $7.446         Buy            REDI
Institution
Partners,
Ltd.

Financial      12/13/02       300       $7.0774        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/16/02       1,900     $7.0318        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/18/02       600       $7.001         Buy            REDI
Institution
Partners,
Ltd.

Financial      12/19/02       1,300     $6.8902        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/20/02       300       $6.9265        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/23/02       700       $6.9144        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/26/02       500       $7.033         Buy            REDI
Institution
Partners,
Ltd.

Financial      12/27/02       1,400     $7.0222        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/30/02       100       $7.033         Buy            REDI
Institution
Partners,
Ltd.
-------------------------------------------------------------------------------


                                  EXHIBIT INDEX

                                                                      Page

Exhibit A-     Consent Agreement to 17 C.F.R. 13d-1(f)(1)            21

Exhibit B -    [OMITTED - - FILED PURSUANT TO REQUEST
               FOR CONFIDENTIAL TREATMENT] (Incorporated by
               reference to the Schedule 13D filed with the
               Commission on March 16, 1999) (11)

Exhibit C -    Customer Agreement between NationsBanc
               Montgomery Securities and Financial Institution
               Partners II, L.P. (Incorporated by reference to
               the Schedule 13D filed with the Commission on
               March 16, 1999)

Exhibit D -    Prime Broker Agreement between NationsBanc
               Montgomery Securities and Financial Institution
               Partners II, L.P. (Incorporated by reference to
               the Schedule 13D filed with the Commission on
               March 16, 1999)

Exhibit E -    Partnership Agreement between NationsBanc
               Montgomery Securities and Financial Institution
               Partners II, L.P. (Incorporated by reference to
               the Schedule 13D filed with the Commission on
               March 16, 1999)

Exhibit F -    Customer Agreement between NationsBanc
               Montgomery Securities and Eric D. Hovde
               (Incorporated by reference to the Schedule 13D
               filed with the Commission on March 16, 1999)

Exhibit G -    Prime Broker Agreement between NationsBanc
               Montgomery Securities and Eric D. Hovde
               (Incorporated by reference to the Schedule 13D
               filed with the Commission on March 16, 1999)

Exhibit H -    Account Agreement between Banc of America
               Securities LLC and Hovde Acquisition II, L.L.C.        22

Exhibit I -    Prime Broker Agreement between Banc of America
               Securities LLC and Hovde Acquisition II, L.L.C.        24

Exhibit J -    Limited Liability Company Agreement between            26
               Banc of America Securities LLC and Hovde
               Acquisition II, L.L.C.

Exhibit K -    Customer Agreement between NationsBanc
               Montgomery Securities and Hovde Financial Inc.
               Profit Sharing Plan and Trust. (Incorporated by
               reference to the Schedule 13D filed with the
               Commission on March 16, 1999)

Exhibit L -    Prime Broker Agreement between NationsBanc
               Montgomery Securities and Hovde Financial Inc.
               Profit Sharing Plan and Trust. (Incorporated by
               reference to the Schedule 13D filed with the
               Commission on March 16, 1999)

Exhibit M -    Customer Agreement between NationsBanc Montgomery
               Securities and The Eric D. Hovde Foundation.
               (Incorporated by reference to the Schedule 13D
               filed with the Commission on May 7, 1999)

Exhibit N -    Prime Broker Agreement between NationsBanc
               Montgomery Securities and The Eric D. Hovde
               Foundation. (Incorporated by reference to the
               Schedule 13D filed with the Commission on
               May 7, 1999)

Exhibit O-     Customer Agreement between NationsBanc
               Montgomery Securities and Financial Institution
               Partners III L.P. (Incorporated by reference to
               the Schedule 13D filed with the Commission
               on May 4, 2000)

Exhibit P-     Prime Broker Agreement between NationsBanc
               Montgomery Securities and Financial Institution
               Partners III, L.P. (Incorporated by reference to
               the Schedule 13D filed with the Commission
               on May 4, 2000)

Exhibit Q-     Partnership Agreement between NationsBanc
               Montgomery Securities and Financial Institution
               Partners III, L.P. (Incorporated by reference to
               the Schedule 13D filed with the Commission
               on May 4, 2000)

Exhibit R -    Options Agreement between Morgan Stanley & Co.         27
               Incorporated and Financial Institution Partners,
               L.P.

Exhibit S -    Customer Prime Broker Agreement between Morgan         29
               Stanley Co. Incorporated and Financial Institution
               Partners, L.P.

Exhibit T -    Master Securities Loan Agreement between Morgan        35
               Stanley Co. Incorporated and Financial Institution
               Partners, L.P.

Exhibit U -    Account Control Agreement between Morgan Stanley Co.   45
               Incorporated and Financial Institution Partners, L.P.

Exhibit V -    Options Agreement between Morgan Stanley & Co.         46
               Incorporated and Financial Institution Partners,
               Ltd.

Exhibit W -    Customer Prime Broker Agreement between Morgan         47
               Stanley Co. Incorporated and Financial Institution
               Partners, Ltd.

Exhibit X -    Master Securities Loan Agreement between Morgan        51
               Stanley Co. Incorporated and Financial Institution
               Partners, Ltd.

Exhibit Y -    Account Control Agreement between Morgan Stanley Co.   61
               Incorporated and Financial Institution Partners, Ltd.


-------------------------------------------------------------------------------

                                                                       EXHIBIT A

            Consent Agreement Pursuant to 17 C.F.R. 13d-1(k)(1)(iii)

     Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13D pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/its beneficial ownership of the shares of the Issuer.


                         FINANCIAL INSTITUTION PARTNERS II, L.P., by its General Partner, HOVDE CAPITAL, L.L.C.

                         By:  /s/ Eric D. Hovde
                              -------------------------------------------------
                              Eric D. Hovde
                         Its: Managing Member

                         HOVDE CAPITAL, L.L.C.

                         By:  /s/ Eric D. Hovde
                              -------------------------------------------------
                              Eric D. Hovde
                         Its: Managing Member

                         HOVDE ACQUISITION II, L.L.C.

                         By:  /s/ Eric D. Hovde
                              -------------------------------------------------
                              Eric D. Hovde
                         Its: Managing Member

                         HOVDE FINANCIAL, INC. PROFIT SHARING PLAN AND TRUST

                         By:   /s/ Eric D. Hovde
                              -------------------------------------------------
                         Its:  Trustee

                         THE ERIC D. HOVDE AND STEVEN D. HOVDE FOUNDATION

                         By:   /s/ Eric D. Hovde
                              -------------------------------------------------
                         Its:  Trustee

                         FINANCIAL INSTITUTION PARTNERS III, L.P., by its General Partner, HOVDE CAPITAL, LTD.

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         FINANCIAL INSTITUTION PARTNERS, L.P., by its
                         General Partner, HOVDE CAPITAL IV, LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         FINANCIAL INSTITUTION PARTNERS, LTD., by its
                         General Partner, HOVDE CAPITAL OFFSHORE LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         HOVDE CAPITAL ADVISORS LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         ERIC D. HOVDE

                         /s/ Eric D. Hovde
                         -------------------------------------------------

                         STEVEN D. HOVDE

                         /s/ Steven D. Hovde
                         -------------------------------------------------

Dated:    01/22/03

                                                                       EXHIBIT H

                BANC OF AMERICA SECURITIES LLC ACCOUNT AGREEMENT
                               MONTGOMERY DIVISION


This agreement sets forth the terms and conditions pursuant to which we, Banc of America Securities LLC (BAS), will maintain my Account for purchases and sales of Securities and Other Property (as defined below). I understand that, if my Account is a cash account, the provisions of paragraphs 24 & 25 are not binding upon me unless I enter into a margin transaction, and if my Account is a commodities account, the provisions of paragraph 16 shall not be applicable.

I agree to notify BAS promptly in writing of any change in information that I supplied when opening my Account including, but no limited to, change of address, change in investment objectives, and change in financial circumstances. Among other things, I represent that , except as disclosed to BAS in writing, neither I nor any member of my immediate family is (1) a director, 10% beneficial owner, policy making officer or otherwise and "affiliate" (as defined in Rule 144 under the Securities Act of 1933, as amended) of a publicly-traded company or (2) affiliated with or employed by a securities exchange or corporation of which an exchange controls the majority of the capital stock, or a securities broker or dealer, or any bank, thrift institution, trust company, insurance company, investment fund, including a registered investment company, or any corporation, firm or individual engaged in the business of dealing as broker or principal in securities, bills of exchange, acceptances or other forms of commercial paper. If I or a member of my immediate family become so employed, I shall notify BAS promptly in writing. I represent that I am of the age of majority according to the laws of my state of residence. I represent that no one other than me (and to the extent community property stands in my Account, my spouse) and any other persons signing this Agreement has an interest in my Account.

1. TRANSACTIONS WITH AND BY AFFILIATES. Certain securities and other assetsincluding, but not limited to, municipal, government and money market securities purchased or sold by me through BAS, may be purchased from or sold to an affiliate of BAS which may act as underwriter, broker, dealer or placement agent for such securities and assets. BAS' bank or thrift affiliates may be lenders to issuers of securities that BAS underwrites, in which case the proceeds of offerings underwritten by BAS may be used for repayment of such loans. Please refer to the disclosure documents relating to the securities for additional information.

2. SPIC COVERAGE. BAS is a member of the Securities Investor Protection Corporation ("SIPC") through which customer accounts are protected in the event of the firm's insolvency up to $500,000, including a maximum of $100,000 for free cash balances. BAS has contracted with an outside insurance carrier to provide up to $99.5 million of additional customer protection in the event of BAS's insolvency or liquidation. Neither SIPC nor the additional coverage is the same as or a substitute for FDIC deposit insurance, and they do not protect against declines in the market value of your securities or other holdings.

3. AUTHORIZATION TO OPEN CASH ACCOUNT. I request that BAS open a Cash Account for me. I appoint BAS as my agent for the purposes of buying and selling securities in my Cash Account. I authorize BAS to open or close my Account, to place and withdraw orders and to take such other actions to protect itself in the event I breach any of my obligations. I understand that BAS may accept orders from me for execution by BAS or others. I acknowledge that BAS reserves the right in its sole discretion to refuse or restrict my orders. If at any time BAS considers it necessary for its protection. It may in its discretion require me to deposit cash or collateral in my Account to assure due performance by me of my open contractual commitments. I authorize BAS to act upon my instructions or those of my attorney-in-fact, designated by me on a form acceptable to BAS, given by telephone or telegraph, orally, or by facsimile transmission or by any electronic service that provides access to BAS and agree that BAS may act upon and shall incur no liability in acting upon any such instructions as reasonably understood by BAS, provided such instructions reasonable appear genuine to BAS. I agree that this Agreement covers any and all transactions heretofore executed for my Account by BAS.

4. ORDERS, DELIVERIES AND SETTLEMENTS. I will not buy any security through my Cash Account unless there are, or by Settlement Date there will be, sufficient funds in my Account to make full cash payment, and I do not contemplate selling such security before making such payment. Deposits will be credited to my Account subject to collection. In giving orders to sell, I agree that all "short" sale orders will be designated as "short" and all "long" sale orders will be designated as "long". I will not sell any security designated as "long" through my Cash Account unless I then own the security and it is either on deposit with BAS or by (1) day before the Settlement Date can and will be delivered (including any securities received as a result of dividends, splits or similar events) to BAS in good deliverable form, and the placing of such a "long" order shall constitute a representation by me that will deliver such security to BAS at least one (1) day before the Settlement Date. Unless I specifically instruct otherwise, BAS will treat all orders as market orders to be executed under current market conditions. I understand that when securities can be traded in more than one marketplace, in the absence of my specific instructions, BAS may use its discretion in selecting the markets in which to enter the order. I will not ask BAS to sell control or restricted securities, as defined by the federal securities laws, unless I have disclosed to BAS in writing that such securities are control or restricted securities and unless I am authorized to engage in such a sale under applicable law. In connection with a sale of control or restricted securities, I agree to provide BAS with such notices, information, legal opinions, certifications or other assurances as BAS may request. I understand that BAS may in its sole discretion decline to execute any securities transaction for my Account. If I fail to timely deliver securities sold in good deliverable form or to deposit timely the total purchase price of securities purchased as provided by applicable law BAS may, in its sole discretion and WITH OR WITHOUT NOTICE OR DEMAND, take such steps as BAS deems appropriate either to complete or to liquidate the transaction, and I shall pay to BAS, UPON DEMAND, all expenses and losses incurred by BAS in connection therewith. Furthermore, BAS will be entitled to retain any gain or profit resulting from its actions after my failure to timely deliver or pay for securities.

If I elect to settle all transactions through my designated transaction account ("transaction account") with an affiliated bank (Bank), I agree that on Settlement Date BAS may debit my transaction account for payment for securities purchased and credit my transaction account with the proceeds from the sale of securities. I agree to have sufficient funds available in my transaction account on Settlement Date for all securities purchased for my Account. I also agree that on Settlement Date BAS my withdraw securities from my designated safekeeping account ("safekeeping account") maintained at the Bank to cover the sales of securities made by me through BAS and deposit fully paid for securities I purchase through BAS in my safekeeping account. I hereby authorize the Bank to rely on a copy of this agreement as authority for the Bank to make such transactions.

BAS reserves the right to go directly to the sponsor of any mutual fund or Unit Investment Trust for purchases. I understand that in these instances, the sponsor will confirm directly with me.

BAS reserves the right to not accept limit orders in NASDAQ or over-the-counter securities in which it acts as a market maker.

5. WRITTEN CONFIRMATION; COMMUNICATIONS. Confirmations of transactions and statements of my Account shall be conclusive as to me if not objected to by me in writing within five (5) days (or such other period as required by law) after the date on which such confirmations of transactions and statements are received by me from BAS. The absence of my objection shall constitute an acceptance by me of the terms and conditions of such transactions. Communications may be sent to me at the address set forth when I opened my Account or at such other address as I instruct in writing. All communications so sent, whether by mail, telegraph, facsimile transmission, overnight courier, messenger or otherwise, shall be deemed received by me personally, whether actually received or not, as of the earlier of the date they are received by me or the business day following the day they are dispatched to me. I agree to waive all claims resulting from failure to receive such communications.

6. FEES AND CHARGES. BAS may charge commissions and other fees for execution of transactions to purchase and sell Securities and Other Property, and I agree to pay such commissions and fees at BAS' then prevailing rates. I also understand that such commissions and fee rates may be changed from time to time without notice to me and I agree to be bound thereby. I will also pay BAS' fees for any special services that I request or that are required by law.

7. INFORMATION DISCLOSURE. I hereby authorize BAS to disclose information to others and receive information from others, including credit bureaus or other agencies, about me, my Account or my Account transactions (1) if the purpose is to establish or maintain my Account or to complete transactions, (2) in response to government agency or exchange regulations or pursuant to inquiries or court orders or as otherwise provided by law or valid legal process, and (3) in any suit, action or other proceeding in which disclosure is necessary or appropriate in BAS' judgment to protect its interests. Pursuant to Rule 14b-1 under the Securities Exchange Act of 1934, BAS may disclose my name, address, and securities positions to requesting companies in which I am a shareholder unless I send written objection to BAS.

8. DEFINITION OF SECURITIES AND OTHER PROPERTY. Securities and Other Property shall include, but not be limited to, money, instruments, commodities, security entitlements and securities of every kind and nature and all contracts and actions relating thereto and all proceeds therefrom and all dividends and interest thereon, whether for present or future delivery, now or hereafter held, carried or maintained by BAS in or for any of my Accounts, now or hereafter opened including any Account(s) in which I may have an interest.

9. SECURITY INTEREST. I grant BAS a continuing security interest in, lien on, and right of set off with respect to, all Securities and Other Property now or hereafter held or carried by BAS in my Accounts, including any Securities and Other Property in transit or held by others on behalf of BAS, and in any transaction or safekeeping accounts or money market funds that I have designated for BAS to debit and credit in connection with my Account, and all proceeds of the foregoing, as collateral security for the payment and performance of all my obligations to BAS, now existing or hereafter arising, whether or not such obligations arise under this Agreement or any other agreement between us, together with all expenses of BAS in connection therewith. If I fail to pay or perform any obligation, or if I am in default, BAS shall have, in addition to the rights provided herein or by other applicable law, all the rights and remedies provided to a secured party under the Uniform Commercial Code as then in effect in the State of New York. In enforcing its security interest, lien or right of set-off, BAS in its sole discretion, may determine which Securities and Other Property are to be bought or sold an the order in which they are to be sold and which contracts are to be closed.

10. TRANSFER. BAS shall have the right to transfer Securities and Other Property held by BAS from or to my Account whenever BAS, in its sole and absolute discretion, considers such a transfer necessary for its protection.

11. IMPARTIAL LOTTERY SYSTEM. When BAS holds, on my behalf, bonds, options or preferred stock in street name or bearer form which are callable in part, I agree to participate in the impartial lottery allocation system of the called securities in accordance with the rules of the applicable exchange or depositories.

12. NON-WAIVER; CHANGE OF TERMS. BAS' failure to insist at any time upon strict compliance with this Agreement or with any of its terms shall not constitute a waiver by BAS of any of its rights hereunder. Except as otherwise provided for herein, no provision of this Agreement shall in any respect be waived or modified. BAS MAY ADD, DELETE OR AMEND THE TERMS, CONDITIONS AND OTHER PROVISIONS OF THIS AGREEMENT FROM TIME TO TIME BY WRITTEN NOTICE TO ME. TO the extent this Agreement is inconsistent with any other agreement governing my Account or any confirmation of a transaction, this Agreement shall govern.

13. GOVERNING LAW. THIS AGREEMENT AND ITS ENFORCEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (without regard to any principles of conflicts of law) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN.

14. SEVERABILITY. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, regulatory or self-regulatory agency or body or arbitration tribunal, such invalidity or unenforceability shall attach only to that provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

15. LIMITATION ON LIABILITY. I acknowledge and agree that BAS shall not be liable for any liability, loss, or damage caused directly or indirectly by events beyond the reasonable control of BAS, including, but not limited to government restrictions, lockout, natural disaster (including earthquake), riot or other civil disturbance, exchange or market ruling, suspensions of trading, war, strike, interruption or other failure of transportation, communication, or data processing services, or other conditions beyond its control. Further, in acting hereunder, I acknowledge and agree that Bas shall not be liable for any loss or other claim for injury with respect to my Account except for its gross negligence or willful misconduct.

16. ARBITRATION. All disputes hereunder will be submitted to arbitration. I am aware that:

-    ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.
- THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ARBITRATION AGREEMENT

Any dispute with respect to my Account shall be subject to and governed by the following ARBITRATION AGREEMENT:

To the extent permitted by law, any controversy arising out of or relating to my Account, my relationship with BAS or this Agreement or the breach thereof shall be submitted to arbitration conducted under the Constitution and Rules of the Board of Governors of the New York Stock Exchange, Inc. or the Code of Arbitration Procedure of the National Association of Securities Dealers ("NASD"). An arbitration must be commenced by service upon the other party or parties of a written demand for arbitration or a written notice of intention to arbitrate, including selection of the arbitration tribunal. If I initiate the demand for arbitration and do not make such election by registered mail addressed to BAS at its main office within five (5) days thereafter, then BAS may make such election on my behalf. If BAS initiates arbitration, it may select the arbitration tribunal. Judgment upon any award rendered by the arbitrator(s) shall be final, and may be entered in any court having jurisdiction. This ARBITRATION AGREEMENT does not constitute a waiver of my right to a judicial forum in instances in which such a waiver should be void under the applicable federal or state laws, including the Federal Arbitration Act. The Federal Arbitration Act will apply to any dispute subject to arbitration under this ARBITRATION AGREEMENT, notwithstanding any contrary choice of law provision in this Agreement. I specifically acknowledge and agree that in addition to and without waiver of this binding ARBITRATION AGREEMENT BAS shall be entitled to provisional remedies, including the remedies of prejudgment writs of attachment, or injunction, available in any court having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i)    the class certification is denied;
(ii)   the class is decertified; or
(iii) the customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

17. JOINT ACCOUNTS. In consideration of BAS opening or maintaining an Account in the names of two or more persons as listed on the Account ("Joint Account Holders"), the Joint Account Holders jointly and severally agree that their obligations on the Account and under the Agreement shall be joint and several and that each of them shall have authority on behalf of the JOINT ACCOUNT to buy or sell and otherwise deal in stocks, bonds, and other investments; to receive on behalf of the JOINT ACCOUNT demands, notices, confirmations, reports, statements of Account and communications of every kind; to receive on behalf of the JOINT ACCOUNT Securities and Other Property; to make agreements on behalf of the JOINT ACCOUNT relating to any of the foregoing matters, and to terminate or modify same or waive any of the provisions thereof; and generally to deal with BAS on behalf of the JOINT ACCOUNT as fully and completely as if each of them alone were interested in said JOINT ACCOUNT, all without notice to the other Joint Account Holders.

BAS is authorized to follow the instructions of any of the Joint Account Holders in every respect concerning the JOINT ACCOUNT and to make deliveries to any of the Joint Account Holders or upon his/her instructions, of any or all Securities and Other Property in the JOINT ACCOUNT and to make payments to any of the Joint Account Holders, or upon his/her order, of any or all monies at any time or from time to time in the JOINT ACCOUNT as he/she may order and direct even if such deliveries and or payments shall be made to him/her personally and not for the JOINT ACCOUNT. In the event of any such deliveries of Securities or Other Property or payments of monies to any of the Joint Account Holders as aforesaid, BAS shall be under no duty or obligation to inquire into the purpose or propriety of any such demand for delivery of securities and other properties or payment of monies, and BAS shall not be bound to see to the application or disposition of any securities and/or monies so delivered or paid to any of the Joint Account Holders or upon his/her order. The authority hereby conferred shall remain in force until written notice of the revocation addressed to BAS is delivered at its main office. In the event that BAS receives inconsistent instructions from the Joint Account Holders or a court order, BAS may suspend or close the JOINT ACCOUNT by giving written notice to the Joint Account Holders.

Unless otherwise, indicated in a written notice received by BAS, it is the express intention of the Joint Account Holders that ownership of the JOINT ACCOUNT be vested in them as joint tenants with rights of survivorship and not as tenants in common or as tenants by the entirety. In the event of the death of either or any of the Joint Account Holders, the entire interest in the JOINT ACCOUNT shall be vested in the survivor or survivors on the same terms and conditions as theretofore held, without in any manner releasing the Joint Account Holders or their estates from the liability provided for in this Agreement. (NOTE: If the parties do not wish to be joint tenants with rights of survivorship, they must obtain from BAS the applicable agreement and execute and deliver that agreement to BAS.)

18. APPLICABLE REGULATIONS. All transactions are subject to the constitution, rules, customs and usages of the exchange or market and the clearing house, if any, where executed and to applicable Federal and State laws, and the rules of any government agency or financial industry self-regulatory organization having authority with respect thereto.

19. BINDING EFFECT, ASSIGNMENT. This Agreement and its terms shall be binding upon my heirs, executors, successors, administrators, assigns, committee and conservator ("successors"). In the event of my death, incompetency, or disability, whether or not any successors of my estate and property shall have qualified or been appointed, until BAS has written notice of my death or incompetence BAS may continue to operate as though I were alive and competent and BAS may liquidate my Account WITHOUT PRIOR WRITTEN NOTICE TO OR DEMAND upon my successors. This Agreement shall inure to the benefit of BAS' successors and assigns, whether by merger, consolidation or otherwise (and BAS may transfer my Account and this agreement ot any such successors and assigns) WITHOUT NOTICE. You may not assign your rights or delegate your duties under this Agreement without BAS' consent. With prior notice to you , BAS may assign or transfer any or all of its rights and obligations under this Agreement and your Account(s) to any other direct or indirect wholly owned subsidiary of Bank of America Corporation that is registered as a broker-dealer under the Securities Exchange Act of 1934.

20. ALL ACCOUNTS. THIS AGREEMENT SHALL COVER MY RELATIONSHIP WITH BAS, INCLUDING INDIVIDUALLY AND COLLECTIVELY ALL ACCOUNTS THAT I MAY OPEN OR REOPEN WITH BAS. CERTAIN ACCOUNTS, SUCH MARGIN ACCOUNTS OR OPTIONS ACCOUNTS OR OPTIONS ACCOUNTS, ARE SUBJECT TO SEPARATE DOCUMENTATION CONTAINING ADDITIONAL REQUIREMENTS.

21. TERM. This Agreement shall become effective on its acceptance by BAS. I may close my Account by giving written notice to BAS. BAS may close my Account by giving me written notice. When my Account is closed, BAS will return to me, or follow my instructions for the transfer of, any Securities and Other Property remaining in my Account and will no longer accept orders for transactions after the date of closing subject to my having satisfied all obligations and paid all indebtedness owning to BAS.

22. PAYMENT FOR ORDER FLOW POLICY. BAS' policy is that it will not accept remuneration for directing orders to particular broker/dealers or market centers for execution. Notwithstanding this policy, should BAS receive such remuneration on any transaction, appropriate disclosure will be made.

23. RECORDING OF TELEPHONE CONVERSATIONS. ANY OF MY TELEPHONE CONVERSATIONS WITH BAS MAY BE RECORDED TO ASSURE ACCURACY. I CONSENT TO SUCH RECORDING.

24. MARGIN IN MARGIN ACCOUNTS (NOT APPLICABLE TO CASH ACCOUNTS). I hereby agree to maintain such margin in my margin and/or good faith account as BAS may in its discretion require and I agree to pay forthwith on demand any debit balance owning with respect to any such Account, and if not paid this shall be a breach of this Agreement and BAS may take such action as it considers necessary for its protection in accordance with this Agreement. I understand that even if BAS has a policy of giving customer notice of a margin deficiency, BAS is not obligated to request additional margin from me, and there may be circumstances where BAS will liquidate securities and/or other property in my Account without notice to me. I understand I will be charged interest on my debit balance which if not paid at the close of interest period will be added to the opening balance for the next interest period. Consult the attached Truth-In-Lending disclosure statement for an outline of BAS' interest policies.

25. CONSENT TO LOAN OR PLEDGE SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS). I hereby authorize BAS to lend either to itself or to others any Securities and Other Property held by BAS in my margin and/or good faith Account and to carry all such property in its general loans and such property may be pledged, repledged, hypothecated or rehypothecated, without notice to me, either separately or in common with other such property for any amounts due to BAS thereon or for a greater sum, and BAS shall have no obligation to retain a like amount of similar property in its possession or control. BY SIGNING THIS AGREEMENT I ACKNOWLEDGE THAT THE SECURITIES AND OTHER PROPERTY IN MY MARGIN ACCOUNT MAY BE LOANED TO BAS OR LOANED OUT TO OTHERS AND THAT I HAVE RECEIVED AND/OR REVIEWED A COPY OF THIS AGREEMENT.

26. RECEIPT OF TRUTH-IN-LENDING. I hereby acknowledge receipt and review of the attached Truth-In-Lending disclosure statement. I understand that interest will be charged on any debit balances in accordance with the methods described in that statement or in any amendment or revision thereto which may be provided to you. It is understood and agreed that the interest charge made to my Account at the close of one charge period will be compounded, unless paid; that is, the unpaid interest charge for previous periods will be added to the opening balance for the next charge period, thereby becoming part of the principal amount due bearing like interest.

27. CLEARANCE ACCOUNTS. If BAS carries my Account as clearing broker by arrangement with another broker through whose courtesy my Account has been introduced, then unless BAS receives from me a written notice to the contrary, BAS shall accept from such other broker, without any inquiry or investigation by BAS, (i) orders for purchase and sale of Securities and Other Property on margin or otherwise and (ii) any other instructions concerning said Account. I understand BAS shall have no responsibility or liability to me for any acts or omission of such other broker, its officers, employees or agents.

28. NOTICES and REDEMPTIONS. Notice or other communications, including margin calls, delivered or mailed to the address given when opening my Account, until BAS has received notice in writing of a different address, shall be deemed to have been personal delivered to me.


I understand that equity securities, fixed income securities, mutual fund shares and other securities:

  -Are NOT insured by the FDIC or any other government entity;

  -Are NOT deposits or other obligations of, or guaranteed by Bank of America Corporation or any of its affiliates (unless explicitly stated otherwise);

  -Are subject to investment risks, including possible loss of the principal amount invested.

I certify that I have read, understand and agree specifically to the terms set forth in this Agreement including, but not limited to, the Arbitration Agreement which can be found on page 3 item 16.

X /s/ Hovde Acquisition II, L.L.C.
By:   Christopher F. Chase
Its:  Secretary
Typed or Printed Name of Investor       Typed or Printed Name of Joint Investor

X /s/     Christopher F. Chase    6/27/01

Signature of Investor         Date         Signature of Joint Investor     Date

                                                                       EXHIBIT I

Banc or America Securities LLC

                             PRIME BROKER AGREEMENT

In accordance with the requirements set forth in the January 25, 1994 No-Action Letter of the Division of Market Regulation of the Securities and Exchange Commission (the "No-Action Letter"), Banc or America Securities LLC ("BAS"), a Delaware limited liability company, and each Customer on whose behalf this agreement has been executed ("Customer"), hereby agree as follows.

     1. This Agreeement shall apply to all transactions in which BAS is given up as the prime broker for Customer; i.e. transactions executed for Customer by one or more executing brokers (each, an "Executing Broker"), which transactions are submitted to BAS for clearance and settlement.

2. If Customer is the beneficial owner of an account managed by an Investment Advisor registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940 or such other authorized agent, attorney-in-fact or third party ("Investment Advisor"), then this Agreement has been executed on Customer's behalf by such Investment Advisor. Each Customer on whose behalf this Agreement has been executed is named on Schedule A hereto, as such Schedule may be modified from time to time. Investment Advisor represents and warrants that it has on file written authorization to execute agreements on behalf of each Customer named on Schedule A and shall indemnify and hold BAS harmless from any claim or claims arising from Investment Advisor's unauthorized execution of this Agreement on any such Customer's behalf.

3. All Executing Brokers through whom Customer or Investment Advisor, as the case may be, is initially authorized to execute prime brokerage transactions are identified on Schedule B hereto. Prior to entering into a prime brokerage transaction with an Executing Broker not identified on Schedule B. Customer or Investment Advisor shall state in a writing sent via facsimile to BAS that it desires to do so and confirm with BAS that a prime brokerage agreement has been executed- between BAS and such Executing Broker. Upon execution of a prime brokerage agreement between BAS and such Executing Broker, Schedule B hereto shall be deemed automatically amended to include such Executing Broker and, only thereafter, may Customer execute prime brokerage transactions with such Executing Broker pursuant to this Agreement.

4. Customer or Investment Advisor, as the case may be, will promptly notify BAS of each transaction executed by an Executing Broker on Customer's behalf, no later than the close of business on trade date. At a minimum, such notice will include the security involved, the number of shares or units, the price per share or unit, whether the transaction was a long or short sale or a purchase, the Executing Broker and the Executing Broker's commission.


5. On the next business day following trade date, BAS will send to Customer, or if requested in writing, to Investment Advisor, notification confirming the details of each transaction executed by Executing Broker on Customer's behalf, based upon the information provided to BAS by Customer or Investment Advisor. Such notification will include all information required for a confirmation pursuant to Rule 10b-10 under the Securities Exchange Act of 1934 ("Rule 10b-10"), except the capacity of the executing broker, an average price designation, and, in principal trades, the reported trade price and the difference between that price and the net price to Customer, if this information has not been provided to BAS by Customer or Investment Advisor. In addition, the notification will disclose any transaction-based charges imposed by BAS and any commission charged by Executing Broker.

6. BAS will settle transactions on Customer's behalf, unless, during the time permitted for disaffirmations under the agreement then in effect between BAS and Executing Broker, BAS disaffirms all unsettled transactions of Customer that BAS determines to disaffirm in good faith and in accordance with reasonable commercial standards. BAS will promptly send to Customer or Investment Advisor, as applicable, a notice of cancellation of all disaffirmed transactions to offset any notifications sent previously. BAS shall not be responsible for the clearance and settlement of transactions that it disaffirms. Rather, Customer shall be responsible and liable solely to Executing Broker(s) for the clearance and settlement of such transactions.

7. Without limiting the generality of the foregoing, if Customer is the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, BAS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with BAS minimum net equity of at least $250,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934. Otherwise, if Customer is not the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, BAS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with BAS minimum net equity of at least $1,000,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934.

8. Furthermore, in the event net equity in Customer's account with BAS falls below the minimum amount set forth in the No-Action Letter, Customer shall have until 12:00 noon of the fifth business day following the date on which net equity fell below the minimum amount to restore net equity to the level required in the No-Action Letter. If Customer fails to restore net equity to the required level, BAS shall notify each Executing Broker, by the same day's close of business, that BAS is no longer acting as Prime Broker for Customer. As of the day following such notice, BAS may not accept any prime brokerage transactions commenced on behalf of Customer.




9. So long as this Agreement is in effect, BAS will be responsible to ensure that all transactions which it has affirmed and not subsequently disaffirmed, and is obligated to clear, are cleared between BAS and Customer, and accordingly, appear on BAS's books in either a cash or margin account for Customer and conform to Regulation T promulgated by the Board of Governors of the Federal Reserve System and applicable self-regulatory organization margin requirements.

10. Customer may instruct, in a writing separate from the prime brokerage agreement between Customer and Executing Broker, Executing Broker to send confirmations of transactions, as required by Rule l0b-10, to Customer in care of BAS. Confirmations received by BAS on Customer's behalf are available to Customer without charge, promptly upon request. The parties acknowledge that providing such an instruction is not a condition to entering into this Agreement, nor shall Customer be charged differential fees or otherwise receive incentives for providing such an instruction.

11.BAS is hereby authorized to disclose Customer's name and address to each Executing Broker identified on Schedule B. as such Schedule may be modified from time to time, to enable such Executing Broker to establish on its books an account for Customer to be used in the event transactions are disaffirmed by BAS.

12. BAS will issue to Customer a statement of account at least on a quarterly basis. The statement will include all transactions that occurred during the statement period and the resultant security positions and money balances.

13. Customer represents and warrants that it is currently in compliance, and during the term of this Agreement will remain in compliance, with all applicable requirements of the No-Action Letter, and any supplements or amendments thereto; including, in particular, the requirement that it execute an agreement similar to this Agreement with each Executing Broker at any point in time identified on Schedule B.

14. In the event of an inconsistency between any term or terms of this Agreement and those of any Cash Account Agreement, Margin Agreement or Clearing Agreement between the parties, this Agreement shall control to the extent of such inconsistency.

15. This Agreement may be amended or modified only by BAS upon prior written notice to Investment Advisor or Customer. Such amendment or modification shall become effective immediately in the event Customer continues to accept prime brokerage services from BAS after the date on which such notice is given.

16. This Agreement may be terminated by either party hereto upon prior written notice. Any such termination shall not affect Customer's liabilities and obligations to BAS with respect to transactions executed prior to such termination.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

18. (a)  Arbitration is final and binding on the parties.

          (b) The parties are waiving their rights to seek remedies in court, including the right to a jury trial.

          (c) Pre-arbitration discovery is generally more limited than and different from court proceedings.

         (d)  The arbitrators' award is not required to include factual findings
          or   legal  reasoning  and  any  party's  right  to  appeal  or   seek
          modifications or rulings by the arbitrators is strictly limited.

         (e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

ANY CONTROVERSY BETWEEN BAS OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR PARTNERS, OFFICERS, DIRECTORS OR EMPLOYEES ON THE ONE HAND, AND CUSTOMER AND/OR INVESTMENT ADVISOR ON THE OTHER HAND, ARISING OUT OF OR RELATING TO THIS
AGREEMENT OR THE ACCOUNTS ESTABLISHED HEREUNDER, SHALL BE SETTLED BY ARBITRATION, IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE NEW YORK STOCK EXCHANGE, INC. (OR SUCH OTHER ARBITRATION PANEL OR BOARD AS MAY BE REQUIRED BY
LAW). ANY AWARD OF THE ARBITRATORS SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, WHICH IS ACKNOWLEDGED TO CONTAIN A PRE-DISPUTE ARBITRATION CLAUSE, to be duly executed and delivered as of the date set forth below.


Hovde Acquisition II, L.L.C.
-----------------------------------------
CUSTOMER OR INVESTMENT ADVISOR             ACCEPTED AND AGREED TO:
                                             BANC OF AMERICA
                                             SECURITIES LLC As
                                             Prime Broker


By:  /s/ Richard J. Perry, Jr.        By:
-----------------------------------------------------------
Richard J. Perry, Jr., COO
-----------------------------------------------------------
Print Name and TitlePrint Name and Title

Date:  6/27/01 Date:
       ------  -------

Page 25 of 61


                                                                       EXHIBIT J

BANC OF AMERICA SECURITIES LLC Montgomery Division
A Bank of America Company
                                   ________________________
                                   ACCOUNT NUMBER

                                   ________________________
                                   ACCOUNT NAME


                       LIMITED LIABILITY ACCOUNT AGREEMENT

Gentlemen:

In consideration of your opening and carrying a limited liability company account in the name of Hovde Acquisition II, L.L.C.; a duly organized limited liability company (the "LLC") organized under the laws of the state of Nevada of which the undersigned is a duly elected or authorized member of the LLC, the undersigned agrees that each of the following person, to wit:

Eric D. Hovde
--------------------------------   ------------------------

Richard J. Perry, Jr.
--------------------------------   ------------------------

are hereby appointed the authorized agents and attorneys-in-fact of the LLC (the
"Authorized Agents"), and shall have authority on behalf of the LLC, and for its account and risk, to buy, sell (including short sales), tender, convert, exchange, trade and otherwise deal in, through you as brokers, stocks, bonds, options and any other securities (on margin or otherwise) in accordance with your terms and conditions for the LLC account.

You are authorized to follow the instructions of the Authorized Agents in every respect concerning said account, and to deliver to them on behalf of the LLC account all demands, notices, confirmations, reports, statements of accounts, and communications of every kind; to deliver to them on behalf of the LLC account money, securities and property of every kind, and to follow the orders of said Authorized Agents regarding the same. The Authorized Agents are hereby authorized to execute and deliver on behalf of the LLC account agreements relating to any of the foregoing matters and to terminate or modify same or waive any of the provisions thereof; and generally to deal with you on behalf of the LLC account as fully and completely as if each alone were interested in said accounts, all without notice to the other or others interested in said account.

This Authorization and indemnity is in addition to, and in no way limits or restricts, any rights which you have under any other agreement or agreements between you and the undersigned, or any of them, now existing or hereafter entered into, and is binding on the LLC and its legal representatives, successors and assigns. This authorization and indemnity is also a continuing one and shall remain in full force and effect until revoked by a written notice, addressed to you and delivered to you at your principal office. No such revocation shall affect any liability arising out of any transaction initiated prior to such revocation. The undersigned, jointly and severally agree to indemnify and hold you harmless from and to pay you promptly on demand any debit balance in said account, including any loss or debit balance resulting from transactions initiated prior to receipt of such revocation.

The undersigned hereby certify that the members of said LLC are as follows: *

Name                                Occupation
Hovde Acquisition, L.L.C.        Limited Liability Company
-------------------------         ------------------------
Name                               Occupation
-------------------------         -----------------------
Name                               Occupation
-------------------------         -----------------------
*or attach signature page(s) of the LLC's Operating Agreement


Name                               Occupation
-------------------------         -----------------------
Name                               Occupation
-------------------------         -----------------------
Name                               Occupation
-------------------------         -----------------------
Name                               Occupation
-------------------------         -----------------------
Name                               Occupation
-------------------------         -----------------------
Name                               Occupation
-------------------------         -----------------------

The undersigned further authorizes you, in the event of death or retirement of any of the members of said LLC, to take such proceedings, require such papers, retain such portions or restrict transactions in said account as you may deem advisable to protect you against any liability, penalty or loss under any present or future laws or otherwise. It is further agreed that in the event of the death or retirement of any member of the said LLC the remaining members will immediately cause you to be notified of such fact.

This Authorization and indemnity and its enforcement shall be governed by the laws of the State of New York, shall cover individually and collectively all accounts covered by this agreement and authorization which the undersigned may open or reopen with you, and shall inure to the benefit of your present organization, and any successor organization, irrespective of any change or changes of any kind of the personnel thereof for any cause whatsoever, and of the assigns of your present organization or any successor organization.

Customer consent to loan or pledge of securities and other property (not applicable to cash accounts): each of the undersigned has signed the enclosed
Customer's Agreement and Customer's Loan Consent which are intended to cover, in addition to the provisions hereof, the terms upon which the LLC is to be carried.



                              Very truly yours,

                              Hovde Acquisition, L.L.C.

Dated:    6/26/01             By:/s/ Richard J. Perry, Jr.
      --------------          ----------------------------
     Managing Member

Page 26 of 61




                                                                       EXHIBIT R
                        MORGAN STANLEY & CO. INCORPORATED

                                OPTION AGREEMENT

The following sets forth our respective rights and obligations arising from your handling, purchasing, selling, assigning, exercising and/or endorsing puts and/or calls, or variations thereof ("options"), for my account. In connection with such transactions for my account, I agree and represent as follows:

     1. I have received from you, have read and understand the brochure entitled
"Characteristics  and  Risks of Standardized Options" and/or  other  appropriate
Options  Disclosure  Documents  ("ODD"),  including  but  not  limited  to   the
information therein regarding position limits and exercise limits, the  purposes and risks of transactions in options and the secondary market in options.
     2.  I  agree  to pay to you, as you direct, (a) all applicable  transaction fees,  charges  and premiums, (b) the amount of any trading loss  that  you  may incur  from options transactions executed by you on my behalf and (c) any  debit balance owing with respect to my account(s), and interest and service charges on any  such  debit balances at the rates then charged by you, together  with  your costs  and  reasonable  attorney's fees incurred in collecting  any  such  debit balance.
     3.  In  effecting options transactions through you, I am aware of and agree to  be  bound  by  the  rules of The Options Clearing Corporation  ("OCC"),  the
Securities  and  Exchange  Commission,  the  various  securities  exchanges  and securities associations, the Board of Governors of the Federal Reserve Board and
other  securities self regulatory organizations having jurisdiction over options transactions.  Without limiting the foregoing, I agree not  to  violate,  either acting by myself (through you as broker or otherwise) or in concert with others, directly  or  indirectly,  the  rules of such organizations  regarding  position limits  and/or exercise limits. I further expressly authorize you  to  liquidate any of my options positions without notice to me and without my consent, in your sole  and  absolute discretion, if and when my open positions exceed  applicable position  limits  so  as to reduce such open positions to a  level  that  is  in compliance  with  such  limits or if I fail to fulfill  any  of  my  obligations hereunder  or  under  any other agreement with you. I will bear  and  be  solely responsible for any losses associated with such a reduction or liquidation.
     4.  I agree that you shall not be liable for delays in the transmission  of orders  or  instructions  due  to the breakdown or failure  of  transmission  or communication  facilities or any other cause beyond your control, including  any mistake,  error,  negligence or misconduct of a securities exchange,  securities association or clearing house or their officers, directors, employees or agents.
     5.  (a)  I  understand  that I am fully responsible for  taking  action  to exercise  my  option contracts. I hereby agree to waive any and all  claims  for damages  or  loss,  which I might have against you because  an  option  was  not exercised.  I  understand that my options will become  worthless  if  I  do  not deliver  instructions  to exercise by your established exercise  cut-off  times, which may be different than exercise cut-off times established by the exchanges, markets  and clearing houses. I am aware that the OCC has established thresholds for equity and index option contracts whereby all expiring contracts at or above the  appropriate  threshold will be automatically exercised unless  you,  at  my direction, instruct the OCC otherwise.
     (b)  I  understand  that  you  randomly  assign  exercise  notices  to  all customers.  All  American-style (an option that may be exercised  at  any  time)
short  option  positions  are  subject to  assignment  at  any  time,  including positions  established  on  the  same day that  exercises  are  assigned,  while
European-style  (an  option that may be exercised only on a  specified  exercise date)  short  option positions are only subject to assignment  upon  expiration.
Exercise  assignment  notices are allocated randomly  from  among  all  of  your customers'  short  option  positions, which are  subject  to  exercise.  A  more detailed  description of Morgan Stanley & Co. Incorporated's Random  Method  for
allocating assignment notices is available from your account representative upon request.
     6.  I represent and warrant to you that (i) options trading is suitable for me  in light of my investment objectives, financial situation, needs, experience and  knowledge,  (ii)  I am aware and acknowledge that options  trading  may  be highly  speculative  and  involves  a high degree  of  risk  (including  without limitation  the  risks described in the ODD) and that on certain  trading  days, trading  may  cease with a resultant financial disadvantage to me,  (iii)  I  am willing  and  able to evaluate, carry and bear the financial risks attendant  to options  trading,  and  (iv)  I  understand that  you  are  relying  upon  these representations  and warranties and the financial and other information  that  I have  provided  or  will  provide to you. I will  promptly  notify  you  of  any significant  changes  that  take  place in any  information  furnished  to  you, including my investment objectives, financial situation and/or needs,  prior  to effecting any additional opening purchase or sale transactions.
     7.  CHOICE  OF  DISPUTE RESOLUTION. ANY DISPUTE THAT I MAY  HAVE  WITH  YOU
ARISING  OUT  OF,  RELATING  TO  OR  IN  CONNECTION  WITH,  YOUR  BUSINESS,  ANY
TRANSACTION BETWEEN US, OR THIS AGREEMENT, SHALL BE DETERMINED BY ARBITRATION OR
LITIGATION  IN COURT AT MY ELECTION. REGARDLESS OF WHETHER I CHOOSE  ARBITRATION
OR LITIGATION, WE AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS,
LISTED BELOW:
     8. ARBITRATION:
- ARBITRATION IS FINAL AND BINDING ON THE PARTIES.
-  THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING  THE
RIGHT TO A JURY TRIAL.
-  PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND  DIFFERENT  FROM
COURT PROCEEDINGS.
-  THE  ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR  LEGAL
REASONING AND ANY PARTY'S RIGHT TO
APPEAL  OR  TO  SEEK  MODIFICATION OF RULINGS BY THE ARBITRATORS  IS  ST  RICTLY
LIMITED.

Page 27 of 61


     THE  PANEL  OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS
WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.
     ANY ARBITRATION SHALL BE CONDUCTED IN NEW YORK AND ONLY BEFORE THE NEW YORK
STOCK   EXCHANGE,  INC.,  THE  AMERICAN  STOCK  EXCHANGE,  INC.,  THE   NATIONAL
ASSOCIATION   OF   SECURITIES  DEALERS,  INC.,  OR  ANY  OTHER   SELF-REGULATORY
ORGANIZATION  OF WHICH YOU ARE A MEMBER. I HAVE THE RIGHT TO ELECT  ONE  OF  THE
FOREGOING ORGANIZATIONS, BUT IF I FAIL TO MAKE SUCH ELECTION BY
CERTIFIED  LETTER ADDRESSED TO YOU AT YOUR MAIN OFFICE BEFORE THE EXPIRATION  OF
TEN  DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION THEN
YOU  MAY  MAKE  SUCH ELECTION. NOTHING IN THIS AGREEMENT SHALL BE  CONSTRUED  AS
CONSENT BY YOU TO AN AWARD OF PUNITIVE DAMAGES. THE AWARD OF THE ARBITRATORS, OR
THE  MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED  MAY
BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.
     NO  PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION,
NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO
HAS  INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF  A  PUTATIVE
CLASS  WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED
BY THE PUTATIVE CLASS ACTION UNTIL:
     (i) THE CLASS CERTIFICATION IS DENIED;
     (ii) THE CLASS IS DECERTIFIED; OR
     (iii)  THE  CUSTOMER  IS  EXCLUDED  FROM  THE  CLASS  BY  THE  COURT.  SUCH
FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE  A  WAIVER
OR ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
     9.  LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN  WRITING
WHEN  ANY DISPUTE ARISES, ANY LITIGATION MUST BE INSTITUTED IN THE UNITED STATES
DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE
STATE  OF  NEW YORK FOR THE COUNTY OF NEW YORK. (B) ANY RIGHT TO TRIAL  BY  JURY
WITH  RESPECT  TO  ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES  TO  THIS
AGREEMENT.
     10.  THIS  AGREEMENT, ITS ENFORCEMENT, AND ANY DISPUTE BETWEEN US,  WHETHER
ARISING OUT OF OR RELATING TO MY ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE
LAW  OF  THE  STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW  RULES;  and  its
provisions  shall  be continuous, shall cover individually and collectively  all accounts which I may open or reopen with you, and shall inure to the benefit  of your  present organization and any successor organization, irrespective  of  any change  or  changes  at  any  time  in  the personnel  thereof,  for  any  cause whatsoever,  and  of the assigns of your present organization or  any  successor organization,  and  shall  be  binding upon me,  and/or  my  estate,  executors, administrators, trustees, agents, officers, directors and assigns.
NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS 7
AND 8.

Page 28 of 61



                                                                       EXHIBIT S
Morgan Stanley


                              CUSTOMER PRIME BROKER
                                ACCOUNT AGREEMENT

Ladies and Gentlemen:

In consideration of Morgan Stanley from time to time accepting an account or receiving holding or delivering any property of the undersigned, or entering into any Contract with the undersigned, the undersigned agrees with Morgan
Stanley to the following:

1. DEFINITIONS

"Agreement" means this document along with all executed annexes to this document.

"Contract" means any contract or agreement between Morgan Stanley and the undersigned, including securities purchase or sale contracts, agreements to lend cash or securities, commodity and currency contracts, forward contracts, repurchase agreements, swap agreements or any other derivative or financial transaction, without regard to the form of such agreement which may include oral agreements or agreements confirmed or signed by only one party to the agreement and agreements entered into or signed by Morgan Stanley on behalf of the undersigned.

"Collateral" means cash, securities, commodities, other financial assets, investment property and other property and assets (including all security entitlements in respect thereof, all income and profits thereon, all dividends, interest and other payments and distributions with respect thereto and all proceeds from any of the foregoing) which from time to time may be deposited or credited to any account of the undersigned with Morgan Stanley, be held or carried by Morgan Stanley for the undersigned, be due from Morgan Stanley to the undersigned, or be delivered to or in Morgan Stanley's possession or control for any purpose, including safekeeping.

"Morgan Stanley" and the "Morgan Stanley Entities" mean, individually or collectively, as appropriate, Morgan Stanley & Co. Incorporated, MS Securities
Services Inc., Morgan Stanley & Co. International Limited, Prime Dealer Services
Corp.,  Morgan Stanley Securities Limited, Morgan Stanley Japan Limited,  Morgan
Stanley Asia Limited, Morgan Stanley GMBH, Morgan Stanley Market Products  Inc.,
Morgan  Stanley Capital Group Inc., Morgan Stanley Capital Services Inc., Morgan
Stanley DW Inc., Morgan Stanley, MSDW Asia Securities Products LLC, MSDW  Equity
Finance  Services  (Cayman) Ltd., Morgan Stanley Financial Products  Ltd.,  MSDW
Markets Inc. and their respective successors, parents, subsidiaries, affiliates, divisions, officers, directors, agents and employees.

"Obligation" means any obligation or liability of a party arising at any time, whether or not mature or contingent, related to the purchase, sale or loan of securities, currencies or other instrument, property or assets or under or in connection with this Agreement or any Contract, including any payment, repayment or delivery obligation, any obligation relating to any extension of credit or to pay damages (including costs of cover) and legal and other expenses incurred in connection with the enforcement of any Contract.

"Prime Brokerage Regulations" means the requirements applicable to prime brokerage activities set out in the no-action letter of the Securities and Exchange Commission ("SEC") dated January 25, 1994, as such letter may be amended, modified or supplemented from time to time, regarding the performance of prime brokerage services, and any other relevant regulations of the SEC or other governmental authorities or self-regulatory organizations.

"Undersigned"  means  each  of the individuals or entities,  other  than  Morgan
Stanley, that is a party to this Agreement.

2. APPLICABLE RULES AND REGULATIONS. All transactions under this Agreement shall be  subject  to  the rules and regulations of all U.S. and, if applicable,  non-
U.S.,   federal,  state  and  local  governmental  authorities,  self-regulatory organizations,  markets and clearing corporations including but not  limited  to the  Securities & Exchange Commission ("SEC"), New York Stock Exchange  ("NYSE")
or National Association of Securities Dealers ("NASD").

3. SHORT AND LONG SALES. The undersigned agrees that when placing any sell order, the undersigned will appropriately designate it as "long" or as "short."
The undersigned will designate a sale as "long" only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned's account at Morgan Stanley or will be delivered to Morgan
Stanley as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

4. COMPLIANCE WITH PRIME BROKERAGE REGULATORY REQUIREMENTS. The undersigned hereby acknowledges that it is familiar with the Prime Brokerage Regulations and with the related provisions in Section 5 of this Agreement, and hereby undertakes to comply with the Prime Brokerage Regulations as in effect at any time and with the related provisions of this Agreement. The undersigned will inform Morgan Stanley promptly if this undertaking is not satisfied. Without limiting the foregoing, the undersigned agrees that it shall maintain in its account with Morgan Stanley at all times a minimum net equity in cash and securities as agreed upon, but in no event less than that required by the Prime
Brokerage Regulations. The undersigned further agrees that, in the event its account falls below this minimum net equity, it shall bring its account into compliance in accordance with the Prime Brokerage Regulations.


Page 29 of 61


5.  MORGAN  STANLEY  AS PRIME BROKER. In connection with any transactions  where
Morgan Stanley acts as the undersigned's prime broker:

(a)  The undersigned maintains brokerage accounts with a number of other brokers
("Executing  Brokers") and, from time to time, will place orders to be  executed by  one or more Executing Brokers. The undersigned agrees to give Morgan Stanley notice  of the names of all Executing Brokers with whom the undersigned  intends to  place orders (which Executing Brokers must be acceptable to Morgan Stanley).
Morgan Stanley is authorized to enter into a Prime Brokerage Agreement with  all current  or future Executing Brokers, to set up an account for the undersigned's benefit  at  any  Executing  Broker and to provide  or  obtain  any  information
necessary  to  establish  or  maintain  a  prime  brokerage  relationship.   The
undersigned  acknowledges that no order need be accepted by  Morgan  Stanley  as prime broker from any Executing Broker with which Morgan Stanley has not entered into a "Prime Brokerage Agreement" with respect to the undersigned's account  at
Morgan Stanley. Further, Morgan Stanley reserves the right at any time to  place a  limit on the size of transactions executed by any Executing Broker which  are to  be  settled and cleared by Morgan Stanley as a prime broker. The undersigned will use its best efforts to assure that such Executing Brokers comply with  the terms  set  forth in the Prime Brokerage Agreement. The undersigned acknowledges that  as  between Morgan Stanley and any Executing Broker, the Executing  Broker
will  be  acting as an agent of the undersigned, not as Morgan Stanley's  agent, for the purpose of carrying out the undersigned's directions with respect to the purchase, sale and settlement of securities.

b)  The  undersigned or its representative will advise Morgan Stanley  on  trade date of the details of all transactions effected by any Executing Broker on  the undersigned's  behalf  (the  "Trade Data").  Morgan  Stanley  is  authorized  to
acknowledge,  affirm,  settle  and  clear  all  such  transactions.   All   such
transactions  shall  be  for the sole account and risk of  the  undersigned  and
Morgan Stanley shall have no responsibility or liability to the undersigned, any
Executing  Broker or any other third party. The undersigned agrees  to  pay  all fees  agreed  upon and to make any necessary arrangements with  the  appropriate
Executing  Broker  concerning  the  payment of  any  such  fees,  including  the deduction of any such amounts from commissions charged by the Executing Brokers.
The undersigned agrees that it is responsible, and liable to Morgan Stanley, and will indemnify Morgan Stanley, for all costs, losses and fees (including but not limited to those associated with buy-ins and sell-outs and those resulting  from any  Executing Broker's inability to settle a transaction) arising  out  of  the orders  placed by the undersigned with any Executing Broker or any action  taken or  not  taken  by any Executing Broker with respect to the undersigned  or  its transactions or accounts.

(c) On the first business day following each transaction, Morgan Stanley shall send to the undersigned a notification of each trade placed with any Executing
Broker based on information provided to Morgan Stanley by the undersigned. Any confirmations of trades or advices issued by Morgan Stanley as prime broker shall indicate the name of the Executing Broker involved and the other information required by the Prime Brokerage Regulations. If the undersigned has instructed the Executing Broker to send trade confirmations to the undersigned in care of Morgan Stanley, Morgan Stanley agrees that the confirmations will be available to the undersigned without charge upon request to Morgan Stanley.
Reports of the execution of orders and statement of accounts of the undersigned shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after Morgan Stanley's transmittal to the undersigned by mail, e-mail, facsimile, electronically or any other agreed means. Communications may be sent to the undersigned at the undersigned's address of record or in such other manner as the undersigned may hereinafter provide in writing. All communications sent to such address whether by mail, e-mail, facsimile, telegraph, messenger, electronic means or otherwise shall be deemed given to the undersigned personally as of the date sent, whether actually received or not.

(d)  The  undersigned understands that transactions will be  settled  by  Morgan
Stanley only if: (i) sufficient funds or securities, as necessary, are maintained in an account with Morgan Stanley or if the undersigned has made other arrangements for settlement that are satisfactory to Morgan Stanley; (ii) the undersigned maintains, and has at the settlement of the transaction, at least the minimum net equity required by the Prime Brokerage Regulations in its account with Morgan Stanley and (iii) a condition does not exist that would require Morgan Stanley to disaffirm on a non-discretionary basis, as defined in the Securities Industry Association Form 150, paragraph 3. (e). Morgan Stanley's customer account records may reflect transactions as settled as of the projected settlement date (sometimes referred to as contractual settlement). Morgan
Stanley does not guarantee settlement, however, and therefore reserves the right to reverse transaction settlement entries in the event of a settlement failure caused by events beyond Morgan Stanley's control.

(e) The undersigned agrees to comply with Morgan Stanley's requirements relating to short sales, including the requirement that no short sale may be effected through an Executing Broker unless the undersigned has first confirmed with Morgan Stanley that the securities are available for delivery. Such confirmation does not guarantee that the securities will be available for delivery on settlement date or that the securities will be available to support a short sale for any particular period of time. Accordingly, the short sale may fail on settlement date or the undersigned may be asked to cover its short sale at anytime, and undersigned will be responsible for any Obligations that arise therefrom.

(f) Morgan Stanley is authorized to try to resolve any unmatched trade reports received from any Executing Broker. However, the undersigned is responsible for the ultimate resolution of these trades and reports. Morgan Stanley shall have no responsibility or liability with respect to trade data not correctly transmitted to it on a timely basis by any person or entity, including but not limited to DTCC.

(g)  In  the event the undersigned's account falls below the minimum net  equity required  by the Prime Brokerage Regulations, the undersigned authorizes  Morgan
Stanley  to  notify  promptly all its Executing Brokers of such  event.  If  the undersigned  fails to bring such account into compliance with  the  minimum  net equity,  the undersigned further agrees that Morgan Stanley may, without  notice to  the  undersigned, disaffirm, DK or decline to affirm, clear and  settle  any transaction effected by an Executing Broker on the undersigned's behalf.  Except as  provided  in  the following paragraph, the undersigned understands  that  if
Morgan  Stanley  takes  such  action with respect  to  any  transaction  of  the undersigned, Morgan Stanley shall do so for all transactions of the  undersigned
that   day.  In  any  such  case,  Morgan  Stanley  shall  send  a  cancellation notification  to  the  undersigned  and the  undersigned  understands  that  the undersigned must settle outstanding trades directly with the relevant  Executing
Broker  and authorizes Morgan Stanley to provide the Executing Broker  with  any information necessary to settle such trades. The undersigned further agrees that
Morgan  Stanley  will  not  be bound to make any investigation  into  the  facts surrounding  any  transaction to which the undersigned  is  a  party  and  that, immediately  upon notice to the undersigned and, if required, to  the  Executing
Brokers, Morgan Stanley may cease acting as prime broker for the undersigned.

(h)  The undersigned hereby authorizes Morgan Stanley, if its account is managed on  a  discretionary  basis by an SEC- or state-registered  investment  adviser, money  manager or other person (an "Adviser"), to commingle its prime  brokerage transactions  with  those of other accounts of its Adviser ("sub-accounts")  for order  placement and clearance in bulk in accordance with other instructions  of the Adviser. The undersigned understands that no part of any transaction may  be allocated  to any sub-account where such sub-account's net equity is  below  the minimum levels established by the Prime Brokerage Regulations and that, should a such  a net equity deficiency occur in any such sub-account, Morgan Stanley must disaffirm  the entire transaction. The undersigned agrees that, should  such  an event occur, its Adviser may resubmit the bulk trade to the Executing Broker  so
as   to  exclude  those  securities  which  were  originally  allocated  to  the undersigned's  sub-account  or, if permissible,  re-allocate  the  entire  prime brokerage  transaction to other sub-accounts. The undersigned  understands  that such  reallocation  must be communicated to Morgan Stanley within  any  required deadlines.

Page 30 of 61


6.  CURRENCY  CONTRACTS.  If  an authorized representative  of  the  undersigned initials the box entitled "Additional Provisions Related to Currency Contracts",
which  appears at the end of this Agreement, the undersigned, from time to time, may  enter  into spot and/or forward currency Contracts with Morgan  Stanley  in
connection  with  the  settlement  of  other  Contracts  or  otherwise  as   the
undersigned  shall direct. The undersigned acknowledges that Morgan  Stanley  is under no obligation to enter into any currency Contracts with, or on behalf  of,
the   undersigned,  and  further  agrees  to  furnish  to  Morgan  Stanley  such
documentation  to  indicate  capacity  and  authority  as  Morgan  Stanley   may
reasonably  request  prior  to entering into any such Contracts.  Each  currency
Contract entered into under this Agreement shall constitute an "FX Transaction", as  such  term  is  defined  in  the 1998 FX and  Currency  Option  Definitions, including  Annex  A  thereto,  as  published  by  the  International  Swaps  and
Derivatives Association, Inc., EMTA, and The Foreign Exchange Committee (as  may
be  amended,  the "FX Definitions"), and shall be subject to the terms  in  this
Section  6  as well as those set forth in the "Additional Provisions Related  to
Currency  Contracts" box. Any confirmation, whether created by  an  exchange  of telexes,  facsimiles, SWIFT messages, or electronic messages  on  an  electronic messaging  or  matching  system,  between Morgan  Stanley  and  the  undersigned relating  to  an  FX Transaction, whether or not it is expressed  to  be,  shall constitute  a  confirmation  and,  unless Morgan  Stanley  and  the  undersigned expressly  agree  otherwise, will be deemed to incorporate the  FX  Definitions.
Notwithstanding  the foregoing, Morgan Stanley shall have the right  to  convert currencies  in  connection with the exercise of Morgan  Stanley's  rights  under
Section 8 below in such manner as it may determine.

7. SECURITY INTEREST AND LIEN. All Collateral shall be subject to a general lien and a continuing first priority perfected security interest for the discharge of all Obligations of the undersigned to Morgan Stanley, irrespective of whether or not  Morgan  Stanley has made advances in connection with such  Collateral,  the number  of  accounts the undersigned has with Morgan Stanley or which particular
Morgan  Stanley Entity holds such Collateral. The undersigned and Morgan Stanley each  acknowledge  and  agree  that  each  Morgan  Stanley  Entity  which  holds
Collateral does so both for itself and also as an agent and bailee for all other
Morgan  Stanley  Entities which may be secured parties under any  Contract.  The undersigned and Morgan Stanley agree that all Collateral held in or credited  to any  account will be treated as financial assets under Article 8 of the  Uniform
Commercial Code as in effect in the State of New York (the "UCC") and  that  any account maintained by the undersigned with any Morgan Stanley Entity shall be  a securities  account  under Article 8 of the UCC. In the event  of  a  breach  or default by the undersigned, Morgan Stanley shall have in addition to the  rights and remedies provided in this Agreement, all rights and remedies available to  a secured  creditor  under the UCC and any other applicable  law.  All  Collateral delivered  to Morgan Stanley shall be free and clear of all prior liens,  claims and  encumbrances  and  the  undersigned will not cause  or  allow  any  of  the
Collateral  to  be  subject  to  any  liens, security  interests,  mortgages  or encumbrances  of any nature other than the security interest created  in  Morgan
Stanley's  favor.  Furthermore, Collateral consisting  of  securities  shall  be
delivered  in  good  deliverable  form  (or  Morgan  Stanley  shall   have   the
unrestricted  power  to  place  such securities in  good  deliverable  form)  in accordance with the requirements of the primary market for these securities. The undersigned  shall execute such documents and take such other action  as  Morgan
Stanley shall reasonably request in order to perfect its rights with respect  to any such Collateral. In addition, the undersigned appoints Morgan Stanley as the undersigned's attorney-in-fact to act on the undersigned's behalf to sign, seal, execute  and deliver all documents, and do all such acts as may be required,  to realize upon any of Morgan Stanley's rights in the Collateral.

8.  RIGHTS  OF  MORGAN  STANLEY. Morgan Stanley is  hereby  authorized,  in  its discretion,  to cancel any outstanding orders for the purchase or  sale  of  any securities, currencies, commodities or other property or asset, or to  sell  any or  all  of the securities, currencies, commodities or other property  or  asset which  may be in Morgan Stanley's possession or control (either individually  or jointly with others), or to buy any securities, currencies, commodities or other property or asset of which any account of the undersigned may be short upon: (a)
the   undersigned's  death  or  incompetency  (if  applicable);  (b)  a  breach, repudiation  or  default  by  the undersigned of this  Agreement  or  any  other
Contract;  (c)  any misrepresentation of any statement by the  undersigned  when made  or  deemed  to be made or repeated, (d) the failure of the undersigned  to fulfill  or  discharge  any  Obligation under this Agreement  or  any  Contract, including  the  failure  to  make  a payment on  demand  or  to  satisfy  margin requirements,(e) the filing by or against the undersigned of a petition or other proceeding  in bankruptcy, insolvency or for the appointment of a receiver,  (f)
the  levy of an attachment against any property or asset in any account  of  the undersigned (g) the failure by the undersigned to give adequate assurance of due performance pursuant to this Agreement (h) should you deem it necessary for your protection,  to cancel any outstanding orders for the purchase or  sale  of  any securities  or  other  property,  or to sell  any  or  all  of  the  securities, currencies and commodities or other property which may be in your possession  or control  (either  individually  or jointly  with  others),  or  to  buy  in  any securities,  commodities or other property of which the account or  accounts  of the undersigned may be short. Such sale, purchase or cancellation may be made on any exchange or other market where such business is then usually transacted,  or at  public auction or private sale, without advertising or notice of the time or place  of sale to the undersigned, and without prior tender, demand or  call  of any kind upon the undersigned, all of which are expressly waived. Morgan Stanley may purchase the whole or any part thereof free from any right of redemption and the  undersigned  shall remain liable to Morgan Stanley for any  deficiency;  it being  understood  that a prior tender, demand or call of any kind  from  Morgan
Stanley, or prior notice from Morgan Stanley, of the time and place of such sale or  purchase shall not be considered a waiver of Morgan Stanley's right to  sell or  buy  any securities, commodities, or other property or asset held by  Morgan
Stanley, or which the undersigned may owe to Morgan Stanley. In addition, Morgan
Stanley  may  at  any time in connection with its rights under  this  Section  8 without prior notice to the undersigned apply or transfer any and all Collateral interchangeably between Morgan Stanley Entities in connection with  accounts  in which the undersigned has an interest.

9. ADEQUATE ASSURANCES. If at any time Morgan Stanley has reasonable grounds to doubt the undersigned's performance of any of the undersigned's Obligations, Morgan Stanley may demand, and the undersigned shall give within twenty-four hours or any reasonable shorter period of time Morgan Stanley specifies, adequate assurance of due performance. The giving of adequate assurance of performance may require the delivery by the undersigned to Morgan Stanley of additional Collateral. Any failure by the undersigned to give such adequate assurance of due performance shall constitute an independent, material default under the terms of all Contracts and Morgan Stanley may terminate, liquidate or accelerate any and all Contracts and exercise any right under or with respect to any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law.

10. EXPENSES AND OTHER CHARGES. The undersigned agrees to pay Morgan Stanley, or its designee, the following fees and charges with respect to trading activity:

(a) Morgan Stanley's commissions, markups and other charges with respect to the execution of transactions, fails, buy-ins, conversion costs or the maintenance of positions or other related services;

(b) any fees, fines, penalties or other charges imposed by any authority described in Section 2 of this Agreement or any court or authority of competent jurisdiction on any account opened or transaction executed for the undersigned, except any such charges as may be imposed due to Morgan Stanley's gross negligence or willful misconduct;

with respect to fees or expenses related to securities lending and borrowing transactions:

(a) upon demand, any debit balance owing with respect to any account of the undersigned, and interest and service charges on any such debit balance at the rates then charged by Morgan Stanley; and

(b) any charges with respect to such transactions, including buy-ins, and applicable taxes or interest on any of the foregoing, together with Morgan
Stanley's costs and reasonable attorney's fees incurred in collecting any such debit balance.

11. NETTING AND SET OFF RIGHTS. Morgan Stanley shall have the right, at any time and from time to time, to set off Morgan Stanley's Obligations owed to the undersigned against the Obligations of the undersigned to Morgan Stanley and to foreclose on any Collateral for the purpose of satisfying the Obligations of the undersigned to Morgan Stanley. The undersigned acknowledges that the fulfillment by Morgan Stanley of its Obligations to the undersigned is contingent upon there being no breach, repudiation, misrepresentation or default by the undersigned which has occurred and is continuing under this Agreement or any Contract.

12. MAINTENANCE OF THE UNDERSIGNED'S COLLATERAL. Subject to the applicable rules of the SEC and other competent authorities, the undersigned acknowledges that all Collateral now or hereafter in Morgan Stanley's possession or control
(either individually or jointly with others) or deposited to secure the same, may from time to time and without further notice to the undersigned, be carried in Morgan Stanley's general accounts and may be pledged, hypothecated or rehypothecated, separately or in combination with property of others for the sum due to Morgan Stanley thereon or for a greater sum and without Morgan Stanley's retaining in its possession a like amount of similar property. Within the limits of applicable law, rule and regulation, Morgan Stanley is authorized to lend, to itself or to others Collateral it holds, together with all attendant rights of ownership (including the right to vote any securities).

13. FAILURE OF DELIVERY. If the undersigned directs Morgan Stanley to make any delivery of any security, commodity or other property or asset for its account for any reason and the undersigned fails to deliver that item to Morgan Stanley in the time, place and manner required, or if Morgan Stanley is unable to borrow the security, or in the case of a recall, Morgan Stanley is unable to re-borrow the security, the undersigned authorizes Morgan Stanley to borrow or purchase that item (or to be deemed to have make such purchase at the market value of the time of such deemed purchase) in such manner and time as Morgan Stanley in its sole discretion determines to be commercially reasonable. The undersigned agrees to be responsible for any consequent loss which Morgan Stanley may suffer and any related costs, premiums and losses to which Morgan Stanley may be subject.

14.  CONFIRMATIONS, STATEMENTS AND OTHER COMMUNICATIONS. Execution  reports  and account statements shall be conclusive and binding if not objected to in writing
(the  former  within five days and the latter within ten days) after transmittal by  Morgan  Stanley  to  the  undersigned by mail  or  otherwise,  including  by
electronic  communication.  Morgan  Stanley  may  send  communications  to   the
undersigned's  address of record or otherwise as provided to Morgan  Stanley  in writing.  All communications, whether by mail, facsimile, telegraph,  messenger, electronic  means  or  otherwise, shall be deemed to  have  been  given  to  the undersigned personally as of the date sent, whether actually received or not.

15. NO OBLIGATION. The undersigned agrees that Morgan Stanley shall be under no obligation whatsoever to enter into any Contract with, or on behalf of, the undersigned.

16.  PROVISION OF INFORMATION. From time to time, Morgan Stanley may provide  or make available to the undersigned, or to others acting with or on behalf of  the undersigned,,  research,  opinions  and other information,  including  portfolio analyses and reports, regarding securities, commodities, other financial assets, and  market  participants  or  events. The undersigned  acknowledges  that  such information  is  provided, unless Morgan Stanley agrees  in  writing  otherwise, without  regard  to  the undersigned's personal financial situation,  investment objectives  or other circumstances and that the provision by Morgan  Stanley  of such  information  to  the undersigned, whether sent directly  or  made  readily accessible,  and  whether in writing, in electronic form or  the  subject  of  a taping,  broadcast or narrowcast, does not imply that any asset  or  transaction
discussed   therein  is  suitable  in  light  of  the  undersigned's  particular circumstances.  The  undersigned agrees that no such  information  will  be  the primary  basis  of  any  investment  decision  by  the  undersigned.  While  all information  produced  by  Morgan Stanley is based on  sources  believed  to  be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant  the  accuracy, reliability or timeliness of such information.  Further, all  information and opinions are current only as of the time provided, and  are subject  to rapid change without prior notice. The undersigned also acknowledges that Morgan Stanley may take positions in financial instruments discussed in the information  provided the undersigned (which positions may be inconsistent  with the  information  provided),  may  execute  transactions  for  others  in  those instruments and may provide investment banking and other services to the issuers of those instruments. From time to time, Morgan Stanley also may provide or make available  to  the  undersigned, or to others acting with or on  behalf  of  the undersigned, information regarding parties that might provide goods or  services
to   the   undersigned,  including  but  not  limited  to  fund   administrators
("Vendors").  While  all  information produced by Morgan  Stanley  is  based  on sources  believed  to  be  reliable, the undersigned  acknowledges  that  Morgan
Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such  information, or the quality of goods or services provided by any  Vendors.
The  undersigned agrees to indemnify and hold Morgan Stanley harmless  from  and against  any and all losses, claims, damages and liabilities arising out  of  or relating to, actions or omissions by the Vendors, Morgan Stanley's provision  or making  available of such information, or the undersigned's selection or use  of such Vendors.

17. USE OF THE INTERNET. Undersigned agrees that the Internet is not a secure network and that any communications transmitted over the Internet may, among other things, be intercepted or accessed by unauthorized or unintended parties and may not remain confidential, or that such transmissions may not arrive in a complete, unaltered or timely manner, and the undersigned assumes the risk arising therefrom.

Page 31 of 61


18.  RESOLUTION OF DISPUTES. ANY DISPUTE BETWEEN THE UNDERSIGNED  AND  A  MORGAN
STANLEY  ENTITY  THAT IS REGISTERED AS A BROKER-DEALER WITH THE U.S.  SECURITIES
AND EXCHANGE COMMISSION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH MORGAN
STANLEY'S  BUSINESS,  ANY  TRANSACTION BETWEEN US OR  THIS  AGREEMENT  SHALL  BE
DETERMINED,  AT THE ELECTION OF THE UNDERSIGNED, BY LITIGATION IN A  COURT  WITH
PROPER  JURISDICTION OR BY ARBITRATION. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED
BY ARBITRATION, UNDERSIGNED AND MORGAN
STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN
SECTION  19  BELOW.  SHOULD  THE UNDERSIGNED CHOOSE TO  PROCEED  BY  LITIGATION,
UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY  THE
REQUIREMENTS, LISTED IN SECTION 20 BELOW.

19. IF THE UNDERSIGNED CHOOSES ARBITRATION, THE UNDERSIGNED ACKNOWLEDGES THAT:

ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

THE  PARTIES  ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT,  INCLUDING  THE
RIGHT TO A JURY TRIAL.

ARBITRATION  DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT  FROM  COURT
PROCEEDINGS.

THE  ARBITRATORS'  AWARD IS NOT REQUIRED TO INCLUDE FACTUAL  FINDINGS  OR  LEGAL
REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS  BY
THE ARBITRATOR IS STRICTLY LIMITED.

THE  PANEL  OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS  WHO
ARE OR WERE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY  ARBITRATION  SHALL BE CONDUCTED ONLY BEFORE THE NEW  YORK  STOCK  EXCHANGE,
INC.,  THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL ASSOCIATION OF SECURITIES
DEALERS,  INC.  OR  ANY  OTHER U.S. SELF-REGULATORY ORGANIZATION  OF  WHICH  THE
RELEVANT MORGAN STANLEY ENTITY IS A MEMBER. THE UNDERSIGNED
HAS  THE  RIGHT  TO  ELECT  ONE  OF  THE FOREGOING  ORGANIZATIONS,  BUT  IF  THE
UNDERSIGNED  FAILS TO MAKE SUCH ELECTION BY CERTIFIED LETTER  ADDRESSED  TO  THE
RELEVANT MORGAN STANLEY ENTITY AT ITS MAIN OFFICE BEFORE THE EXPIRATION  OF  TEN
DAYS  AFTER  RECEIPT  OF  A WRITTEN REQUEST FROM MORGAN  STANLEY  TO  MAKE  SUCH
ELECTION, MORGAN STANLEY MAY MAKE SUCH ELECTION.
THE  AWARD  OF  THE  ARBITRATORS, OR THE MAJORITY OF THEM, SHALL  BE  FINAL  AND
JUDGMENT  UPON  THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL  COURT
HAVING JURISDICTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT  BY
MORGAN STANLEY TO AN AWARD OF PUNITIVE DAMAGES.

NO  PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION,  NOR
SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINSTANY PERSON WHO,  IF
THE UNDERSIGNED HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, IS A MEMBER OF A
PUTATIVE  CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT  TO  ANY  CLAIMS
ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i) THE CLASS CERTIFICATION IS DENIED;

(ii) THE CLASS IS DECERTIFIED; OR

(iii)  THE UNDERSIGNED IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE
TO  ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY  SUCH
RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

20.  IF  THE  UNDERSIGNED CHOOSES LITIGATION IN COURT. (A)  UNLESS  THE  PARTIES
OTHERWISE  AGREE  IN  WRITING  WHEN  ANY  DISPUTE  ARISES,  LITIGATION  MUST  BE
INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF  NEW
YORK  OR  THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY.
THE  UNDERSIGNED  IRREVOCABLY CONSENTS TO THE JURISDICTION OF  EITHER  OF  THOSE
COURTS AND (B) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION IS
HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

21.  APPLICABLE  LAW  AND ENFORCEABILITY. THIS AGREEMENT,  ANY  CONTRACT,  THEIR
ENFORCEMENT  AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR  RELATING  TO
THE  UNDERSIGNED'S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS  OF  THE
STATE  OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES. The provisions of  this
Agreement  shall  be continuous, shall cover individually and  collectively  all accounts which the undersigned may open or reopen with Morgan Stanley and  shall
inure   to   the   benefit  of  Morgan  Stanley's  present  and  any   successor
organizations,  irrespective of any change at any time in the personnel  thereof and  of  the assigns of Morgan Stanley's present organizations or any  successor organizations.  This  Agreement shall be binding upon the  undersigned  and  the estate,  executors,  administrators, trustees, agents, officers,  directors  and assigns of the undersigned.

22. MODIFICATION AND WAIVER. The undersigned agrees that Morgan Stanley may modify the terms of this Agreement at any time upon prior written notice. If the modifications are unacceptable, the undersigned agrees to notify Morgan Stanley in writing within twenty days of the transmittal of such written notice. Morgan
Stanley may then terminate any or all of the undersigned's accounts. The undersigned also agrees that any transactions or Contracts entered into after such notification shall be subject to the modifications. The undersigned may not modify this Agreement without Morgan Stanley's written consent. To the extent this Agreement is inconsistent with any other agreement between us, the provisions of this Agreement shall govern. Morgan Stanley's failure to enforce this Agreement or any of its terms, or any continued course of such conduct on Morgan Stanley's part, shall not be considered a waiver of any of Morgan
Stanley's rights.

23. AUTHORIZED INSTRUCTIONS. The undersigned authorizes Morgan Stanley to accept instructions by telephone, tested telex, facsimile transmission, electronic mail, electronically, in writing or any other method that undersigned and Morgan
Stanley may agree to use. The undersigned also agrees (i) to be bound by all instructions that Morgan Stanley believes are authorized, regardless of the means by which those instructions have been transmitted to Morgan Stanley, and
(ii) that Morgan Stanley shall not be liable for any loss, cost or expense for acting upon instructions that Morgan Stanley believed to be authorized.

24. SEVERABILITY. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other
Contracts. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between us, or of which the undersigned is a beneficiary, the provisions of this Agreement shall control with respect to transactions contemplated hereunder.

25. LENDING OF SECURITIES. Within the limits of applicable law and regulation, until Morgan Stanley receives written notice of revocation from the undersigned, Morgan Stanley is hereby authorized to lend, to itself as brokers or to others, any securities held by Morgan Stanley on margin in its possession or control together with all attendant rights of ownership (including the right to vote the securities).

26. EXTRAORDINARY EVENTS. The undersigned agrees that Morgan Stanley will not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature (including earthquakes, hurricanes and tornadoes) or other events or conditions beyond Morgan Stanley's control. In the event that any communications network, data processing system or computer system Morgan Stanley uses, regardless of ownership, is rendered inoperable, Morgan Stanley will not be liable to the undersigned for any loss, liability, claim, damage or expense resulting, directly or indirectly, from such inoperability.

27. LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, clearing, handling, purchasing or selling of securities, commodities or other property or assets, or other action, except in the event of gross negligence or willful misconduct on Morgan Stanley's part. The undersigned acknowledges that certain of its securities may be held outside the United
States by unaffiliated, foreign, agent banks and depositories. Morgan Stanley shall not be liable to the undersigned for any loss, liability or expense incurred by the undersigned in connection with these arrangements except to the extent that any such loss, liability or expense results from Morgan Stanley's gross negligence or willful misconduct.

28. INDEMNIFICATION. In consideration of Morgan Stanley's carrying one or more accounts for the undersigned, the undersigned agrees to indemnify and hold
Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to the undersigned's accounts or in connection with the execution, purchase, sale, assignment, exercise, endorsement or handling of any transaction therein, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, willful misconduct or gross negligence. The undersigned also agrees that Morgan Stanley shall have no responsibility for the undersigned's compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan
Stanley's control, including any mistake, error, negligence or misconduct of any exchange, association or clearing house or their respective officers, directors, employees or agents, nor any failure by any such exchange, association or clearing house to enforce its rules or regulations.

29. COSTS OF COLLECTION. To the extent permitted by the laws of the State of New
York, the reasonable costs and expenses of collection of any debit balance and any unpaid deficiency in any account of the undersigned with Morgan Stanley, including but not limited to attorneys' fees incurred and payable or paid by Morgan Stanley, shall be payable to Morgan Stanley by the undersigned.

Page 32 of 61


30. ASSIGNMENTS. Undersigned may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

31. REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for any of the undersigned's accounts, or any securities or other property if delivered to or from any such account, that:

(a) The undersigned will at all times maintain such securities or other property or assets in the accounts of the undersigned for margin purposes, as is required by Morgan Stanley from time to time in Morgan Stanley's sole discretion;

(b) The undersigned will not transact on the basis of, or in reliance on, material, non-public information.

(c) Except as disclosed in writing to Morgan Stanley, the undersigned is not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a securities broker or dealer, or of a bank, trust company, insurance company or of any corporation, firm or individual engaged in the business of dealing, either as agent or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper.

(d) Except as disclosed to Morgan Stanley in writing, the undersigned continuously represents that it is not (a) an employee benefit plan (hereinafter an "ERISA Plan"), as defined in Section 3 (3) of the Employee Retirement Income
Security  Act  of 1974, as amended ("ERISA"), subject to Title  I  of  ERISA  or
Section 4975 of the Internal Revenue Code of 1986, as amended, or (b) a person acting on behalf of an ERISA Plan or (c) a person the assets of whom constitute assets of an ERISA Plan. The undersigned will provide notice to Morgan Stanley in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(e) Except as disclosed in writing to Morgan Stanley, the undersigned is not, and will not be, an affiliate (as defined in Rule 144(a)(1) under the Securities
Act of 1933) of the issuer of any security held in the undersigned's accounts or sold to or through Morgan Stanley and undertakes to inform Morgan Stanley of any changes in such representation.

(f) The undersigned has full power and authority to execute and deliver each Contract and to perform and observe the provisions thereof.

(g) The execution, delivery and performance of each Contract has been or will be, prior to entering into the Contract, duly authorized by all necessary internal action and do not or will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting the undersigned or its assets.

(h) Each Contract has been or will be at the time it is entered into properly executed and delivered by the undersigned and constitutes and will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

(i) The undersigned will promptly furnish to Morgan Stanley appropriate financial statements or similar documents upon Morgan Stanley's request and any other information as Morgan Stanley may reasonably request. Since the date of the most recent financial statements provided to Morgan Stanley, if any, there has been no material adverse change in the information set forth therein, and, if the undersigned is not a natural person, the business, financial condition, results, operations or prospects of the undersigned.

(j) No one that is not a party to this Agreement has any interest in any account of the undersigned with Morgan Stanley. The undersigned owns the Collateral assigned, or to be assigned, to Morgan Stanley under each Contract free and clear of any lien, claims, encumbrances and transfer restrictions. Upon delivery of the Collateral to Morgan Stanley or upon the filing of appropriate financing statements, Morgan Stanley will have, as security for the Obligations of the undersigned, a perfected first priority security interest in the Collateral. No further filings or recordings with any governmental body, agency or official are necessary to create or perfect the security interest in the Collateral.

(k)  The  undersigned represents to Morgan Stanley that all sales of  securities
(other than fully covered options) will be eligible to be marked "long" and that the undersigned will pay for all the securities purchased in full on trade date or such later date as Morgan Stanley may permit. Any sell order which the undersigned shall designate as being long is for securities then owned by the undersigned. If such securities cannot be delivered by Morgan Stanley from any account of the undersigned, the placing of such order shall constitute a representation by the undersigned that the undersigned will deliver them as soon as it is possible to do so, without undue inconvenience or expense to Morgan
Stanley.

(l) The undersigned acknowledges that it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise) for its own account, and it has made its own independent decisions to enter into this Agreement and Contracts and as to whether its activities and investments thereunder are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication
(written or oral) of Morgan Stanley as investment advice or as a recommendation to enter into any particular transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into a transaction.
No communication (written or oral) received from Morgan Stanley shall be deemed to be an assurance or guarantee as to the expected results of a transaction. It is capable of assessing the merits of and understanding (on its own behalf or thorough independent professional advice), and understands and accepts, the terms, conditions and risks of its transactions, and is capable of assuming, and assumes, such risks. Morgan Stanley is not acting as a fiduciary for an adviser to it in any respect, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular transaction.

Page 33 of 61


32. ACKNOWLEDGMENTS. The undersigned hereby consents and acknowledges that:

(a)  The  undersigned has received, and agrees to be bound by, Morgan  Stanley's
Credit Charge and Margin Information Statement, which is incorporated herein by reference;

(b) The undersigned has received a copy of this Agreement and has read and understood its terms; and

(c) All conversations between us may be recorded on tape or otherwise.


NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE

PROXY DISCLOSURE STATEMENT

Under the rules of the Securities and Exchange Commission, we are required, upon registrant's request, to provide your name, address and security positions to issuers of securities that you own. The issuer may use this information exclusively for purposes of corporate communications. _____(Check) IF THIS BOX
IS  CHECKED,  MORGAN STANLEY WILL DISCLOSE THE NAME AND ADDRESS INFORMATION  FOR
THE ACCOUNT ESTABLISHED BY THIS AGREEMENT TO ISSUERS OF SECURITIES WHICH I OWN.

ELECTRONIC TRADE CONFIRMATIONS

X___   (Check)  Yes,  we  would,  if  available,  like  to  receive   electronic
notification  of  our  trade  information  rather  than  a  mailed,  hard   copy
confirmation.

DATE: __5/30/02___

Financial Institution Partners,         MORGAN STANLEY &
L.P.                                    CO. INCORPORATED,
By Hovde Capital IV, LLC, general       on its own behalf
Partner,                                and on behalf of
by its authorized signatory             each Morgan Stanley Entity


/s/ Richard J. Perry, Jr.__
Name: Richard J. Perry, Jr.             Name:  ___________
Date: 5/9/02                            Date:  ___________
Title: Manager                          Title: ___________


Page 34 of 61



                                                                       EXHIBIT T
THE
BOND
MARKET
ASSOCIATION

                        Master Securities Loan Agreement

Between:                           Dated as of May 30, 2002

PRIME DEALER SERVICES CORP.

and

FINANCIAL INSTITUTION PARTNERS, L.P.

     This  Agreement sets forth the terms and conditions under which  one  party
("Lender") may from time to time lend to the other party ("Borrower") certain securities against a pledge of collateral. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 26.

     The parties hereto agree as follows:

1.   Loans of Securities.

1.1. Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, orally seek to initiate a transaction in which Lender will lend securities to Borrower. Borrower and Lender shall agree orally on the terms of each Loan, including the issuer of the securities, the amount of securities to be lent, the basis of compensation, and the amount of Collateral to be transferred by Borrower, which terms may be amended during the Loan.
1.2. Notwithstanding any other provision in this Agreement regarding when a Loan commences, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 16.
1.3. WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND
AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY
NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT,
THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF
SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE
LOANED SECURITIES.

2.   Transfer of Loaned Securities.

2.1. Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.
2.2. Unless otherwise agreed, Borrower shall provide Lender, in each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned
Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned
Securities are received, (b) in the case of securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.   Collateral.

3.1. Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the close of business on the day of such transfer, transfer to Lender Collateral with a market value at least equal to a percentage of the market value of the Loaned Securities agreed to by Borrower and Lender (which shall be not less than 100% of the market value of the Loaned Securities) (the "Margin Percentage").
3.2. The Collateral transferred by Borrower to Lender, as adjusted pursuant to
Section 8, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Lender. Borrower hereby pledges with, assigns to, and grants Lender a continuing first security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned
Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register
Collateral evidenced by physical certificates in any name other than Borrower's, only (a) if Lender is Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a "financial intermediary" or a "clearing corporation" within the meaning of the New York
Uniform Commercial Code.
3.3. Except as otherwise provided herein, upon transfer to Lender of the Loaned
Securities on the day a Loan is terminated pursuant to Section 5, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 8) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected.

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3.4. If Borrower transfers Collateral to Lender, as provided in Section 3.1, and
Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers
Loaned Securities to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 3.1, Lender shall have the absolute right to the return of the Loaned Securities.
3.5. Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted
Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned
Securities. Prior to the expiration of any letter of credit supporting
Borrower's obligations hereunder, Borrower shall, no later than the Cutoff Time on the date such letter of credit expires, obtain an extension of the expiration of such letter of credit or replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of the letter of credit for which it is substituted.
3.6. Lender acknowledges that, in connection with Loans of Government Securities and as otherwise permitted by applicable law, some securities provided by Borrower as Collateral under this Agreement may not be guaranteed by the United
States.

4.   Fees for Loan.

4.1.  Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan  fee  (a
"Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate par value (in the case of Loans of Government Securities) or the aggregate market value (in the case of all other Loans) of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a "Cash
Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree.
Except  as  Borrower  and Lender may otherwise agree (in  the  event  that  cash
Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned
Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.
4.2. Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:
(a) in the case of any Loan of securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and
(b) in the case of any Loan of Government Securities, upon the termination of such Loan.

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash
Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

5. Termination of the Loan. Unless otherwise agreed, (a) Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day, and
(b) Lender may terminate a Loan on a termination date established by notice given to Borrower prior to the close of business on a Business Day. The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the third Business Day following such notice.
Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 8) to Borrower in accordance with
Section 3.3.

6. Rights of Borrower in Respect of the Loaned Securities. Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.


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7.   Dividends, Distributions, Etc.

7.1. Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned
Securities and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.
7.2. Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Lender is not in Default at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.
7.3. Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. Any distributions of cash made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Lender, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Borrower is not in Default at the time of such payment.
7.4. (a)  Unless otherwise agreed, if (i) Borrower is required to make a payment
(a "Borrower Payment") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 ("Securities Distributions"), or (ii) Lender is required to make a payment (a "Lender Payment") with respect to cash distributions on Collateral under Section 7.3 ("Collateral Distributions"), and
(iii) Borrower or Lender, as the case may be ("Payor"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("Tax"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be ("Payee"), after payment of such Tax equals the net amount of the Securities
Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities
Distribution or Collateral Distribution paid directly to the Payee.

(c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

(d) Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto
(which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash distributions payable to it.

7.5. To the extent that, under the provisions of Sections 7.1 through 7.4 (a) a transfer of cash or other property by Borrower would give rise to a Margin
Excess (as defined in Section 8.3 below) or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit (as defined in Section
8.2 below), Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower
(as the case may be).

8.   Mark to Market.

8.1. Borrower shall daily mark to market any Loan hereunder and in the event that at the close of trading on any Business Day the market value of the Collateral for any Loan to Borrower shall be less than 100% of the market value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for such Loan, shall equal 100% of the market value of the Loaned Securities.
8.2. In addition to any rights of Lender under Section 8.1, in the event that at the close of trading on any Business Day the aggregate market value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a
"Margin Deficit"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral for such Loans, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Lender's notice to Borrower.
8.3. In the event that at the close of trading on any Business Day the market value of all Collateral for Loans to Borrower shall be greater than the Margin
Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Excess"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Borrower's notice to Lender.
8.4. Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.2 and 8.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.
8.5. Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.2 and 8.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned
Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

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9.   Representations.    Each party to this Agreement hereby makes the following
representations and warranties, which shall continue during the term of any Loan hereunder:

9.1. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.
9.2. Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.
9.3. Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.
9.4. Borrower represents and warrants that it is acting for its own account.
Lender represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 10.3(b).
9.5. Borrower represents and warrants that (a) it has, or will have at the time of transfer of any Collateral, the right to grant a first security interest therein subject to the terms and conditions hereof, and (b) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned
Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.
9.6. Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

10.  Covenants.

10.1. Each party hereto agrees and acknowledges that (a) each Loan hereunder is a "securities contract," as such term is defined in Section 741(7) of Title
11 of the United States Code (the "Bankruptcy Code"), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy
Code. Each party hereto further agrees and acknowledges that if a party hereto is an "insured depository institution," as such term is defined in the Federal
Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.
10.2. Borrower agrees to be liable as principal with respect to its obligations hereunder.
10.3. Lender agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).
10.4. Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.
10.5. Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities or other self-regulatory organization.

11.   Events  of  Default.    All Loans hereunder may,  at  the  option  of  the
nondefaulting  party exercised by notice to the defaulting party  (which  option shall  be  deemed to have been exercised even if no notice is given, immediately upon  the  occurrence  of  an  event specified in  subsection  11.5  below),  be terminated  immediately upon the occurrence of any one or more of the  following events (individually, a "Default"):

11.1. if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;
11.2. if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 3.3 and 5;
11.3.     if either party shall fail to transfer Collateral as required by
Section 8;
11.4. if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by Section 7, (ii) shall have received notice of such failure from the non-defaulting party, and (iii) shall not have cured such default by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected in accordance with Section
16;
11.5. if (i) either party shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against either party, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) either party shall make a general assignment for the benefit of creditors, or
(iv) either party shall admit in writing its inability to pay its debts as they become due;
11.6. if either party shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is a member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof;
11.7. if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;


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11.8. if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;
11.9. if either party notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
11.10. if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 11.1 through 11.9 above, including but not limited to the payment of fees as required by Section
4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected under Section 16.

12.   Lender's  Remedies.   Upon the occurrence of a Default  under  Section  11
entitling  Lender to terminate all Loans hereunder, Lender shall have the  right
(without further notice to Borrower), in addition to any other remedies provided herein  or  under  applicable  law, (a) to purchase  a  like  amount  of  Loaned
Securities  ("Replacement  Securities")  in  the  principal  market   for   such
securities  in  a commercially reasonable manner, (b) to sell any Collateral  in the principal market for such Collateral in a commercially reasonable manner and
(c)  to apply and set off the Collateral and any proceeds thereof (including any amounts  drawn under a letter of credit supporting any Loan) against the payment of  the  purchase price for such Replacement Securities and any amounts  due  to
Lender  under Sections 4, 7, 14 and 17. In the event Lender shall exercise  such rights,  Borrower's obligation to return a like amount of the Loaned  Securities shall  terminate.  Lender may similarly apply the Collateral  and  any  proceeds thereof to any obligation of Borrower under this Agreement, including Borrower's obligations with respect to distributions paid to Borrower (and not forwarded to
Lender)  in  respect of Loaned Securities. In the event that  (i)  the  purchase price  of Replacement Securities (plus all other amounts, if any, due to  Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall  be  liable to Lender for the amount of such excess together with interest thereon at a rate equal  to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in  the case  of  purchases of any other securities (or other amounts, if  any,  due  to
Lender  hereunder),  the Federal Funds Rate or (C) such other  rate  as  may  be specified in Schedule B, in each case as such rate fluctuates from day  to  day, from  the  date  of such purchase until the date of payment of such  excess.  As security  for Borrower's obligation to pay such excess, Lender shall  have,  and
Borrower  hereby  grants, a security interest in any property of  Borrower  then held  by  or for Lender and a right of setoff with respect to such property  and any  other  amount  payable  by  Lender  to  Borrower.  The  purchase  price  of
Replacement  Securities purchased under this Section 12 shall include,  and  the proceeds  of  any  sale of Collateral shall be determined  after  deduction  of, broker's  fees and commissions and all other reasonable costs, fees and expenses related  to  such  purchase or sale (as the case may be). In  the  event  Lender exercises  its  rights  under this Section 12, Lender  may  elect  in  its  sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or  selling  all  or  a portion of the Collateral, to be deemed  to  have  made, respectively, such purchase of Replacement Securities or sale of Collateral  for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a  source.  Subject  to  Section 19, upon the satisfaction  of  all  obligations hereunder, any remaining Collateral shall be returned to Borrower.

13.  Borrower's Remedies.     Upon the occurrence of a Default under Section  11
entitling  Borrower to terminate all Loans hereunder, Borrower  shall  have  the right  (without  further notice to Lender), in addition to  any  other  remedies provided  herein  or  under applicable law, (a) to purchase  a  like  amount  of
Collateral  ("Replacement  Collateral")  in  the  principal  market   for   such
Collateral in a commercially reasonable manner, (b) to sell a like amount of the
Loaned  Securities in the principal market for such securities in a commercially reasonable  manner  and (c) to apply and set off the Loaned Securities  and  any proceeds  thereof  against  (i)  the payment of  the  purchase  price  for  such
Replacement  Collateral (ii) Lender's obligation to return  any  cash  or  other
Collateral and (iii) any amounts due to Borrower under Sections 4, 7 and 17.  In such  event,  Borrower may treat the Loaned Securities as its own  and  Lender's obligation to return a like amount of the Collateral shall terminate;  provided, however,  that Lender shall immediately return any letters of credit  supporting any  Loan  upon  the exercise or deemed exercise by Borrower of its  termination rights under Section 11. Borrower may similarly apply the Loaned Securities  and any  proceeds  thereof to any other obligation of Lender under  this  Agreement, including Lender's obligations with respect to distributions paid to Lender (and not  forwarded to Borrower) in respect of Collateral. In the event that (i)  the sales  price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not  replaced  by  Borrower  and all other amounts,  if  any,  due  to  Borrower hereunder),  Lender  shall be liable to Borrower for  the  amount  of  any  such deficiency, together with interest on such amounts at a rate equal to (A) in the case  of Collateral consisting of Foreign Securities, LIBOR, (B) in the case  of
Collateral consisting of any other securities (or other amounts due, if any,  to
Borrower  hereunder), the Federal Funds Rate or (C) such other rate  as  may  be specified  in Schedule B in each case as such rate fluctuates from day  to  day, from  the  date  of such sale until the date of payment of such  deficiency.  As security for Lender's obligation to pay such deficiency, Borrower shall have and
Lender hereby grants, a security interest in any property of Lender then held by or  for  Borrower  and a right of setoff with respect to such property  and  any other  amount  payable  by  Borrower  to  Lender.  The  purchase  price  of  any
Replacement  Collateral purchased under this Section 13 shall include,  and  the proceeds  of  any sale of Loaned Securities shall be determined after  deduction of,  broker's  fees  and commissions and all other reasonable  costs,  fees  and expenses  related to such purchase or sale (as the case may be).  In  the  event
Borrower exercises its rights under this Section 13, Borrower may elect  in  its sole  discretion,  in  lieu of purchasing all or a portion  of  the  Replacement
Collateral or selling all or a portion of the Loaned Securities, to be deemed to have  made,  respectively, such purchase of Replacement Collateral  or  sale  of
Loaned Securities for an amount equal to the price therefor on the date of  such exercise obtained from a generally recognized source or the most recent  closing bid  quotation from such a source. Subject to Section 19, upon the  satisfaction of  all  Lender's  obligations hereunder, any remaining  Loaned  Securities  (or remaining  cash proceeds thereof) shall be returned to Lender. Without  limiting the foregoing, the parties hereto agree that they intend the Loans hereunder  to be loans of securities. If, however, any Loan is deemed to be a loan of money by
Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

14.   Transfer Taxes.     All transfer taxes with respect to the transfer of the
Loaned  Securities  by  Lender  to  Borrower and  by  Borrower  to  Lender  upon termination of the Loan shall be paid by Borrower.

15.  Market Value.

15.1. Unless otherwise agreed, if the principal market for the securities to be valued is a national securities exchange in the United States, their market value shall be determined by their last sale price on such exchange on the preceding Business Day or, if there was no sale on that day, by the last sale price on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.
15.2. Except as provided in Section 15.3 or 15.4 or as otherwise agreed, if the principal market for the securities to be valued is the over-the-counter market, their market value shall be determined as follows. If the securities are quoted on the National Association of Securities Dealers Automated Quotations
System ("NASDAQ"), their market value shall be the closing sale price on NASDAQ on the preceding Business Day or, if the securities are issues for which last sale prices are not quoted on NASDAQ, the closing bid price on such day. If the securities to be valued are not quoted on NASDAQ, their market value shall be the highest bid quotation as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotations sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case, if the relevant quotation did not exist on such day, then the relevant quotation on the next preceding Business Day in which there was such a quotation shall be the market value.

Page 39 of 61



15.3.     Unless otherwise agreed, if the securities to be valued are Government
Securities, their market value shall be the average of the bid and ask prices as quoted on Prophesy at 3:30 P.M. New York time on the Business Day preceding the date on which such determination is made. If the securities are not so quoted on such day, their market value shall be determined as of the next preceding
Business Day on which they were so quoted. If the securities to be valued are Government Securities that are not quoted on Prophesy, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice for such securities.
15.4.     Unless otherwise agreed, if the securities to be valued are Foreign
Securities, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice in the principal market for such securities.
15.5. Unless otherwise agreed, the market value of a letter of credit shall be the undrawn amount thereof.
15.6. All determinations of market value under Sections 15.1, 15.2, 15.3, and 15.4 shall include, where applicable, accrued interest to the extent not already included therein (other than any interest transferred to the other party pursuant to Section 7), unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary. All determinations of market value that are required to be made at the close of trading on any Business Day pursuant to Section 8 or otherwise hereunder shall be made as if being determined at the commencement of trading on the next
Business Day. The determinations of market value provided for in this Section 15 shall apply for all purposes under this Agreement, except for purposes of Sections 12 and 13.

16.  Transfers.

16.1. All transfers of securities hereunder shall by be (a) physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) transfer on the books of a Clearing Organization, or (c) such other means as Borrower and Lender may agree. In every transfer of securities hereunder, the transferor shall take all steps necessary (i) to effect a "transfer" under
Section 8-313 of the New York Uniform Commercial Code or, where applicable, under any U.S. federal regulation governing transfers of securities and (ii) to provide the transferee with comparable rights under any applicable foreign law or regulation.
16.2. All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next-day New York Clearing House
Funds.
16.3. All transfers of a letter of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or by causing the amount of such letter of credit to be reduced to the amount required after such transfer.
16.4. A transfer of securities, cash or letters of credit may be effected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

17.  Contractual Currency.

17.1. Borrower and Lender agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made; (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with such Loan
(the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency;
provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.
17.2. If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual
Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.
17.3. If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

18.  [INTENTIONALLY DELETED]

19. Single Agreement. Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payment, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other.
Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the "Defaulting
Party") in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

20.   APPLICABLE  LAW.   THIS  AGREEMENT SHALL  BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT  TO  THE
CONFLICT OF LAW PRINCIPLES THEREOF.

21.   Waiver.   The failure of a party to this Agreement to insist  upon  strict adherence  to any term of this Agreement on any occasion shall not be considered a  waiver  or  deprive that party of the right thereafter to insist upon  strict adherence  to  that  term or any other term of this Agreement.  All  waivers  in respect of a Default must be in writing.

22. Remedies. All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned
Securities or Collateral and termination of this Agreement.


Page 40 of 61


23. Notices and Other Communications. Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Schedule A attached hereto. All notices shall be effective upon actual receipt, provided, however, that if any notice shall be received by a party on a day on which such party is not open for business at its office located at the address set forth in Schedule A, such notice shall be deemed to have been received by such party at the opening of business on the next day on which such party is open for business at such address.

24.  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

24.1.      EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO  THE
NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE  COURT
SITTING  IN  NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT,  SOLELY
FOR  THE  PURPOSE  OF  ANY  SUIT, ACTION OR PROCEEDING BROUGHT  TO  ENFORCE  ITS
OBLIGATIONS  HEREUNDER  OR RELATING IN ANY WAY TO THIS  AGREEMENT  OR  ANY  LOAN
HEREUNDER  AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO  SO,  ANY
DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING
IN  ANY  SUCH  COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF  ITS  PLACE  OF
RESIDENCE OR DOMICILE.
24.2.     EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO
TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Miscellaneous. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Lender. This
Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall ensure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence.
Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

26.  Definitions.  For the purposes hereof:

26.1. "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange
Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the Securities and Exchange Commission or other regulatory body.
26.2. "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned
Securities subject to such Loan, provided, however, that for purposes of Section
15, such term shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, (i) for purposes of Section 8, "Business Day" shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan hereunder and "next
Business Day" shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 16; and (ii) in no event shall a Saturday or Sunday be considered a Business Day.
26.3. "Clearing Organization" shall mean The Depository Trust Company, or, if agreed to by Borrower and Lender, such other clearing agency at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.
26.4. "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree shall be acceptable collateral prior to the Loan and which is transferred to Lender pursuant to Section 3 or 8 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 3.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing. For purposes of return of Collateral by Lender or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender.
26.5. "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).
26.6. "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.
26.7.     "Default" shall have the meaning assigned in Section 11.
26.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
26.9. "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.
26.10. "Foreign Securities" shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.
26.11.    "Government Securities" shall mean government securities as defined in
Section 3(a)(42)(A)-(C) of the Exchange Act.
26.12.    "LIBOR" shall mean for any date, the offered rate for deposits in U.S.
dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).
26.13.    "Loan" shall mean a loan of securities hereunder.
26.14. "Loaned Security" shall mean any security which is a security as defined in the Exchange Act, transferred in a Loan hereunder until such security
(or an identical security) is transferred back to Lender hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Loaned
Securities, as adjusted pursuant to the preceding sentence.
26.15.    "Plan" shall mean (a) any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29
C.F.R. Section 2510.3-101.

     Prime Dealer Services         FINANCIAL INSTITUTION
     Corp.                         PARTNERS, L.P.
                                        BY: HOVDE CAPITAL IV, LLC,
                                        GENERAL PARTNER

     By:                           By:  /s/ Richard J. Perry, Jr.
     Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
     Title: [SIG_POSITION1]        Title: Manager



Page 41 of 61


                                   Schedule A

                     NAMES AND ADDRESSES FOR COMMUNICATIONS


Prime Dealer Services Corp.

          1221 Avenue of the Americas
          New York, NY 10020

          Attention:     Ms. Kathleen Mooney, Vice President

          Tel.:               (212) 762-5101
          Fax:           (212) 762-9519



Financial Institution Partners, L.P.

          1824 Jefferson Place, NW
          Washington, DC 20036

          Attention: Jeffrey Kashdin

          Tel.:     (202) 822-8117
          Fax:      (202) 822-8365




                                   Schedule B

                    DEFINED TERMS AND SUPPLEMENTAL PROVISIONS

Cutoff Time(s)





                                    ANNEX II

Supplemental Terms and Conditions

The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated between
Prime Dealer Services Corp. and :

1.    The  phrase "and for any other obligation of Borrower to Lender" shall  be deleted  from  the  first sentence of Section 3.2 of the  Agreement.  The  words
"securities   intermediary"  shall  be  inserted  after  the  words   "financial
intermediary" in the last sentence of Section 3.2.

2. The term "substituted Collateral" in first sentence of Section 3.5 of the Agreement after the phrases "provided however that such" and "the aggregate market value of such", shall be changed to "substitute Collateral" in both instances, and the phrase "(or other Collateral acceptable to Lender)" shall be inserted after the words "substitute letter of credit" in the last sentence of such Section.

3. The phrase "market or" shall be inserted after the words "based on the aggregate" in first sentence of Section 4.1 of the Agreement and the phrase "as agreed" shall be inserted after the words "par value" in the first sentence of such Section.

4. The word "such" shall be inserted after the phrase "by the transfer of" in the first sentence of Section 7.2 of the Agreement and the phrase "in an amount equal to such cash distribution," shall be deleted from the first sentence of such Section.

5. The word "such" shall be inserted after the phrase "by the transfer of" in second sentence of Section 7.3 of the Agreement and the phrase, "in an amount equal to such cash distribution," shall be deleted from the second sentence of such Section.

6. The sentence "Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Lender shall forthwith transfer the same to Borrower," shall be inserted at the end of Section 7.3 of the Agreement.

7. The phrase "Subject to Section 7.4 (d)," shall be inserted at the beginning of Section 9.3 of the Agreement.

8. The phrase "and such suspension or expulsion shall have a material effect on such parties' ability to perform hereunder" shall be inserted at the end of
Section 11(f) of the Agreement.

9.   Unless otherwise agreed, the Margin Percentage shall be as follows:
(a)US and Canadian exchange traded equity securities:                      100%
(b)Non-US and Non-Canadian exchange traded equity securities:              100%
(c)  All fixed income securities:                                          100%

10. When Borrower gives other than cash Collateral, Fees shall be calculated in accordance with Section 4, except that Fees shall be based on the Market Value of Loaned Securities plus accrued and unpaid interest to the extent accrued interest is not included in the market value of the Loaned Securities.

11. The second sentence in Section 5 ("Termination of Loan") is hereby deleted and restated as follows:

      "The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the number of Business Days in the standard securities settlement cycle in the United States as defined in Rule 15c6-1 under the Securities Exchange Act of 1934 (currently three days) following such notice."

12.  THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS
OF  THE  STATE  OF  NEW  YORK WITHOUT GIVING EFFECT  TO  THE  CONFLICT  OF  LAWS
PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.


Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                              PARTNERS, L.P.
                                        BY: HOVDE CAPITAL IV, LLC,
                                   GENERAL PARTNER

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager

Page 42 of 61

                                    ANNEX III

                        Supplemental Terms and Conditions


     The   following   Supplemental  Terms  and  Conditions  (the  "Supplement")
supplement  and  amend  the Master Securities Loan Agreement  (the  "Agreement")
dated  as  of   between Prime Dealer Services Corp. ("Lender") and  ("Borrower")
unless  otherwise defined in Section 11.1 below, capitalized terms  used  herein shall have the meanings assigned in the Agreement.


1.   Collateral and Mark to Market.

      1.1 Notwithstanding anything to the contrary in the Agreement, in connection with any Loan in which Lender is not a Customer, Borrower and Lender may agree, as provided in Section 10.2 hereof, that the market value of the Collateral, if any, transferred by Borrower to Lender, upon initial transfer and for purposes of any mark to market or similar provision of the Agreement, shall be equal to a percentage of the market value of the Loaned Securities that is less than 100%; provided, however, that in the event that the writing or other confirmation evidencing such agreement does not set out such percentage with respect to any such Loan, such percentage shall not, for purposes of any mark to market or similar provision of the Agreement, be less than the percentage that is obtained by dividing (i) the market value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the market value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

     1.2 The Collateral transferred by Borrower to Lender under the Agreement, as well as any other property transferred by Borrower to Lender or any of Lender's Affiliates as security for any other obligations or liabilities of Borrower to Lender or any of Lender's Affiliates, shall be security for any and all obligations or liabilities of Borrower with respect to the Agreement, for any Loan and for any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now existing or hereafter arising.

2.   Permitted Purpose.

     2.1 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of an Equity Security, Borrower and Lender may agree, as provided in Section 10.2 hereof, that Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned
Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of such Loan) that Lender is either (i) an "exempted borrower" within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

     2.2 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of a security that is not an Equity Security, Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise.

3. Termination and Rights in Respect of Collateral. Notwithstanding anything to the contrary in the Agreement, if under the Agreement Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's:

(a) Borrower may not terminate a Loan, if the Collateral for such Loan includes securities other than Government Securities, except on a termination date established by notice given to Lender prior to the close of business on a Business Day; the date established by such termination notice given by Borrower to Lender shall be a date no earlier than the standard settlement date for trades of such Collateral entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be the third Business
Day following such notice; and
(b) Borrower waives the right to vote, or to provide any consent or take any similar action with respect to, any Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to any substitution, mark to market or similar provision of the Agreement.

4.   Dividends, Distributions, Etc.

      4.1 Notwithstanding anything to the contrary in the Agreement, Borrower shall be entitled to receive all distributions made on or in respect of Collateral transferred to Lender which are not otherwise received by Borrower, to the full extent it would be so entitled if such Collateral had not been transferred to Lender, including, but not limited to (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of such Collateral and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

      4.2 Any cash distributions made on or in respect of Collateral, which Borrower is entitled to receive pursuant to Section 4.1 hereof, shall be treated in accordance with the Agreement. Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

5.    Transfer.  Notwithstanding anything to the contrary in the Agreement,  all transfers  by  either  Borrower  or Lender of Loaned  Securities  or  Collateral
consisting  of  "financial assets" (within the meaning of the New  York  Uniform
Commercial  Code)  thereunder  shall be by  (a)  in  the  case  of  certificated securities,  physical  delivery  of certificates  representing  such  securities together with duly executed stock and bond transfer powers, as the case may  be, with  signatures  guaranteed by a bank or a member firm of the  New  York  Stock
Exchange,  Inc.,  (b)  registration  of  an  uncertificated  security   in   the
transferee's  name  by  the  issuer  of such uncertificated  security,  (c)  the crediting  by  a  securities  intermediary  of  such  financial  assets  to  the transferee's securities account maintained with such securities intermediary, or
(d)  such  other means as Borrower and Lender may agree.  For the  avoidance  of doubt, the parties agree and acknowledge that the term "securities", as used  in the Agreement and herein, shall include any "security entitlements" with respect to such securities (within the meaning of the New York Uniform Commercial Code), and  that the terms "financial intermediary" and "clearing corporation", as used in  the Agreement, shall mean a "securities intermediary" (within the meaning of the New York Uniform Commercial Code).

6. Representations and Warranties. Each of the parties hereto (and, in the case of a party acting as agent in accordance with the terms of the Agreement, each of its principals) represents and warrants that (a) it has full power and authority to execute and deliver this Supplement and to enter into any Loan contemplated by the Agreement and to perform its obligations thereunder, as supplemented or amended herein; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Supplement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Agreement.

7.   Events of Default.

      7.1 In addition to any events of default set forth in the Agreement, the occurrence of one or more of the following shall constitute an event of default under the Agreement:

(i) if either party fails to perform any covenant or obligation required to be performed by it hereunder or if any representation made by either party in respect hereof shall be incorrect or untrue in any material respect during the term of any Loan under the Agreement, as supplemented or amended herein;
provided, however, that to the extent that Section 4 hereof supplements and amends any provisions in the Agreement governing the rights of Borrower in respect of distributions on Collateral, any such failure under Section 4 hereof shall constitute an event of default only after the expiration of the notice period, if any, specified in the Agreement with respect to the occurrence of an event of default for such a failure; or
(ii) (ii) if Borrower defaults or fails to perform with respect to any indebtedness to Lender or any Affiliate of Lender or any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now or hereafter arising.

     7.2 In addition to the remedies in events of default set forth in the Agreement, an event of default with respect to Borrower under the Agreement shall constitute an event of default (howsoever described) under all other agreements and transactions between Lender or any Affiliate of Lender and Borrower and, upon any event of default with respect to Borrower, Lender and any Affiliate of Lender shall be entitled to:

(i) cancel and otherwise liquidate and close out any transaction under any other agreement or transaction between Lender or any Affiliate of Lender and Borrower without prior notice to Borrower or any other party, whereupon
Borrower, as the case may be, shall be liable to Lender or the Affiliate of Lender, as the case may be, for any resulting loss, damage, cost and expense, including loss equal to the amount Lender or the Affiliate of Lender, as the case may be, would have to pay to enter into replacement transactions (whether or not Lender or the Affiliate of Lender, as the case may be, enters into any such replacement transactions) and any damages resulting to Lender or any Affiliate of Lender from entering into or terminating hedge transactions with respect thereto; and
(ii) set off any obligation under any transaction under any agreement between Lender or any Affiliate of Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Lender or the Affiliate of Lender, as the case may be, to Borrower against any obligation under any transaction under any agreement between Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Borrower to Lender or the Affiliate of Lender, as the case may be.

8. Transfer Taxes. Unless otherwise agreed, all transfer taxes with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to any substitution, mark to market or similar provision of the Agreement shall be paid by Borrower.

9.    APPLICABLE  LAW.   THIS  SUPPLEMENT SHALL BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT  TO  THE
CONFLICT OF LAW PRINCIPLES THEREOF.


Page 43 of 61



10.  Definitions and Interpretations.

10.1 Notwithstanding anything to the contrary in the Agreement, the following terms shall have the following meanings for purposes of this Supplement.

      "Affiliate"  shall  mean,  in  relation to  any  person,  (i)  any  entity controlled,  directly  or  indirectly, by  the  person;  (ii)  any  entity  that controls,  directly or indirectly, the person; or (iii) any entity  directly  or
indirectly  under  common  control  with  the  person.   For  purposes  of  this
definition,  "control" of any entity or person means ownership of a majority  of the voting power of the entity or person.

"Collateral" shall have the meaning specified in the Agreement, except that, if any new or different security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become
Collateral in substitution for the former Collateral for which such exchange is made.

"Customer" shall mean any person that is a customer of Borrower under Rule 15c3-
3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such rule or comparable regulation).

"Equity Security" shall mean any security other than a "non-equity security", as defined in Regulation T.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Government Securities" shall mean "government securities" as defined in Section
3(a)(42)(A)-(C) of the Exchange Act.

"Plan" shall mean (i) any "employee benefit plan" as defined in Section 3(3)  of the  Employee Retirement Income Security Act of 1974 which is subject to Part  4 of  Subtitle  B  of Title I of such Act; (ii) any "plan" as defined  in  Section
4975(e)(1) of the Internal Revenue Code of 1986; or (iii) any entity the  assets of  which are deemed to be assets of any such "employee benefit plan" or  "plan"
by  reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section
2510.3-101.

"Regulation T" shall mean Regulation T of the Board of Governors of the  Federal
Reserve System, as in effect from time to time.

          10.2      Any agreement between the parties pursuant to Section 1.1 or
Section 2.1 shall be made (i) in writing, (ii) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (iii) in such other manner as may be agreed by the parties in writing.

      11.       Notwithstanding anything contained in the Agreement, Lender  and
Borrower  agree that in effecting Loans transfers between Lender's  Account  and
Borrower's  Account are intended to be, and shall be deemed to be, simultaneous.
Notwithstanding  the  foregoing, if Lender has  failed  to  deliver  the  Loaned
Securities  to  Borrower's  Account  or  Borrower  has  failed  to  deliver  the
Collateral to Lender's Account by the applicable Cutoff time for such Loan, then no  Loan  shall have occurred and Borrower (in the case of Lender's  failure  to deliver)  or Lender (in the case of Borrower's failure to deliver),  shall  have the  absolute right to the return of the Collateral or Loaned Securities, as the
case  may  be.   Until such Collateral or Loaned Securities are  redelivered  to either  Borrower (in the case of Lender's failure to deliver) or Lender (in  the case  of  Borrower's failure to deliver), the party that failed to deliver  such
Collateral  or  Loaned Securities shall hold such securities in escrow  for  the other  party  and shall be required to pay to such party interest based  on  the market value of the Collateral or Loaned Securities, as the case may be, (i)  in the  case of foreign securities, at the LIBOR rate and (ii) in the case  of  any other  securities, at the Federal Funds Rate, for each day that such  redelivery
obligation  remains  outstanding.   For  purposes  of  this  Paragraph  11,  the
following terms shall have the following meanings:

"Lender's Account" shall mean the account maintained by Lender for the deposit of Collateral with respect to each Loan and, for such purposes, Lender's Account shall be deemed to be a "securities account" within the meaning of the New York
Uniform Commercial Code. For purposes of this Amendment, Lender's Account shall include any account for the deposit of cash in connection therewith.

"Borrower's  Account"  shall mean the account maintained  by  Borrower  for  the deposit  of Loaned Securities with respect to each Loan and, for such  purposes,
Borrower's  Account  shall  be deemed to be a "securities  account"  within  the
meaning  of  the  New  York  Uniform Commercial  Code.   For  purposes  of  this
Amendment, Borrower's Account shall include any account for the deposit of  cash in connection therewith.

           Except as otherwise set forth herein, the Agreement shall remain unmodified and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as supplemented and amended hereby.





Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                              PARTNERS, L.P.
                                   BY: HOVDE CAPITAL IV, LLC,
                                   GENERAL PARTNER

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager


Page 44 of 61

                                                                       EXHIBIT U

Account  Control  Agreement,  dated  as  of  ,  among  Morgan  Stanley  &   Co.,
Incorporated  ("MS&Co."), Prime Dealer Services Corp. ("PDS") and  ("Customer").
Unless  otherwise defined herein, capitalized terms used herein shall  have  the
meanings  assigned in the Master Securities Loan Agreement dated   (the  "Master
Securities Loan Agreement").

PREAMBLE:

1.    MS&Co.,  in  its capacity as securities intermediary ("Intermediary")  has
established one or more securities accounts in the name of   (the "Account").

2. PDS may, from time to time, lend securities to Customer pursuant to the Master Securities Loan Agreement.

3. Customer wishes to provide for the Account and all or a portion of the assets credited to the Account (the "Additional Collateral"), in addition to any other Collateral transferred by Customer to PDS, to serve as Collateral in connection with one or more Loans or other obligations under the Master
Securities Loan Agreement.

4. PDS, Customer and MS&Co. (in its individual capacity and as Intermediary) are entering into this Agreement to provide for the control of the Additional
Collateral by PDS and to perfect the security interest of PDS therein.

TERMS:

Section 1. The Account. All parties agree that the Account is a "securities account" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York (the "UCC") and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary will not agree with any third party to comply with entitlement orders or other directions concerning the Collateral held in the Account originated by any third party without the prior written consent of PDS and Customer.

Section 2.  Collateral.  Notwithstanding anything to the contrary in the  Master
Securities Loan Agreement, in addition to Collateral transferred by Customer  to
PDS pursuant to Section 16 of the Master Securities Loan Agreement and Section 5
of  Annex III thereto, Additional Collateral held by MS&Co. in the Account shall constitute  Collateral  for  purposes of the Master Securities  Loan  Agreement, subject  to  the  security  interest and all  other  rights  of  PDS  as  Lender
thereunder.   In  such event, notwithstanding anything to the  contrary  in  the
Master  Securities Loan Agreement, such Additional Collateral shall,  except  as provided below in Section 7, be deemed to be "transferred" by Borrower to Lender for  purposes  of  the  Master Securities Loan Agreement concurrently  with  the transfer  of such other Collateral by Borrower to Lender and shall be deemed  to be  "transferred"  by Lender to Borrower for purposes of the  Master  Securities
Loan Agreement concurrently with the transfer of such other Collateral by Lender to Borrower.
Section 3.  Subordination of Lien.  The security interest in favor of PDS in the
Account and financial assets credited thereto is subject and subordinate to  the prior payment of all indebtedness of Customer to Intermediary, as such may exist from  time to time, including fees and commissions, and to any security interest or lien in favor of Intermediary on the Account and to any right of Intermediary to close out open positions in the Account.  In no event will PDS have any right to  exercise  any  remedies in respect of the Account until  such  time  as  all
Customer's obligations to Intermediary have been satisfied in full.

Section 4.  Control.  Subject to the provisions of Section 3, Intermediary  will comply with entitlement orders originated by PDS concerning the Account and  any
financial assets credited thereto without further consent by Customer.   Subject
to  the foregoing, Intermediary may also comply with entitlement orders or other directions  concerning  the Account originated by Customer,  or  its  authorized
representatives,  until  such  time  as  PDS  delivers  a  written   notice   to
Intermediary that PDS is thereby exercising exclusive control over the  Account.
Such  notice  may  be  referred to herein as the "Notice of Exclusive  Control."
After  Intermediary  receives  the  Notice of  Exclusive  Control  and  has  had reasonable  opportunity  to  comply, it will cease  complying  with  entitlement orders or other directions concerning the Account originated by Customer or  its representatives.

Section 5. Amendment. This Agreement may not be amended or otherwise modified except in writing signed by all the parties hereto.

Section 6. Choice of Law. This Agreement (including without limitation all rights and obligations with respect to the Account) shall be governed by and construed in accordance with the law of the State of New York.

Section  7.   Interpretation.  Dividends and other distributions  on  Additional
Collateral shall be credited to the Account in accordance with the customary practices of Intermediary, and PDS shall have no obligation with respect thereto under Section 7.3 of the Master Securities Loan Agreement and Sections 4.1 and
4.2 of Annex II thereto.



SIGNATURES:

PRIME DEALER SERVICES CORP.

By: ___________________

Name: [SIG_NAME1]

Title:


FINANCIAL INSTITUTION PARTNERS, L.P.
BY: HOVDE CAPITAL IV, LLC, GENERAL PARTNER

By:  /s/ Richard J. Perry, Jr.__
Name:  Richard J. Perry, Jr. [SIG
Title: Manager


MORGAN STANLEY & CO. INCORPORATED,
[INDIVIDUALLY AND AS INTERMEDIARY]

By:                      ________

Name: [SIG_NAME1]

Title:



Page 45 of 61


                                                                       EXHIBIT V


                        MORGAN STANLEY & CO. INCORPORATED

                                OPTION AGREEMENT

The following sets forth our respective rights and obligations arising from your handling, purchasing, selling, assigning, exercising and/or endorsing puts and/or calls, or variations thereof ("options"), for my account. In connection with such transactions for my account, I agree and represent as follows:

     1. I have received from you, have read and understand the brochure entitled
"Characteristics  and  Risks of Standardized Options" and/or  other  appropriate
Options  Disclosure  Documents  ("ODD"),  including  but  not  limited  to   the
information therein regarding position limits and exercise limits, the  purposes and risks of transactions in options and the secondary market in options.
     2.  I  agree  to pay to you, as you direct, (a) all applicable  transaction fees,  charges  and premiums, (b) the amount of any trading loss  that  you  may incur  from options transactions executed by you on my behalf and (c) any  debit balance owing with respect to my account(s), and interest and service charges on any  such  debit balances at the rates then charged by you, together  with  your costs  and  reasonable  attorney's fees incurred in collecting  any  such  debit balance.
     3.  In  effecting options transactions through you, I am aware of and agree to  be  bound  by  the  rules of The Options Clearing Corporation  ("OCC"),  the
Securities  and  Exchange  Commission,  the  various  securities  exchanges  and securities associations, the Board of Governors of the Federal Reserve Board and
other  securities self regulatory organizations having jurisdiction over options transactions.  Without limiting the foregoing, I agree not  to  violate,  either acting by myself (through you as broker or otherwise) or in concert with others, directly  or  indirectly,  the  rules of such organizations  regarding  position limits and/or exercise limits. I further expressly authorize you to liquidate  any  of  my options positions without notice to  me  and  without  my consent,  in  your sole and absolute discretion, if and when my  open  positions exceed applicable position limits so as to reduce such open positions to a level that  is  in  compliance with such limits or if I fail  to  fulfill  any  of  my obligations hereunder or under any other agreement with you. I will bear and  be
solely  responsible  for  any  losses  associated  with  such  a  reduction   or
liquidation.
     4.  I agree that you shall not be liable for delays in the transmission  of orders  or  instructions  due  to the breakdown or failure  of  transmission  or communication  facilities or any other cause beyond your control, including  any mistake,  error,  negligence or misconduct of a securities exchange,  securities association or clearing house or their officers, directors, employees or agents.
     5.  (a)  I  understand  that I am fully responsible for  taking  action  to exercise  my  option contracts. I hereby agree to waive any and all  claims  for damages  or  loss,  which I might have against you because  an  option  was  not exercised.  I  understand that my options will become  worthless  if  I  do  not deliver  instructions  to exercise by your established exercise  cut-off  times, which may be different than exercise cut-off times established by the exchanges, markets  and clearing houses. I am aware that the OCC has established thresholds for equity and index option contracts whereby all expiring contracts at or above the  appropriate  threshold will be automatically exercised unless  you,  at  my direction, instruct the OCC otherwise.
     (b)  I  understand  that  you  randomly  assign  exercise  notices  to  all customers.  All  American-style (an option that may be exercised  at  any  time)
short  option  positions  are  subject to  assignment  at  any  time,  including positions  established  on  the  same day that  exercises  are  assigned,  while
European-style  (an  option that may be exercised only on a  specified  exercise date)  short  option positions are only subject to assignment  upon  expiration.
Exercise  assignment  notices are allocated randomly  from  among  all  of  your customers'  short  option  positions, which are  subject  to  exercise.  A  more detailed description of Morgan Stanley & Co. Incorporated's Random Method for
allocating assignment notices is available from your account representative upon request.
     6.  I represent and warrant to you that (i) options trading is suitable for me  in light of my investment objectives, financial situation, needs, experience and  knowledge,  (ii)  I am aware and acknowledge that options  trading  may  be highly  speculative  and  involves  a high degree  of  risk  (including  without limitation  the  risks described in the ODD) and that on certain  trading  days, trading  may  cease with a resultant financial disadvantage to me,  (iii)  I  am willing  and  able to evaluate, carry and bear the financial risks attendant  to options  trading,  and  (iv)  I  understand that  you  are  relying  upon  these representations  and warranties and the financial and other information  that  I have  provided  or  will  provide to you. I will  promptly  notify  you  of  any significant  changes  that  take  place in any  information  furnished  to  you, including my investment objectives, financial situation and/or needs,  prior  to effecting any additional opening purchase or sale transactions.
     7.  CHOICE  OF  DISPUTE RESOLUTION. ANY DISPUTE THAT I MAY  HAVE  WITH  YOU
ARISING  OUT  OF,  RELATING  TO  OR  IN  CONNECTION  WITH,  YOUR  BUSINESS,  ANY
TRANSACTION BETWEEN US, OR THIS AGREEMENT, SHALL BE DETERMINED BY ARBITRATION OR
LITIGATION  IN COURT AT MY ELECTION. REGARDLESS OF WHETHER I CHOOSE  ARBITRATION
OR LITIGATION, WE AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS,
LISTED BELOW:
     8. ARBITRATION:
-    ARBITRATION IS FINAL AND BINDING ON THE PARTIES.
-     THE  PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT,  INCLUDING
THE RIGHT TO A JURY TRIAL.
-    PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM
COURT PROCEEDINGS.
-    THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL
REASONING AND ANY PARTY'S RIGHT TO
APPEAL  OR  TO  SEEK  MODIFICATION OF RULINGS BY THE ARBITRATORS  IS  ST  RICTLY
LIMITED.
-     THE  PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS
WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.
     ANY ARBITRATION SHALL BE CONDUCTED IN NEW YORK AND ONLY BEFORE THE NEW YORK
STOCK   EXCHANGE,  INC.,  THE  AMERICAN  STOCK  EXCHANGE,  INC.,  THE   NATIONAL
ASSOCIATION   OF   SECURITIES  DEALERS,  INC.,  OR  ANY  OTHER   SELF-REGULATORY
ORGANIZATION  OF WHICH YOU ARE A MEMBER. I HAVE THE RIGHT TO ELECT  ONE  OF  THE
FOREGOING ORGANIZATIONS, BUT IF I FAIL TO MAKE SUCH ELECTION BY CERTIFIED LETTER
ADDRESSED  TO  YOU AT YOUR MAIN OFFICE BEFORE THE EXPIRATION OF TEN  DAYS  AFTER
RECEIPT  OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION THEN YOU  MAY  MAKE
SUCH ELECTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY YOU TO
AN  AWARD OF PUNITIVE DAMAGES. THE AWARD OF THE ARBITRATORS, OR THE MAJORITY  OF
THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY
COURT, STATE OR FEDERAL, HAVING JURISDICTION.
     NO  PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION,
NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO
HAS  INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF  A  PUTATIVE
CLASS  WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED
BY THE PUTATIVE CLASS ACTION UNTIL:
     (i) THE CLASS CERTIFICATION IS DENIED;
     (ii) THE CLASS IS DECERTIFIED; OR
     (iii)  THE  CUSTOMER  IS  EXCLUDED  FROM  THE  CLASS  BY  THE  COURT.  SUCH
FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE  A  WAIVER
OR ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
     9.  LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN  WRITING
WHEN  ANY DISPUTE ARISES, ANY LITIGATION MUST BE INSTITUTED IN THE UNITED STATES
DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE
STATE  OF  NEW YORK FOR THE COUNTY OF NEW YORK. (B) ANY RIGHT TO TRIAL  BY  JURY
WITH  RESPECT  TO  ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES  TO  THIS
AGREEMENT.
     10.  THIS  AGREEMENT, ITS ENFORCEMENT, AND ANY DISPUTE BETWEEN US,  WHETHER
ARISING OUT OF OR RELATING TO MY ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE
LAW  OF  THE  STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW  RULES;  and  its
provisions  shall  be continuous, shall cover individually and collectively  all accounts which I may open or reopen with you, and shall inure to the benefit  of your  present organization and any successor organization, irrespective  of  any change  or  changes  at  any  time  in  the personnel  thereof,  for  any  cause whatsoever,  and  of the assigns of your present organization or  any  successor organization,  and  shall  be  binding upon me,  and/or  my  estate,  executors, administrators, trustees, agents, officers, directors and assigns.
NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS 7
AND 8.

Page 46 of 61



                                                                       EXHIBIT W
Morgan Stanley


                              CUSTOMER PRIME BROKER
                                ACCOUNT AGREEMENT

Ladies and Gentlemen:

In consideration of Morgan Stanley from time to time accepting an account or receiving holding or delivering any property of the undersigned, or entering into any Contract with the undersigned, the undersigned agrees with Morgan
Stanley to the following:

1. DEFINITIONS

"Agreement" means this document along with all executed annexes to this document.

"Contract" means any contract or agreement between Morgan Stanley and the undersigned, including securities purchase or sale contracts, agreements to lend cash or securities, commodity and currency contracts, forward contracts, repurchase agreements, swap agreements or any other derivative or financial transaction, without regard to the form of such agreement which may include oral agreements or agreements confirmed or signed by only one party to the agreement and agreements entered into or signed by Morgan Stanley on behalf of the undersigned.

"Collateral" means cash, securities, commodities, other financial assets, investment property and other property and assets (including all security entitlements in respect thereof, all income and profits thereon, all dividends, interest and other payments and distributions with respect thereto and all proceeds from any of the foregoing) which from time to time may be deposited or credited to any account of the undersigned with Morgan Stanley, be held or carried by Morgan Stanley for the undersigned, be due from Morgan Stanley to the undersigned, or be delivered to or in Morgan Stanley's possession or control for any purpose, including safekeeping.

"Morgan Stanley" and the "Morgan Stanley Entities" mean, individually or collectively, as appropriate, Morgan Stanley & Co. Incorporated, MS Securities
Services Inc., Morgan Stanley & Co. International Limited, Prime Dealer Services
Corp.,  Morgan Stanley Securities Limited, Morgan Stanley Japan Limited,  Morgan
Stanley Asia Limited, Morgan Stanley GMBH, Morgan Stanley Market Products  Inc.,
Morgan  Stanley Capital Group Inc., Morgan Stanley Capital Services Inc., Morgan
Stanley DW Inc., Morgan Stanley, MSDW Asia Securities Products LLC, MSDW  Equity
Finance  Services  (Cayman) Ltd., Morgan Stanley Financial Products  Ltd.,  MSDW
Markets Inc. and their respective successors, parents, subsidiaries, affiliates, divisions, officers, directors, agents and employees.

"Obligation" means any obligation or liability of a party arising at any time, whether or not mature or contingent, related to the purchase, sale or loan of securities, currencies or other instrument, property or assets or under or in connection with this Agreement or any Contract, including any payment, repayment or delivery obligation, any obligation relating to any extension of credit or to pay damages (including costs of cover) and legal and other expenses incurred in connection with the enforcement of any Contract.

"Prime Brokerage Regulations" means the requirements applicable to prime brokerage activities set out in the no-action letter of the Securities and Exchange Commission ("SEC") dated January 25, 1994, as such letter may be amended, modified or supplemented from time to time, regarding the performance of prime brokerage services, and any other relevant regulations of the SEC or other governmental authorities or self-regulatory organizations.

"Undersigned"  means  each  of the individuals or entities,  other  than  Morgan
Stanley, that is a party to this Agreement.

2. APPLICABLE RULES AND REGULATIONS. All transactions under this Agreement shall be  subject  to  the rules and regulations of all U.S. and, if applicable,  non-
U.S.,   federal,  state  and  local  governmental  authorities,  self-regulatory organizations,  markets and clearing corporations including but not  limited  to the  Securities & Exchange Commission ("SEC"), New York Stock Exchange  ("NYSE")
or National Association of Securities Dealers ("NASD").

3. SHORT AND LONG SALES. The undersigned agrees that when placing any sell order, the undersigned will appropriately designate it as "long" or as "short."
The undersigned will designate a sale as "long" only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned's account at Morgan Stanley or will be delivered to Morgan
Stanley as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

4. COMPLIANCE WITH PRIME BROKERAGE REGULATORY REQUIREMENTS. The undersigned hereby acknowledges that it is familiar with the Prime Brokerage Regulations and with the related provisions in Section 5 of this Agreement, and hereby undertakes to comply with the Prime Brokerage Regulations as in effect at any time and with the related provisions of this Agreement. The undersigned will inform Morgan Stanley promptly if this undertaking is not satisfied. Without limiting the foregoing, the undersigned agrees that it shall maintain in its account with Morgan Stanley at all times a minimum net equity in cash and securities as agreed upon, but in no event less than that required by the Prime
Brokerage Regulations. The undersigned further agrees that, in the event its account falls below this minimum net equity, it shall bring its account into compliance in accordance with the Prime Brokerage Regulations.

5.  MORGAN  STANLEY  AS PRIME BROKER. In connection with any transactions  where
Morgan Stanley acts as the undersigned's prime broker:

(a)  The undersigned maintains brokerage accounts with a number of other brokers
("Executing  Brokers") and, from time to time, will place orders to be  executed by  one or more Executing Brokers. The undersigned agrees to give Morgan Stanley notice  of the names of all Executing Brokers with whom the undersigned  intends to  place orders (which Executing Brokers must be acceptable to Morgan Stanley).
Morgan Stanley is authorized to enter into a Prime Brokerage Agreement with  all current  or future Executing Brokers, to set up an account for the undersigned's benefit  at  any  Executing  Broker and to provide  or  obtain  any  information
necessary  to  establish  or  maintain  a  prime  brokerage  relationship.   The
undersigned  acknowledges that no order need be accepted by  Morgan  Stanley  as prime broker from any Executing Broker with which Morgan Stanley has not entered into a "Prime Brokerage Agreement" with respect to the undersigned's account  at
Morgan Stanley. Further, Morgan Stanley reserves the right at any time to  place a  limit on the size of transactions executed by any Executing Broker which  are to  be  settled and cleared by Morgan Stanley as a prime broker. The undersigned will use its best efforts to assure that such Executing Brokers comply with  the terms  set  forth in the Prime Brokerage Agreement. The undersigned acknowledges that  as  between Morgan Stanley and any Executing Broker, the Executing  Broker
will  be  acting as an agent of the undersigned, not as Morgan Stanley's  agent, for the purpose of carrying out the undersigned's directions with respect to the purchase, sale and settlement of securities.

b)  The  undersigned or its representative will advise Morgan Stanley  on  trade date of the details of all transactions effected by any Executing Broker on  the undersigned's  behalf  (the  "Trade Data").  Morgan  Stanley  is  authorized  to
acknowledge,  affirm,  settle  and  clear  all  such  transactions.   All   such
transactions  shall  be  for the sole account and risk of  the  undersigned  and
Morgan Stanley shall have no responsibility or liability to the undersigned, any
Executing  Broker or any other third party. The undersigned agrees  to  pay  all fees  agreed  upon and to make any necessary arrangements with  the  appropriate
Executing  Broker  concerning  the  payment of  any  such  fees,  including  the deduction of any such amounts from commissions charged by the Executing Brokers.
The undersigned agrees that it is responsible, and liable to Morgan Stanley, and will indemnify Morgan Stanley, for all costs, losses and fees (including but not limited to those associated with buy-ins and sell-outs and those resulting  from any  Executing Broker's inability to settle a transaction) arising  out  of  the orders  placed by the undersigned with any Executing Broker or any action  taken or  not  taken  by any Executing Broker with respect to the undersigned  or  its transactions or accounts.

(c) On the first business day following each transaction, Morgan Stanley shall send to the undersigned a notification of each trade placed with any Executing
Broker based on information provided to Morgan Stanley by the undersigned. Any confirmations of trades or advices issued by Morgan Stanley as prime broker shall indicate the name of the Executing Broker involved and the other information required by the Prime Brokerage Regulations. If the undersigned has instructed the Executing Broker to send trade confirmations to the undersigned in care of Morgan Stanley, Morgan Stanley agrees that the confirmations will be available to the undersigned without charge upon request to Morgan Stanley.
Reports of the execution of orders and statement of accounts of the undersigned shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after Morgan Stanley's transmittal to the undersigned by mail, e-mail, facsimile, electronically or any other agreed means. Communications may be sent to the undersigned at the undersigned's address of record or in such other manner as the undersigned may hereinafter provide in writing. All communications sent to such address whether by mail, e-mail, facsimile, telegraph, messenger, electronic means or otherwise shall be deemed given to the undersigned personally as of the date sent, whether actually received or not.


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(d)  The  undersigned understands that transactions will be  settled  by  Morgan
Stanley only if: (i) sufficient funds or securities, as necessary, are maintained in an account with Morgan Stanley or if the undersigned has made other arrangements for settlement that are satisfactory to Morgan Stanley; (ii) the undersigned maintains, and has at the settlement of the transaction, at least the minimum net equity required by the Prime Brokerage Regulations in its account with Morgan Stanley and (iii) a condition does not exist that would require Morgan Stanley to disaffirm on a non-discretionary basis, as defined in the Securities Industry Association Form 150, paragraph 3. (e). Morgan Stanley's customer account records may reflect transactions as settled as of the projected settlement date (sometimes referred to as contractual settlement). Morgan
Stanley does not guarantee settlement, however, and therefore reserves the right to reverse transaction settlement entries in the event of a settlement failure caused by events beyond Morgan Stanley's control.

(e) The undersigned agrees to comply with Morgan Stanley's requirements relating to short sales, including the requirement that no short sale may be effected through an Executing Broker unless the undersigned has first confirmed with Morgan Stanley that the securities are available for delivery. Such confirmation does not guarantee that the securities will be available for delivery on settlement date or that the securities will be available to support a short sale for any particular period of time. Accordingly, the short sale may fail on settlement date or the undersigned may be asked to cover its short sale at anytime, and undersigned will be responsible for any Obligations that arise therefrom.

(f) Morgan Stanley is authorized to try to resolve any unmatched trade reports received from any Executing Broker. However, the undersigned is responsible for the ultimate resolution of these trades and reports. Morgan Stanley shall have no responsibility or liability with respect to trade data not correctly transmitted to it on a timely basis by any person or entity, including but not limited to DTCC.

(g)  In  the event the undersigned's account falls below the minimum net  equity required  by the Prime Brokerage Regulations, the undersigned authorizes  Morgan
Stanley  to  notify  promptly all its Executing Brokers of such  event.  If  the undersigned  fails to bring such account into compliance with  the  minimum  net equity,  the undersigned further agrees that Morgan Stanley may, without  notice to  the  undersigned, disaffirm, DK or decline to affirm, clear and  settle  any transaction effected by an Executing Broker on the undersigned's behalf.  Except as  provided  in  the following paragraph, the undersigned understands  that  if
Morgan  Stanley  takes  such  action with respect  to  any  transaction  of  the undersigned, Morgan Stanley shall do so for all transactions of the  undersigned
that   day.  In  any  such  case,  Morgan  Stanley  shall  send  a  cancellation notification  to  the  undersigned  and the  undersigned  understands  that  the undersigned must settle outstanding trades directly with the relevant  Executing
Broker  and authorizes Morgan Stanley to provide the Executing Broker  with  any information necessary to settle such trades. The undersigned further agrees that
Morgan  Stanley  will  not  be bound to make any investigation  into  the  facts surrounding  any  transaction to which the undersigned  is  a  party  and  that, immediately  upon notice to the undersigned and, if required, to  the  Executing
Brokers, Morgan Stanley may cease acting as prime broker for the undersigned.

(h)  The undersigned hereby authorizes Morgan Stanley, if its account is managed on  a  discretionary  basis by an SEC- or state-registered  investment  adviser, money  manager or other person (an "Adviser"), to commingle its prime  brokerage transactions  with  those of other accounts of its Adviser ("sub-accounts")  for order  placement and clearance in bulk in accordance with other instructions  of the Adviser. The undersigned understands that no part of any transaction may  be allocated  to any sub-account where such sub-account's net equity is  below  the minimum levels established by the Prime Brokerage Regulations and that, should a such  a net equity deficiency occur in any such sub-account, Morgan Stanley must disaffirm  the entire transaction. The undersigned agrees that, should  such  an event occur, its Adviser may resubmit the bulk trade to the Executing Broker  so
as   to  exclude  those  securities  which  were  originally  allocated  to  the undersigned's  sub-account  or, if permissible,  re-allocate  the  entire  prime brokerage  transaction to other sub-accounts. The undersigned  understands  that such  reallocation  must be communicated to Morgan Stanley within  any  required deadlines.

6.  CURRENCY  CONTRACTS.  If  an authorized representative  of  the  undersigned initials the box entitled "Additional Provisions Related to Currency Contracts",
which  appears at the end of this Agreement, the undersigned, from time to time, may  enter  into spot and/or forward currency Contracts with Morgan  Stanley  in
connection  with  the  settlement  of  other  Contracts  or  otherwise  as   the
undersigned  shall direct. The undersigned acknowledges that Morgan  Stanley  is under no obligation to enter into any currency Contracts with, or on behalf  of,
the   undersigned,  and  further  agrees  to  furnish  to  Morgan  Stanley  such
documentation  to  indicate  capacity  and  authority  as  Morgan  Stanley   may
reasonably  request  prior  to entering into any such Contracts.  Each  currency
Contract entered into under this Agreement shall constitute an "FX Transaction", as  such  term  is  defined  in  the 1998 FX and  Currency  Option  Definitions, including  Annex  A  thereto,  as  published  by  the  International  Swaps  and
Derivatives Association, Inc., EMTA, and The Foreign Exchange Committee (as  may
be  amended,  the "FX Definitions"), and shall be subject to the terms  in  this
Section  6  as well as those set forth in the "Additional Provisions Related  to
Currency  Contracts" box. Any confirmation, whether created by  an  exchange  of telexes,  facsimiles, SWIFT messages, or electronic messages  on  an  electronic messaging  or  matching  system,  between Morgan  Stanley  and  the  undersigned relating  to  an  FX Transaction, whether or not it is expressed  to  be,  shall constitute  a  confirmation  and,  unless Morgan  Stanley  and  the  undersigned expressly  agree  otherwise, will be deemed to incorporate the  FX  Definitions.
Notwithstanding  the foregoing, Morgan Stanley shall have the right  to  convert currencies  in  connection with the exercise of Morgan  Stanley's  rights  under
Section 8 below in such manner as it may determine.

7. SECURITY INTEREST AND LIEN. All Collateral shall be subject to a general lien and a continuing first priority perfected security interest for the discharge of all Obligations of the undersigned to Morgan Stanley, irrespective of whether or not  Morgan  Stanley has made advances in connection with such  Collateral,  the number  of  accounts the undersigned has with Morgan Stanley or which particular
Morgan  Stanley Entity holds such Collateral. The undersigned and Morgan Stanley each  acknowledge  and  agree  that  each  Morgan  Stanley  Entity  which  holds
Collateral does so both for itself and also as an agent and bailee for all other
Morgan  Stanley  Entities which may be secured parties under any  Contract.  The undersigned and Morgan Stanley agree that all Collateral held in or credited  to any  account will be treated as financial assets under Article 8 of the  Uniform
Commercial Code as in effect in the State of New York (the "UCC") and  that  any account maintained by the undersigned with any Morgan Stanley Entity shall be  a securities  account  under Article 8 of the UCC. In the event  of  a  breach  or default by the undersigned, Morgan Stanley shall have in addition to the  rights and remedies provided in this Agreement, all rights and remedies available to  a secured  creditor  under the UCC and any other applicable  law.  All  Collateral delivered  to Morgan Stanley shall be free and clear of all prior liens,  claims and  encumbrances  and  the  undersigned will not cause  or  allow  any  of  the
Collateral  to  be  subject  to  any  liens, security  interests,  mortgages  or encumbrances  of any nature other than the security interest created  in  Morgan
Stanley's  favor.  Furthermore, Collateral consisting  of  securities  shall  be
delivered  in  good  deliverable  form  (or  Morgan  Stanley  shall   have   the
unrestricted  power  to  place  such securities in  good  deliverable  form)  in accordance with the requirements of the primary market for these securities. The undersigned  shall execute such documents and take such other action  as  Morgan
Stanley shall reasonably request in order to perfect its rights with respect  to any such Collateral. In addition, the undersigned appoints Morgan Stanley as the undersigned's attorney-in-fact to act on the undersigned's behalf to sign, seal, execute  and deliver all documents, and do all such acts as may be required,  to realize upon any of Morgan Stanley's rights in the Collateral.

8.  RIGHTS  OF  MORGAN  STANLEY. Morgan Stanley is  hereby  authorized,  in  its discretion,  to cancel any outstanding orders for the purchase or  sale  of  any securities, currencies, commodities or other property or asset, or to  sell  any or  all  of the securities, currencies, commodities or other property  or  asset which  may be in Morgan Stanley's possession or control (either individually  or jointly with others), or to buy any securities, currencies, commodities or other property or asset of which any account of the undersigned may be short upon: (a)
the   undersigned's  death  or  incompetency  (if  applicable);  (b)  a  breach, repudiation  or  default  by  the undersigned of this  Agreement  or  any  other
Contract;  (c)  any misrepresentation of any statement by the  undersigned  when made  or  deemed  to be made or repeated, (d) the failure of the undersigned  to fulfill  or  discharge  any  Obligation under this Agreement  or  any  Contract, including  the  failure  to  make  a payment on  demand  or  to  satisfy  margin requirements,

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(e)  the  filing by or against the undersigned of a petition or other proceeding in  bankruptcy, insolvency or for the appointment of a receiver, (f) the levy of an  attachment  against any property or asset in any account of the  undersigned
(g) the failure by the undersigned to give adequate assurance of due performance pursuant to this Agreement (h) should you deem it necessary for your protection, to  cancel any outstanding orders for the purchase or sale of any securities  or other  property,  or  to  sell  any  or all of the  securities,  currencies  and commodities or other property which may be in your possession or control (either individually  or jointly with others), or to buy in any securities,  commodities or  other  property of which the account or accounts of the undersigned  may  be short. Such sale, purchase or cancellation may be made on any exchange or  other market  where such business is then usually transacted, or at public auction  or private sale, without advertising or notice of the time or place of sale to  the undersigned,  and  without prior tender, demand or call of  any  kind  upon  the undersigned, all of which are expressly waived. Morgan Stanley may purchase  the whole  or any part thereof free from any right of redemption and the undersigned shall  remain  liable to Morgan Stanley for any deficiency; it being  understood that  a  prior tender, demand or call of any kind from Morgan Stanley, or  prior notice from Morgan Stanley, of the time and place of such sale or purchase shall not  be  considered  a  waiver of Morgan Stanley's right  to  sell  or  buy  any securities,  commodities, or other property or asset held by Morgan Stanley,  or which the undersigned may owe to Morgan Stanley. In addition, Morgan Stanley may at  any  time  in connection with its rights under this Section 8 without  prior
notice   to   the   undersigned  apply  or  transfer  any  and  all   Collateral
interchangeably between Morgan Stanley Entities in connection with  accounts  in which the undersigned has an interest.

9. ADEQUATE ASSURANCES. If at any time Morgan Stanley has reasonable grounds to doubt the undersigned's performance of any of the undersigned's Obligations, Morgan Stanley may demand, and the undersigned shall give within twenty-four hours or any reasonable shorter period of time Morgan Stanley specifies, adequate assurance of due performance. The giving of adequate assurance of performance may require the delivery by the undersigned to Morgan Stanley of additional Collateral. Any failure by the undersigned to give such adequate assurance of due performance shall constitute an independent, material default under the terms of all Contracts and Morgan Stanley may terminate, liquidate or accelerate any and all Contracts and exercise any right under or with respect to any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law.

10. EXPENSES AND OTHER CHARGES. The undersigned agrees to pay Morgan Stanley, or its designee, the following fees and charges with respect to trading activity:

(a) Morgan Stanley's commissions, markups and other charges with respect to the execution of transactions, fails, buy-ins, conversion costs or the maintenance of positions or other related services;

(b) any fees, fines, penalties or other charges imposed by any authority described in Section 2 of this Agreement or any court or authority of competent jurisdiction on any account opened or transaction executed for the undersigned, except any such charges as may be imposed due to Morgan Stanley's gross negligence or willful misconduct;

with respect to fees or expenses related to securities lending and borrowing transactions:

(a) upon demand, any debit balance owing with respect to any account of the undersigned, and interest and service charges on any such debit balance at the rates then charged by Morgan Stanley; and

(b) any charges with respect to such transactions, including buy-ins, and applicable taxes or interest on any of the foregoing, together with Morgan
Stanley's costs and reasonable attorney's fees incurred in collecting any such debit balance.

11. NETTING AND SET OFF RIGHTS. Morgan Stanley shall have the right, at any time and from time to time, to set off Morgan Stanley's Obligations owed to the undersigned against the Obligations of the undersigned to Morgan Stanley and to foreclose on any Collateral for the purpose of satisfying the Obligations of the undersigned to Morgan Stanley. The undersigned acknowledges that the fulfillment by Morgan Stanley of its Obligations to the undersigned is contingent upon there being no breach, repudiation, misrepresentation or default by the undersigned which has occurred and is continuing under this Agreement or any Contract.

12. MAINTENANCE OF THE UNDERSIGNED'S COLLATERAL. Subject to the applicable rules of the SEC and other competent authorities, the undersigned acknowledges that all Collateral now or hereafter in Morgan Stanley's possession or control
(either individually or jointly with others) or deposited to secure the same, may from time to time and without further notice to the undersigned, be carried in Morgan Stanley's general accounts and may be pledged, hypothecated or re-hypothecated, separately or in combination with property of others for the sum due to Morgan Stanley thereon or for a greater sum and without Morgan Stanley's retaining in its possession a like amount of similar property. Within the limits of applicable law, rule and regulation, Morgan Stanley is authorized to lend, to itself or to others Collateral it holds, together with all attendant rights of ownership (including the right to vote any securities).

13. FAILURE OF DELIVERY. If the undersigned directs Morgan Stanley to make any delivery of any security, commodity or other property or asset for its account for any reason and the undersigned fails to deliver that item to Morgan Stanley in the time, place and manner required, or if Morgan Stanley is unable to borrow the security, or in the case of a recall, Morgan Stanley is unable to re-borrow the security, the undersigned authorizes Morgan Stanley to borrow or purchase that item (or to be deemed to have make such purchase at the market value of the time of such deemed purchase) in such manner and time as Morgan Stanley in its sole discretion determines to be commercially reasonable. The undersigned agrees to be responsible for any consequent loss which Morgan Stanley may suffer and any related costs, premiums and losses to which Morgan Stanley may be subject.

14.  CONFIRMATIONS, STATEMENTS AND OTHER COMMUNICATIONS. Execution  reports  and account statements shall be conclusive and binding if not objected to in writing
(the  former  within five days and the latter within ten days) after transmittal by  Morgan  Stanley  to  the  undersigned by mail  or  otherwise,  including  by
electronic  communication.  Morgan  Stanley  may  send  communications  to   the
undersigned's  address of record or otherwise as provided to Morgan  Stanley  in writing.  All communications, whether by mail, facsimile, telegraph,  messenger, electronic  means  or  otherwise, shall be deemed to  have  been  given  to  the undersigned personally as of the date sent, whether actually received or not.

15. NO OBLIGATION. The undersigned agrees that Morgan Stanley shall be under no obligation whatsoever to enter into any Contract with, or on behalf of, the undersigned.

16.  PROVISION OF INFORMATION. From time to time, Morgan Stanley may provide  or make available to the undersigned, or to others acting with or on behalf of  the undersigned,,  research,  opinions  and other information,  including  portfolio analyses and reports, regarding securities, commodities, other financial assets, and  market  participants  or  events. The undersigned  acknowledges  that  such information  is  provided, unless Morgan Stanley agrees  in  writing  otherwise, without  regard  to  the undersigned's personal financial situation,  investment objectives  or other circumstances and that the provision by Morgan  Stanley  of such  information  to  the undersigned, whether sent directly  or  made  readily accessible,  and  whether in writing, in electronic form or  the  subject  of  a taping,  broadcast or narrowcast, does not imply that any asset  or  transaction
discussed   therein  is  suitable  in  light  of  the  undersigned's  particular circumstances.  The  undersigned agrees that no such  information  will  be  the primary  basis  of  any  investment  decision  by  the  undersigned.  While  all information  produced  by  Morgan Stanley is based on  sources  believed  to  be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant  the  accuracy, reliability or timeliness of such information.  Further, all  information and opinions are current only as of the time provided, and  are subject  to rapid change without prior notice. The undersigned also acknowledges that Morgan Stanley may take positions in financial instruments discussed in the information  provided the undersigned (which positions may be inconsistent  with the  information  provided),  may  execute  transactions  for  others  in  those instruments and may provide investment banking and other services to the issuers of those instruments. From time to time, Morgan Stanley also may provide or make available  to  the  undersigned, or to others acting with or on  behalf  of  the undersigned, information regarding parties that might provide goods or  services
to   the   undersigned,  including  but  not  limited  to  fund   administrators
("Vendors").  While  all  information produced by Morgan  Stanley  is  based  on sources  believed  to  be  reliable, the undersigned  acknowledges  that  Morgan
Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such  information, or the quality of goods or services provided by any  Vendors.
The  undersigned agrees to indemnify and hold Morgan Stanley harmless  from  and against  any and all losses, claims, damages and liabilities arising out  of  or relating to, actions or omissions by the Vendors, Morgan Stanley's provision  or making  available of such information, or the undersigned's selection or use  of such Vendors.

17. USE OF THE INTERNET. Undersigned agrees that the Internet is not a secure network and that any communications transmitted over the Internet may, among other things, be intercepted or accessed by unauthorized or unintended parties and may not remain confidential, or that such transmissions may not arrive in a complete, unaltered or timely manner, and the undersigned assumes the risk arising therefrom.

Page 49 of 61


18.  RESOLUTION OF DISPUTES. ANY DISPUTE BETWEEN THE UNDERSIGNED  AND  A  MORGAN
STANLEY  ENTITY  THAT IS REGISTERED AS A BROKER-DEALER WITH THE U.S.  SECURITIES
AND EXCHANGE COMMISSION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH MORGAN
STANLEY'S  BUSINESS,  ANY  TRANSACTION BETWEEN US OR  THIS  AGREEMENT  SHALL  BE
DETERMINED,  AT THE ELECTION OF THE UNDERSIGNED, BY LITIGATION IN A  COURT  WITH
PROPER  JURISDICTION OR BY ARBITRATION. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED
BY ARBITRATION, UNDERSIGNED AND MORGAN
STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN
SECTION  19  BELOW.  SHOULD  THE UNDERSIGNED CHOOSE TO  PROCEED  BY  LITIGATION,
UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY  THE
REQUIREMENTS, LISTED IN SECTION 20 BELOW.

19. IF THE UNDERSIGNED CHOOSES ARBITRATION, THE UNDERSIGNED ACKNOWLEDGES THAT:

ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

THE  PARTIES  ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT,  INCLUDING  THE
RIGHT TO A JURY TRIAL.

ARBITRATION  DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT  FROM  COURT
PROCEEDINGS.

THE  ARBITRATORS'  AWARD IS NOT REQUIRED TO INCLUDE FACTUAL  FINDINGS  OR  LEGAL
REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS  BY
THE ARBITRATOR IS STRICTLY LIMITED.

THE  PANEL  OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS  WHO
ARE OR WERE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY  ARBITRATION  SHALL BE CONDUCTED ONLY BEFORE THE NEW  YORK  STOCK  EXCHANGE,
INC.,  THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL ASSOCIATION OF SECURITIES
DEALERS,  INC.  OR  ANY  OTHER U.S. SELF-REGULATORY ORGANIZATION  OF  WHICH  THE
RELEVANT  MORGAN STANLEY ENTITY IS A MEMBER. THE UNDERSIGNED HAS  THE  RIGHT  TO
ELECT  ONE OF THE FOREGOING ORGANIZATIONS, BUT IF THE UNDERSIGNED FAILS TO  MAKE
SUCH  ELECTION  BY  CERTIFIED LETTER ADDRESSED TO THE  RELEVANT  MORGAN  STANLEY
ENTITY AT ITS MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT  OF  A
WRITTEN  REQUEST FROM MORGAN STANLEY TO MAKE SUCH ELECTION, MORGAN  STANLEY  MAY
MAKE SUCH ELECTION.
THE  AWARD  OF  THE  ARBITRATORS, OR THE MAJORITY OF THEM, SHALL  BE  FINAL  AND
JUDGMENT  UPON  THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL  COURT
HAVING JURISDICTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT  BY
MORGAN STANLEY TO AN AWARD OF PUNITIVE DAMAGES.

NO  PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION,  NOR
SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINSTANY PERSON WHO,  IF
THE UNDERSIGNED HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, IS A MEMBER OF A
PUTATIVE  CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT  TO  ANY  CLAIMS
ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i) THE CLASS CERTIFICATION IS DENIED;

(ii) THE CLASS IS DECERTIFIED; OR

(iii)  THE UNDERSIGNED IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE
TO  ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY  SUCH
RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

20.  IF  THE  UNDERSIGNED CHOOSES LITIGATION IN COURT. (A)  UNLESS  THE  PARTIES
OTHERWISE  AGREE  IN  WRITING  WHEN  ANY  DISPUTE  ARISES,  LITIGATION  MUST  BE
INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF  NEW
YORK  OR  THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY.
THE  UNDERSIGNED  IRREVOCABLY CONSENTS TO THE JURISDICTION OF  EITHER  OF  THOSE
COURTS AND (B) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION IS
HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

21.  APPLICABLE  LAW  AND ENFORCEABILITY. THIS AGREEMENT,  ANY  CONTRACT,  THEIR
ENFORCEMENT  AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR  RELATING  TO
THE  UNDERSIGNED'S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS  OF  THE
STATE  OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES. The provisions of  this
Agreement  shall  be continuous, shall cover individually and  collectively  all accounts which the undersigned may open or reopen with Morgan Stanley and  shall
inure   to   the   benefit  of  Morgan  Stanley's  present  and  any   successor
organizations,  irrespective of any change at any time in the personnel  thereof and  of  the assigns of Morgan Stanley's present organizations or any  successor organizations.  This  Agreement shall be binding upon the  undersigned  and  the estate,  executors,  administrators, trustees, agents, officers,  directors  and assigns of the undersigned.

22. MODIFICATION AND WAIVER. The undersigned agrees that Morgan Stanley may modify the terms of this Agreement at any time upon prior written notice. If the modifications are unacceptable, the undersigned agrees to notify Morgan Stanley in writing within twenty days of the transmittal of such written notice. Morgan
Stanley may then terminate any or all of the undersigned's accounts. The undersigned also agrees that any transactions or Contracts entered into after such notification shall be subject to the modifications. The undersigned may not modify this Agreement without Morgan Stanley's written consent. To the extent this Agreement is inconsistent with any other agreement between us, the provisions of this Agreement shall govern. Morgan Stanley's failure to enforce this Agreement or any of its terms, or any continued course of such conduct on Morgan Stanley's part, shall not be considered a waiver of any of Morgan
Stanley's rights.

23. AUTHORIZED INSTRUCTIONS. The undersigned authorizes Morgan Stanley to accept instructions by telephone, tested telex, facsimile transmission, electronic mail, electronically, in writing or any other method that undersigned and Morgan
Stanley may agree to use. The undersigned also agrees (i) to be bound by all instructions that Morgan Stanley believes are authorized, regardless of the means by which those instructions have been transmitted to Morgan Stanley, and
(ii) that Morgan Stanley shall not be liable for any loss, cost or expense for acting upon instructions that Morgan Stanley believed to be authorized.

24. SEVERABILITY. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other
Contracts. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between us, or of which the undersigned is a beneficiary, the provisions of this Agreement shall control with respect to transactions contemplated hereunder.

25. LENDING OF SECURITIES. Within the limits of applicable law and regulation, until Morgan Stanley receives written notice of revocation from the undersigned, Morgan Stanley is hereby authorized to lend, to itself as brokers or to others, any securities held by Morgan Stanley on margin in its possession or control together with all attendant rights of ownership (including the right to vote the securities).

26. EXTRAORDINARY EVENTS. The undersigned agrees that Morgan Stanley will not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature (including earthquakes, hurricanes and tornadoes) or other events or conditions beyond Morgan Stanley's control. In the event that any communications network, data processing system or computer system Morgan Stanley uses, regardless of ownership, is rendered inoperable, Morgan Stanley will not be liable to the undersigned for any loss, liability, claim, damage or expense resulting, directly or indirectly, from such inoperability.

27. LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, clearing, handling, purchasing or selling of securities, commodities or other property or assets, or other action, except in the event of gross negligence or willful misconduct on Morgan Stanley's part. The undersigned acknowledges that certain of its securities may be held outside the United
States by unaffiliated, foreign, agent banks and depositories. Morgan Stanley shall not be liable to the undersigned for any loss, liability or expense incurred by the undersigned in connection with these arrangements except to the extent that any such loss, liability or expense results from Morgan Stanley's gross negligence or willful misconduct.

28. INDEMNIFICATION. In consideration of Morgan Stanley's carrying one or more accounts for the undersigned, the undersigned agrees to indemnify and hold
Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to the undersigned's accounts or in connection with the execution, purchase, sale, assignment, exercise, endorsement or handling of any transaction therein, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, willful misconduct or gross negligence. The undersigned also agrees that Morgan Stanley shall have no responsibility for the undersigned's compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan
Stanley's control, including any mistake, error, negligence or misconduct of any exchange, association or clearing house or their respective officers, directors, employees or agents, nor any failure by any such exchange, association or clearing house to enforce its rules or regulations.

29. COSTS OF COLLECTION. To the extent permitted by the laws of the State of New
York, the reasonable costs and expenses of collection of any debit balance and any unpaid deficiency in any account of the undersigned with Morgan Stanley, including but not limited to attorneys' fees incurred and payable or paid by Morgan Stanley, shall be payable to Morgan Stanley by the undersigned.

30. ASSIGNMENTS. Undersigned may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

31. REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for any of the undersigned's accounts, or any securities or other property if delivered to or from any such account, that:

(a) The undersigned will at all times maintain such securities or other property or assets in the accounts of the undersigned for margin purposes, as is required by Morgan Stanley from time to time in Morgan Stanley's sole discretion;

(b) The undersigned will not transact on the basis of, or in reliance on, material, non-public information.

(c) Except as disclosed in writing to Morgan Stanley, the undersigned is not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a securities broker or dealer, or of a bank, trust company, insurance company or of any corporation, firm or individual engaged in the business of dealing, either as agent or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper.

(d) Except as disclosed to Morgan Stanley in writing, the undersigned continuously represents that it is not (a) an employee benefit plan (hereinafter an "ERISA Plan"), as defined in Section 3 (3) of the Employee Retirement Income
Security  Act  of 1974, as amended ("ERISA"), subject to Title  I  of  ERISA  or
Section 4975 of the Internal Revenue Code of 1986, as amended, or (b) a person acting on behalf of an ERISA Plan or (c) a person the assets of whom constitute assets of an ERISA Plan. The undersigned will provide notice to Morgan Stanley in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(e) Except as disclosed in writing to Morgan Stanley, the undersigned is not, and will not be, an affiliate (as defined in Rule 144(a)(1) under the Securities
Act of 1933) of the issuer of any security held in the undersigned's accounts or sold to or through Morgan Stanley and undertakes to inform Morgan Stanley of any changes in such representation.

(f) The undersigned has full power and authority to execute and deliver each Contract and to perform and observe the provisions thereof.

(g) The execution, delivery and performance of each Contract has been or will be, prior to entering into the Contract, duly authorized by all necessary internal action and do not or will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting the undersigned or its assets.

(h) Each Contract has been or will be at the time it is entered into properly executed and delivered by the undersigned and constitutes and will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

(i) The undersigned will promptly furnish to Morgan Stanley appropriate financial statements or similar documents upon Morgan Stanley's request and any other information as Morgan Stanley may reasonably request. Since the date of the most recent financial statements provided to Morgan Stanley, if any, there has been no material adverse change in the information set forth therein, and, if the undersigned is not a natural person, the business, financial condition, results, operations or prospects of the undersigned.

(j) No one that is not a party to this Agreement has any interest in any account of the undersigned with Morgan Stanley. The undersigned owns the Collateral assigned, or to be assigned, to Morgan Stanley under each Contract free and clear of any lien, claims, encumbrances and transfer restrictions. Upon delivery of the Collateral to Morgan Stanley or upon the filing of appropriate financing statements, Morgan Stanley will have, as security for the Obligations of the undersigned, a perfected first priority security interest in the Collateral. No further filings or recordings with any governmental body, agency or official are necessary to create or perfect the security interest in the Collateral.

(k)  The  undersigned represents to Morgan Stanley that all sales of  securities
(other than fully covered options) will be eligible to be marked "long" and that the undersigned will pay for all the securities purchased in full on trade date or such later date as Morgan Stanley may permit. Any sell order which the undersigned shall designate as being long is for securities then owned by the undersigned. If such securities cannot be delivered by Morgan Stanley from any account of the undersigned, the placing of such order shall constitute a representation by the undersigned that the undersigned will deliver them as soon as it is possible to do so, without undue inconvenience or expense to Morgan
Stanley.

(l) The undersigned acknowledges that it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise) for its own account, and it has made its own independent decisions to enter into this Agreement and Contracts and as to whether its activities and investments thereunder are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication
(written or oral) of Morgan Stanley as investment advice or as a recommendation to enter into any particular transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into a transaction.
No communication (written or oral) received from Morgan Stanley shall be deemed to be an assurance or guarantee as to the expected results of a transaction. It is capable of assessing the merits of and understanding (on its own behalf or thorough independent professional advice), and understands and accepts, the terms, conditions and risks of its transactions, and is capable of assuming, and assumes, such risks. Morgan Stanley is not acting as a fiduciary for an adviser to it in any respect, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular transaction.

32. ACKNOWLEDGMENTS. The undersigned hereby consents and acknowledges that:

(a)  The  undersigned has received, and agrees to be bound by, Morgan  Stanley's
Credit Charge and Margin Information Statement, which is incorporated herein by reference;

(b) The undersigned has received a copy of this Agreement and has read and understood its terms; and

(c) All conversations between us may be recorded on tape or otherwise.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE

PROXY DISCLOSURE STATEMENT

Under the rules of the Securities and Exchange Commission, we are required, upon registrant's request, to provide your name, address and security positions to issuers of securities that you own. The issuer may use this information exclusively for purposes of corporate communications. _____(Check) IF THIS BOX
IS  CHECKED,  MORGAN STANLEY WILL DISCLOSE THE NAME AND ADDRESS INFORMATION  FOR
THE ACCOUNT ESTABLISHED BY THIS AGREEMENT TO ISSUERS OF SECURITIES WHICH I OWN.

ELECTRONIC TRADE CONFIRMATIONS

        (Check)  Yes,  we  would,  if  available,  like  to  receive  electronic
notification  of  our  trade  information  rather  than  a  mailed,  hard   copy
confirmation.

DATE: __5/17/02___

Financial Institution Partners,              MORGAN STANLEY &
Ltd.                                         CO. INCORPORATED,
By Hovde Capital Offshore LLC, general       on its own behalf
Partner,                                     and on behalf of
by its authorized signatory                  each Morgan Stanley Entity



/s/ Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.                  Name:  ___________
Date: 5/17/02                                Date:  ___________
Title: Manager                               Title: ___________

Page 50 of 61



                                                                       EXHIBIT X

THE
BOND
MARKET
ASSOCIATION

                        Master Securities Loan Agreement

Between:                           Dated as of May 2, 2002

PRIME DEALER SERVICES CORP.

and

FINANCIAL INSTITUTION PARTNERS, LTD.

     This  Agreement sets forth the terms and conditions under which  one  party
("Lender") may from time to time lend to the other party ("Borrower") certain securities against a pledge of collateral. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 26.

     The parties hereto agree as follows:

1.   Loans of Securities.

1.1. Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, orally seek to initiate a transaction in which Lender will lend securities to Borrower. Borrower and Lender shall agree orally on the terms of each Loan, including the issuer of the securities, the amount of securities to be lent, the basis of compensation, and the amount of Collateral to be transferred by Borrower, which terms may be amended during the Loan.
1.2. Notwithstanding any other provision in this Agreement regarding when a Loan commences, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 16.
1.3. WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND
AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY
NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT,
THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF
SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE
LOANED SECURITIES.

2.   Transfer of Loaned Securities.

2.1. Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.
2.2. Unless otherwise agreed, Borrower shall provide Lender, in each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned
Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned
Securities are received, (b) in the case of securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.   Collateral.

3.1. Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the close of business on the day of such transfer, transfer to Lender Collateral with a market value at least equal to a percentage of the market value of the Loaned Securities agreed to by Borrower and Lender (which shall be not less than 100% of the market value of the Loaned Securities) (the "Margin Percentage").
3.2. The Collateral transferred by Borrower to Lender, as adjusted pursuant to
Section 8, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Lender. Borrower hereby pledges with, assigns to, and grants Lender a continuing first security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned
Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register
Collateral evidenced by physical certificates in any name other than Borrower's, only (a) if Lender is Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a "financial intermediary" or a "clearing corporation" within the meaning of the New York
Uniform Commercial Code.
3.3. Except as otherwise provided herein, upon transfer to Lender of the Loaned
Securities on the day a Loan is terminated pursuant to Section 5, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 8) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected.
3.4. If Borrower transfers Collateral to Lender, as provided in Section 3.1, and
Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers
Loaned Securities to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 3.1, Lender shall have the absolute right to the return of the Loaned Securities.
3.5. Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted
Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned
Securities. Prior to the expiration of any letter of credit supporting
Borrower's obligations hereunder, Borrower shall, no later than the Cutoff Time on the date such letter of credit expires, obtain an extension of the expiration of such letter of credit or replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of the letter of credit for which it is substituted.
3.6. Lender acknowledges that, in connection with Loans of Government Securities and as otherwise permitted by applicable law, some securities provided by Borrower as Collateral under this Agreement may not be guaranteed by the United
States.

4.   Fees for Loan.

4.1.  Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan  fee  (a
"Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate par value (in the case of Loans of Government Securities) or the aggregate market value (in the case of all other Loans) of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a "Cash
Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree.
Except  as  Borrower  and Lender may otherwise agree (in  the  event  that  cash
Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned
Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.
4.2. Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:
(a) in the case of any Loan of securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and
(b) in the case of any Loan of Government Securities, upon the termination of such Loan.

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash
Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

5. Termination of the Loan. Unless otherwise agreed, (a) Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day, and
(b) Lender may terminate a Loan on a termination date established by notice given to Borrower prior to the close of business on a Business Day. The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the third Business Day following such notice.
Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 8) to Borrower in accordance with
Section 3.3.

6. Rights of Borrower in Respect of the Loaned Securities. Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.   Dividends, Distributions, Etc.

7.1. Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned
Securities and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.
7.2. Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Lender is not in Default at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.
7.3. Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. Any distributions of cash made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Lender, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Borrower is not in Default at the time of such payment.
7.4. (a)  Unless otherwise agreed, if (i) Borrower is required to make a payment
(a "Borrower Payment") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 ("Securities Distributions"), or (ii) Lender is required to make a payment (a "Lender Payment") with respect to cash distributions on Collateral under Section 7.3 ("Collateral Distributions"), and
(iii) Borrower or Lender, as the case may be ("Payor"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("Tax"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be ("Payee"), after payment of such Tax equals the net amount of the Securities
Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities
Distribution or Collateral Distribution paid directly to the Payee.

(c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.



Page 51 of 61


(d) Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto
(which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash distributions payable to it.

7.5. To the extent that, under the provisions of Sections 7.1 through 7.4 (a) a transfer of cash or other property by Borrower would give rise to a Margin
Excess (as defined in Section 8.3 below) or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit (as defined in Section
8.2 below), Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower
(as the case may be).

8.   Mark to Market.

8.1. Borrower shall daily mark to market any Loan hereunder and in the event that at the close of trading on any Business Day the market value of the Collateral for any Loan to Borrower shall be less than 100% of the market value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for such Loan, shall equal 100% of the market value of the Loaned Securities.
8.2. In addition to any rights of Lender under Section 8.1, in the event that at the close of trading on any Business Day the aggregate market value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a
"Margin Deficit"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral for such Loans, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Lender's notice to Borrower.
8.3. In the event that at the close of trading on any Business Day the market value of all Collateral for Loans to Borrower shall be greater than the Margin
Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Excess"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Borrower's notice to Lender.
8.4. Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.2 and 8.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.
8.5. Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.2 and 8.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned
Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

9.   Representations.    Each party to this Agreement hereby makes the following
representations and warranties, which shall continue during the term of any Loan hereunder:

9.1. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.
9.2. Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.
9.3. Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.
9.4. Borrower represents and warrants that it is acting for its own account.
Lender represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 10.3(b).
9.5. Borrower represents and warrants that (a) it has, or will have at the time of transfer of any Collateral, the right to grant a first security interest therein subject to the terms and conditions hereof, and (b) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned
Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.
9.6. Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

Page 52 of 61


10.  Covenants.

10.1. Each party hereto agrees and acknowledges that (a) each Loan hereunder is a "securities contract," as such term is defined in Section 741(7) of Title
11 of the United States Code (the "Bankruptcy Code"), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy
Code. Each party hereto further agrees and acknowledges that if a party hereto is an "insured depository institution," as such term is defined in the Federal
Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.
10.2. Borrower agrees to be liable as principal with respect to its obligations hereunder.
10.3. Lender agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).
10.4. Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.
10.5. Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities or other self-regulatory organization.

11.   Events  of  Default.    All Loans hereunder may,  at  the  option  of  the
nondefaulting  party exercised by notice to the defaulting party  (which  option shall  be  deemed to have been exercised even if no notice is given, immediately upon  the  occurrence  of  an  event specified in  subsection  11.5  below),  be terminated  immediately upon the occurrence of any one or more of the  following events (individually, a "Default"):

11.1. if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;
11.2. if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 3.3 and 5;
11.3.     if either party shall fail to transfer Collateral as required by
Section 8;
11.4. if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by Section 7, (ii) shall have received notice of such failure from the non-defaulting party, and (iii) shall not have cured such default by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected in accordance with Section
16;
11.5. if (i) either party shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against either party, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) either party shall make a general assignment for the benefit of creditors, or
(iv) either party shall admit in writing its inability to pay its debts as they become due;
11.6. if either party shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is a member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof;
11.7. if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;
11.8. if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;
11.9. if either party notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
11.10. if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 11.1 through 11.9 above, including but not limited to the payment of fees as required by Section
4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected under Section 16.

12.   Lender's  Remedies.   Upon the occurrence of a Default  under  Section  11
entitling  Lender to terminate all Loans hereunder, Lender shall have the  right
(without further notice to Borrower), in addition to any other remedies provided herein  or  under  applicable  law, (a) to purchase  a  like  amount  of  Loaned
Securities  ("Replacement  Securities")  in  the  principal  market   for   such
securities  in  a commercially reasonable manner, (b) to sell any Collateral  in the principal market for such Collateral in a commercially reasonable manner and
(c)  to apply and set off the Collateral and any proceeds thereof (including any amounts  drawn under a letter of credit supporting any Loan) against the payment of  the  purchase price for such Replacement Securities and any amounts  due  to
Lender  under Sections 4, 7, 14 and 17. In the event Lender shall exercise  such rights,  Borrower's obligation to return a like amount of the Loaned  Securities shall  terminate.  Lender may similarly apply the Collateral  and  any  proceeds thereof to any obligation of Borrower under this Agreement, including Borrower's obligations with respect to distributions paid to Borrower (and not forwarded to
Lender)  in  respect of Loaned Securities. In the event that  (i)  the  purchase price  of Replacement Securities (plus all other amounts, if any, due to  Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall  be  liable to Lender for the amount of such excess together with interest thereon at a rate equal  to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in  the case  of  purchases of any other securities (or other amounts, if  any,  due  to
Lender  hereunder),  the Federal Funds Rate or (C) such other  rate  as  may  be specified in Schedule B, in each case as such rate fluctuates from day  to  day, from  the  date  of such purchase until the date of payment of such  excess.  As security  for Borrower's obligation to pay such excess, Lender shall  have,  and
Borrower  hereby  grants, a security interest in any property of  Borrower  then held  by  or for Lender and a right of setoff with respect to such property  and any  other  amount  payable  by  Lender  to  Borrower.  The  purchase  price  of
Replacement  Securities purchased under this Section 12 shall include,  and  the proceeds  of  any  sale of Collateral shall be determined  after  deduction  of, broker's  fees and commissions and all other reasonable costs, fees and expenses related  to  such  purchase or sale (as the case may be). In  the  event  Lender exercises  its  rights  under this Section 12, Lender  may  elect  in  its  sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or  selling  all  or  a portion of the Collateral, to be deemed  to  have  made, respectively, such purchase of Replacement Securities or sale of Collateral  for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a  source.  Subject  to  Section 19, upon the satisfaction  of  all  obligations hereunder, any remaining Collateral shall be returned to Borrower.

Page 53 of 61


13.  Borrower's Remedies.     Upon the occurrence of a Default under Section  11
entitling  Borrower to terminate all Loans hereunder, Borrower  shall  have  the right  (without  further notice to Lender), in addition to  any  other  remedies provided  herein  or  under applicable law, (a) to purchase  a  like  amount  of
Collateral  ("Replacement  Collateral")  in  the  principal  market   for   such
Collateral in a commercially reasonable manner, (b) to sell a like amount of the
Loaned  Securities in the principal market for such securities in a commercially reasonable  manner  and (c) to apply and set off the Loaned Securities  and  any proceeds  thereof  against  (i)  the payment of  the  purchase  price  for  such
Replacement  Collateral (ii) Lender's obligation to return  any  cash  or  other
Collateral and (iii) any amounts due to Borrower under Sections 4, 7 and 17.  In such  event,  Borrower may treat the Loaned Securities as its own  and  Lender's obligation to return a like amount of the Collateral shall terminate;  provided, however,  that Lender shall immediately return any letters of credit  supporting any  Loan  upon  the exercise or deemed exercise by Borrower of its  termination rights under Section 11. Borrower may similarly apply the Loaned Securities  and any  proceeds  thereof to any other obligation of Lender under  this  Agreement, including Lender's obligations with respect to distributions paid to Lender (and not  forwarded to Borrower) in respect of Collateral. In the event that (i)  the sales  price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not  replaced  by  Borrower  and all other amounts,  if  any,  due  to  Borrower hereunder),  Lender  shall be liable to Borrower for  the  amount  of  any  such deficiency, together with interest on such amounts at a rate equal to (A) in the case  of Collateral consisting of Foreign Securities, LIBOR, (B) in the case  of
Collateral consisting of any other securities (or other amounts due, if any,  to
Borrower  hereunder), the Federal Funds Rate or (C) such other rate  as  may  be specified  in Schedule B in each case as such rate fluctuates from day  to  day, from  the  date  of such sale until the date of payment of such  deficiency.  As security for Lender's obligation to pay such deficiency, Borrower shall have and
Lender hereby grants, a security interest in any property of Lender then held by or  for  Borrower  and a right of setoff with respect to such property  and  any other  amount  payable  by  Borrower  to  Lender.  The  purchase  price  of  any
Replacement  Collateral purchased under this Section 13 shall include,  and  the proceeds  of  any sale of Loaned Securities shall be determined after  deduction of,  broker's  fees  and commissions and all other reasonable  costs,  fees  and expenses  related to such purchase or sale (as the case may be).  In  the  event
Borrower exercises its rights under this Section 13, Borrower may elect  in  its sole  discretion,  in  lieu of purchasing all or a portion  of  the  Replacement
Collateral or selling all or a portion of the Loaned Securities, to be deemed to have  made,  respectively, such purchase of Replacement Collateral  or  sale  of
Loaned Securities for an amount equal to the price therefor on the date of  such exercise obtained from a generally recognized source or the most recent  closing bid  quotation from such a source. Subject to Section 19, upon the  satisfaction of  all  Lender's  obligations hereunder, any remaining  Loaned  Securities  (or remaining  cash proceeds thereof) shall be returned to Lender. Without  limiting the foregoing, the parties hereto agree that they intend the Loans hereunder  to be loans of securities. If, however, any Loan is deemed to be a loan of money by
Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

14.   Transfer Taxes.     All transfer taxes with respect to the transfer of the
Loaned  Securities  by  Lender  to  Borrower and  by  Borrower  to  Lender  upon termination of the Loan shall be paid by Borrower.

15.  Market Value.

15.1. Unless otherwise agreed, if the principal market for the securities to be valued is a national securities exchange in the United States, their market value shall be determined by their last sale price on such exchange on the preceding Business Day or, if there was no sale on that day, by the last sale price on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.
15.2. Except as provided in Section 15.3 or 15.4 or as otherwise agreed, if the principal market for the securities to be valued is the over-the-counter market, their market value shall be determined as follows. If the securities are quoted on the National Association of Securities Dealers Automated Quotations
System ("NASDAQ"), their market value shall be the closing sale price on NASDAQ on the preceding Business Day or, if the securities are issues for which last sale prices are not quoted on NASDAQ, the closing bid price on such day. If the securities to be valued are not quoted on NASDAQ, their market value shall be the highest bid quotation as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotations sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case, if the relevant quotation did not exist on such day, then the relevant quotation on the next preceding Business Day in which there was such a quotation shall be the market value.
15.3.     Unless otherwise agreed, if the securities to be valued are Government
Securities, their market value shall be the average of the bid and ask prices as quoted on Prophesy at 3:30 P.M. New York time on the Business Day preceding the date on which such determination is made. If the securities are not so quoted on such day, their market value shall be determined as of the next preceding
Business Day on which they were so quoted. If the securities to be valued are Government Securities that are not quoted on Prophesy, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice for such securities.
15.4.     Unless otherwise agreed, if the securities to be valued are Foreign
Securities, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice in the principal market for such securities.
15.5. Unless otherwise agreed, the market value of a letter of credit shall be the undrawn amount thereof.
15.6. All determinations of market value under Sections 15.1, 15.2, 15.3, and 15.4 shall include, where applicable, accrued interest to the extent not already included therein (other than any interest transferred to the other party pursuant to Section 7), unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary. All determinations of market value that are required to be made at the close of trading on any Business Day pursuant to Section 8 or otherwise hereunder shall be made as if being determined at the commencement of trading on the next
Business Day. The determinations of market value provided for in this Section 15 shall apply for all purposes under this Agreement, except for purposes of Sections 12 and 13.

Page 54 of 61


16.  Transfers.

16.1. All transfers of securities hereunder shall by be (a) physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) transfer on the books of a Clearing Organization, or (c) such other means as Borrower and Lender may agree. In every transfer of securities hereunder, the transferor shall take all steps necessary (i) to effect a "transfer" under
Section 8-313 of the New York Uniform Commercial Code or, where applicable, under any U.S. federal regulation governing transfers of securities and (ii) to provide the transferee with comparable rights under any applicable foreign law or regulation.
16.2. All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next-day New York Clearing House
Funds.
16.3. All transfers of a letter of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or by causing the amount of such letter of credit to be reduced to the amount required after such transfer.
16.4. A transfer of securities, cash or letters of credit may be effected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

17.  Contractual Currency.

17.1. Borrower and Lender agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made; (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with such Loan
(the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency;
provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.
17.2. If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual
Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.
17.3. If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

18.  [INTENTIONALLY DELETED]

19. Single Agreement. Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payment, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other.
Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the "Defaulting
Party") in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

20.   APPLICABLE  LAW.   THIS  AGREEMENT SHALL  BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT  TO  THE
CONFLICT OF LAW PRINCIPLES THEREOF.

21.   Waiver.   The failure of a party to this Agreement to insist  upon  strict adherence  to any term of this Agreement on any occasion shall not be considered a  waiver  or  deprive that party of the right thereafter to insist upon  strict adherence  to  that  term or any other term of this Agreement.  All  waivers  in respect of a Default must be in writing.

22. Remedies. All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned
Securities or Collateral and termination of this Agreement.

23. Notices and Other Communications. Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Schedule A attached hereto. All notices shall be effective upon actual receipt, provided, however, that if any notice shall be received by a party on a day on which such party is not open for business at its office located at the address set forth in Schedule A, such notice shall be deemed to have been received by such party at the opening of business on the next day on which such party is open for business at such address.

24.  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

24.1.      EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO  THE
NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE  COURT
SITTING  IN  NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT,  SOLELY
FOR  THE  PURPOSE  OF  ANY  SUIT, ACTION OR PROCEEDING BROUGHT  TO  ENFORCE  ITS
OBLIGATIONS  HEREUNDER  OR RELATING IN ANY WAY TO THIS  AGREEMENT  OR  ANY  LOAN
HEREUNDER  AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO  SO,  ANY
DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING
IN  ANY  SUCH  COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF  ITS  PLACE  OF
RESIDENCE OR DOMICILE.
24.2.     EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO
TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


Page 55 of 61


25. Miscellaneous. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Lender. This
Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall ensure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence.
Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

26.  Definitions.  For the purposes hereof:

26.1. "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange
Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the Securities and Exchange Commission or other regulatory body.
26.2. "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned
Securities subject to such Loan, provided, however, that for purposes of Section
15, such term shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, (i) for purposes of Section 8, "Business Day" shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan hereunder and "next
Business Day" shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 16; and (ii) in no event shall a Saturday or Sunday be considered a Business Day.
26.3. "Clearing Organization" shall mean The Depository Trust Company, or, if agreed to by Borrower and Lender, such other clearing agency at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.
26.4. "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree shall be acceptable collateral prior to the Loan and which is transferred to Lender pursuant to Section 3 or 8 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 3.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing. For purposes of return of Collateral by Lender or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender.
26.5. "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).
26.6. "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.
26.7.     "Default" shall have the meaning assigned in Section 11.
26.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
26.9. "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.
26.10. "Foreign Securities" shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.
26.11.    "Government Securities" shall mean government securities as defined in
Section 3(a)(42)(A)-(C) of the Exchange Act.
26.12.    "LIBOR" shall mean for any date, the offered rate for deposits in U.S.
dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).
26.13.    "Loan" shall mean a loan of securities hereunder.
26.14. "Loaned Security" shall mean any security which is a security as defined in the Exchange Act, transferred in a Loan hereunder until such security
(or an identical security) is transferred back to Lender hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Loaned
Securities, as adjusted pursuant to the preceding sentence.
26.15.    "Plan" shall mean (a) any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29
C.F.R. Section 2510.3-101.

Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                         PARTNERS, LTD.

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager of GP

Page 56 of 61


                                   Schedule A

                     NAMES AND ADDRESSES FOR COMMUNICATIONS


Prime Dealer Services Corp.

          1221 Avenue of the Americas
          New York, NY 10020

          Attention:     Ms. Kathleen Mooney, Vice  President

          Tel.:(212) 762-5101
               Fax: (212) 762-9519



Financial Institution Partners, LTD.

          1824 Jefferson Place, NW
          Washington, DC 20036

          Tel.:     (202) 822-8117
          Fax:      (202) 822-8365



                                   Schedule B

                    DEFINED TERMS AND SUPPLEMENTAL PROVISIONS

Cutoff Time(s)



                                    ANNEX II

                        Supplemental Terms and Conditions

The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated between
Prime Dealer Services Corp. and :

2.    The  phrase "and for any other obligation of Borrower to Lender" shall  be deleted  from  the  first sentence of Section 3.2 of the  Agreement.  The  words
"securities   intermediary"  shall  be  inserted  after  the  words   "financial
intermediary" in the last sentence of Section 3.2.

2. The term "substituted Collateral" in first sentence of Section 3.5 of the Agreement after the phrases "provided however that such" and "the aggregate market value of such", shall be changed to "substitute Collateral" in both instances, and the phrase "(or other Collateral acceptable to Lender)" shall be inserted after the words "substitute letter of credit" in the last sentence of such Section.

3. The phrase "market or" shall be inserted after the words "based on the aggregate" in first sentence of Section 4.1 of the Agreement and the phrase "as agreed" shall be inserted after the words "par value" in the first sentence of such Section.

4. The word "such" shall be inserted after the phrase "by the transfer of" in the first sentence of Section 7.2 of the Agreement and the phrase "in an amount equal to such cash distribution," shall be deleted from the first sentence of such Section.

5. The word "such" shall be inserted after the phrase "by the transfer of" in second sentence of Section 7.3 of the Agreement and the phrase, "in an amount equal to such cash distribution," shall be deleted from the second sentence of such Section.

6. The sentence "Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Lender shall forthwith transfer the same to Borrower," shall be inserted at the end of Section 7.3 of the Agreement.

7. The phrase "Subject to Section 7.4 (d)," shall be inserted at the beginning of Section 9.3 of the Agreement.

8. The phrase "and such suspension or expulsion shall have a material effect on such parties' ability to perform hereunder" shall be inserted at the end of
Section 11(f) of the Agreement.

9.   Unless otherwise agreed, the Margin Percentage shall be as follows:
(a)US and Canadian exchange traded equity securities:                      100%
(b)Non-US and Non-Canadian exchange traded equity securities:              100%
(c)  All fixed income securities:                                          100%

10. When Borrower gives other than cash Collateral, Fees shall be calculated in accordance with Section 4, except that Fees shall be based on the Market Value of Loaned Securities plus accrued and unpaid interest to the extent accrued interest is not included in the market value of the Loaned Securities.

11. The second sentence in Section 5 ("Termination of Loan") is hereby deleted and restated as follows:

      "The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the number of Business Days in the standard securities settlement cycle in the United States as defined in Rule 15c6-1 under the Securities Exchange Act of 1934 (currently three days) following such notice."

12.  THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS
OF  THE  STATE  OF  NEW  YORK WITHOUT GIVING EFFECT  TO  THE  CONFLICT  OF  LAWS
PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.


Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                              PARTNERS, LTD.


By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager


Page 57 of 61

                                    ANNEX III

                        Supplemental Terms and Conditions


     The   following   Supplemental  Terms  and  Conditions  (the  "Supplement")
supplement  and  amend  the Master Securities Loan Agreement  (the  "Agreement")
dated  as  of   between Prime Dealer Services Corp. ("Lender") and  ("Borrower")
unless  otherwise defined in Section 11.1 below, capitalized terms  used  herein shall have the meanings assigned in the Agreement.


1.   Collateral and Mark to Market.

      1.1 Notwithstanding anything to the contrary in the Agreement, in connection with any Loan in which Lender is not a Customer, Borrower and Lender may agree, as provided in Section 10.2 hereof, that the market value of the Collateral, if any, transferred by Borrower to Lender, upon initial transfer and for purposes of any mark to market or similar provision of the Agreement, shall be equal to a percentage of the market value of the Loaned Securities that is less than 100%; provided, however, that in the event that the writing or other confirmation evidencing such agreement does not set out such percentage with respect to any such Loan, such percentage shall not, for purposes of any mark to market or similar provision of the Agreement, be less than the percentage that is obtained by dividing (i) the market value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the market value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

     1.2 The Collateral transferred by Borrower to Lender under the Agreement, as well as any other property transferred by Borrower to Lender or any of Lender's Affiliates as security for any other obligations or liabilities of Borrower to Lender or any of Lender's Affiliates, shall be security for any and all obligations or liabilities of Borrower with respect to the Agreement, for any Loan and for any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now existing or hereafter arising.

2.   Permitted Purpose.

     2.1 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of an Equity Security, Borrower and Lender may agree, as provided in Section 10.2 hereof, that Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned
Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of such Loan) that Lender is either (i) an "exempted borrower" within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

     2.2 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of a security that is not an Equity Security, Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise.

3. Termination and Rights in Respect of Collateral. Notwithstanding anything to the contrary in the Agreement, if under the Agreement Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's:

(c) Borrower may not terminate a Loan, if the Collateral for such Loan includes securities other than Government Securities, except on a termination date established by notice given to Lender prior to the close of business on a Business Day; the date established by such termination notice given by Borrower to Lender shall be a date no earlier than the standard settlement date for trades of such Collateral entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be the third Business
Day following such notice; and
(d) Borrower waives the right to vote, or to provide any consent or take any similar action with respect to, any Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to any substitution, mark to market or similar provision of the Agreement.

4.   Dividends, Distributions, Etc.

      4.1 Notwithstanding anything to the contrary in the Agreement, Borrower shall be entitled to receive all distributions made on or in respect of Collateral transferred to Lender which are not otherwise received by Borrower, to the full extent it would be so entitled if such Collateral had not been transferred to Lender, including, but not limited to (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of such Collateral and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

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      4.2 Any cash distributions made on or in respect of Collateral, which Borrower is entitled to receive pursuant to Section 4.1 hereof, shall be treated in accordance with the Agreement. Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

5.    Transfer.  Notwithstanding anything to the contrary in the Agreement,  all transfers  by  either  Borrower  or Lender of Loaned  Securities  or  Collateral
consisting  of  "financial assets" (within the meaning of the New  York  Uniform
Commercial  Code)  thereunder  shall be by  (a)  in  the  case  of  certificated securities,  physical  delivery  of certificates  representing  such  securities together with duly executed stock and bond transfer powers, as the case may  be, with  signatures  guaranteed by a bank or a member firm of the  New  York  Stock
Exchange,  Inc.,  (b)  registration  of  an  uncertificated  security   in   the
transferee's  name  by  the  issuer  of such uncertificated  security,  (c)  the crediting  by  a  securities  intermediary  of  such  financial  assets  to  the transferee's securities account maintained with such securities intermediary, or
(d)  such  other means as Borrower and Lender may agree.  For the  avoidance  of doubt, the parties agree and acknowledge that the term "securities", as used  in the Agreement and herein, shall include any "security entitlements" with respect to such securities (within the meaning of the New York Uniform Commercial Code), and  that the terms "financial intermediary" and "clearing corporation", as used in  the Agreement, shall mean a "securities intermediary" (within the meaning of the New York Uniform Commercial Code).

6. Representations and Warranties. Each of the parties hereto (and, in the case of a party acting as agent in accordance with the terms of the Agreement, each of its principals) represents and warrants that (a) it has full power and authority to execute and deliver this Supplement and to enter into any Loan contemplated by the Agreement and to perform its obligations thereunder, as supplemented or amended herein; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Supplement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Agreement.

  7.     Events of Default.

      7.1 In addition to any events of default set forth in the Agreement, the occurrence of one or more of the following shall constitute an event of default under the Agreement:

(i) if either party fails to perform any covenant or obligation required to be performed by it hereunder or if any representation made by either party in respect hereof shall be incorrect or untrue in any material respect during the term of any Loan under the Agreement, as supplemented or amended herein;
provided, however, that to the extent that Section 4 hereof supplements and amends any provisions in the Agreement governing the rights of Borrower in respect of distributions on Collateral, any such failure under Section 4 hereof shall constitute an event of default only after the expiration of the notice period, if any, specified in the Agreement with respect to the occurrence of an event of default for such a failure; or
(ii) if Borrower defaults or fails to perform with respect to any indebtedness to Lender or any Affiliate of Lender or any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now or hereafter arising.

      7.2 In addition to the remedies in events of default set forth in the Agreement, an event of default with respect to Borrower under the Agreement shall constitute an event of default (howsoever described) under all other agreements and transactions between Lender or any Affiliate of Lender and Borrower and, upon any event of default with respect to Borrower, Lender and any Affiliate of Lender shall be entitled to:

(i) cancel and otherwise liquidate and close out any transaction under any other agreement or transaction between Lender or any Affiliate of Lender and Borrower without prior notice to Borrower or any other party, whereupon
Borrower, as the case may be, shall be liable to Lender or the Affiliate of Lender, as the case may be, for any resulting loss, damage, cost and expense, including loss equal to the amount Lender or the Affiliate of Lender, as the case may be, would have to pay to enter into replacement transactions (whether or not Lender or the Affiliate of Lender, as the case may be, enters into any such replacement transactions) and any damages resulting to Lender or any Affiliate of Lender from entering into or terminating hedge transactions with respect thereto; and
(ii) set off any obligation under any transaction under any agreement between Lender or any Affiliate of Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Lender or the Affiliate of Lender, as the case may be, to Borrower against any obligation under any transaction under any agreement between Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Borrower to Lender or the Affiliate of Lender, as the case may be.

8. Transfer Taxes. Unless otherwise agreed, all transfer taxes with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to any substitution, mark to market or similar provision of the Agreement shall be paid by Borrower.

9.    APPLICABLE  LAW.   THIS  SUPPLEMENT SHALL BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT  TO  THE
CONFLICT OF LAW PRINCIPLES THEREOF.


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10.  Definitions and Interpretations.

10.1 Notwithstanding anything to the contrary in the Agreement, the following terms shall have the following meanings for purposes of this Supplement.

      "Affiliate"  shall  mean,  in  relation to  any  person,  (i)  any  entity controlled,  directly  or  indirectly, by  the  person;  (ii)  any  entity  that controls,  directly or indirectly, the person; or (iii) any entity  directly  or
indirectly  under  common  control  with  the  person.   For  purposes  of  this
definition,  "control" of any entity or person means ownership of a majority  of the voting power of the entity or person.

"Collateral" shall have the meaning specified in the Agreement, except that, if any new or different security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become
Collateral in substitution for the former Collateral for which such exchange is made.

"Customer" shall mean any person that is a customer of Borrower under Rule 15c3-
3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such rule or comparable regulation).

"Equity Security" shall mean any security other than a "non-equity security", as defined in Regulation T.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Government Securities" shall mean "government securities" as defined in Section
3(a)(42)(A)-(C) of the Exchange Act.

"Plan" shall mean (i) any "employee benefit plan" as defined in Section 3(3)  of the  Employee Retirement Income Security Act of 1974 which is subject to Part  4 of  Subtitle  B  of Title I of such Act; (ii) any "plan" as defined  in  Section
4975(e)(1) of the Internal Revenue Code of 1986; or (iii) any entity the  assets of  which are deemed to be assets of any such "employee benefit plan" or  "plan"
by  reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section
2510.3-101.

"Regulation T" shall mean Regulation T of the Board of Governors of the  Federal
Reserve System, as in effect from time to time.

          10.2      Any agreement between the parties pursuant to Section 1.1 or
Section 2.1 shall be made (i) in writing, (ii) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (iii) in such other manner as may be agreed by the parties in writing.

      11.       Notwithstanding anything contained in the Agreement, Lender  and
Borrower  agree that in effecting Loans transfers between Lender's  Account  and
Borrower's  Account are intended to be, and shall be deemed to be, simultaneous.
Notwithstanding  the  foregoing, if Lender has  failed  to  deliver  the  Loaned
Securities  to  Borrower's  Account  or  Borrower  has  failed  to  deliver  the
Collateral to Lender's Account by the applicable Cutoff time for such Loan, then no  Loan  shall have occurred and Borrower (in the case of Lender's  failure  to deliver)  or Lender (in the case of Borrower's failure to deliver),  shall  have the  absolute right to the return of the Collateral or Loaned Securities, as the
case  may  be.   Until such Collateral or Loaned Securities are  redelivered  to either  Borrower (in the case of Lender's failure to deliver) or Lender (in  the case  of  Borrower's failure to deliver), the party that failed to deliver  such
Collateral  or  Loaned Securities shall hold such securities in escrow  for  the other  party  and shall be required to pay to such party interest based  on  the market value of the Collateral or Loaned Securities, as the case may be, (i)  in the  case of foreign securities, at the LIBOR rate and (ii) in the case  of  any other  securities, at the Federal Funds Rate, for each day that such  redelivery
obligation  remains  outstanding.   For  purposes  of  this  Paragraph  11,  the
following terms shall have the following meanings:

"Lender's Account" shall mean the account maintained by Lender for the deposit of Collateral with respect to each Loan and, for such purposes, Lender's Account shall be deemed to be a "securities account" within the meaning of the New York
Uniform Commercial Code. For purposes of this Amendment, Lender's Account shall include any account for the deposit of cash in connection therewith.

"Borrower's  Account"  shall mean the account maintained  by  Borrower  for  the deposit  of Loaned Securities with respect to each Loan and, for such  purposes,
Borrower's  Account  shall  be deemed to be a "securities  account"  within  the
meaning  of  the  New  York  Uniform Commercial  Code.   For  purposes  of  this
Amendment, Borrower's Account shall include any account for the deposit of  cash in connection therewith.

           Except as otherwise set forth herein, the Agreement shall remain unmodified and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as supplemented and amended hereby.


     Prime Dealer Services         FINANCIAL INSTITUTION
     Corp.                         PARTNERS, LTD.


     By:                           By:  /s/ Richard J. Perry, Jr.
     Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
     Title: [SIG_POSITION1]        Title: Manager


Page 60 of 61



                                                                       EXHIBIT Y

Account  Control  Agreement,  dated  as  of  ,  among  Morgan  Stanley  &   Co.,
Incorporated  ("MS&Co."), Prime Dealer Services Corp. ("PDS") and  ("Customer").
Unless  otherwise defined herein, capitalized terms used herein shall  have  the
meanings  assigned in the Master Securities Loan Agreement dated   (the  "Master
Securities Loan Agreement").

PREAMBLE:

1.    MS&Co.,  in  its capacity as securities intermediary ("Intermediary")  has
established one or more securities accounts in the name of   (the "Account").

2. PDS may, from time to time, lend securities to Customer pursuant to the Master Securities Loan Agreement.

3. Customer wishes to provide for the Account and all or a portion of the assets credited to the Account (the "Additional Collateral"), in addition to any other Collateral transferred by Customer to PDS, to serve as Collateral in connection with one or more Loans or other obligations under the Master
Securities Loan Agreement.

4. PDS, Customer and MS&Co. (in its individual capacity and as Intermediary) are entering into this Agreement to provide for the control of the Additional
Collateral by PDS and to perfect the security interest of PDS therein.

TERMS:

Section 1. The Account. All parties agree that the Account is a "securities account" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York (the "UCC") and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary will not agree with any third party to comply with entitlement orders or other directions concerning the Collateral held in the Account originated by any third party without the prior written consent of PDS and Customer.

Section 2.  Collateral.  Notwithstanding anything to the contrary in the  Master
Securities Loan Agreement, in addition to Collateral transferred by Customer  to
PDS pursuant to Section 16 of the Master Securities Loan Agreement and Section 5
of  Annex III thereto, Additional Collateral held by MS&Co. in the Account shall constitute  Collateral  for  purposes of the Master Securities  Loan  Agreement, subject  to  the  security  interest and all  other  rights  of  PDS  as  Lender
thereunder.   In  such event, notwithstanding anything to the  contrary  in  the
Master  Securities Loan Agreement, such Additional Collateral shall,  except  as provided below in Section 7, be deemed to be "transferred" by Borrower to Lender for  purposes  of  the  Master Securities Loan Agreement concurrently  with  the transfer  of such other Collateral by Borrower to Lender and shall be deemed  to be  "transferred"  by Lender to Borrower for purposes of the  Master  Securities
Loan Agreement concurrently with the transfer of such other Collateral by Lender to Borrower.
Section 3.  Subordination of Lien.  The security interest in favor of PDS in the
Account and financial assets credited thereto is subject and subordinate to  the prior payment of all indebtedness of Customer to Intermediary, as such may exist from  time to time, including fees and commissions, and to any security interest or lien in favor of Intermediary on the Account and to any right of Intermediary to close out open positions in the Account.  In no event will PDS have any right to  exercise  any  remedies in respect of the Account until  such  time  as  all
Customer's obligations to Intermediary have been satisfied in full.

Section 4.  Control.  Subject to the provisions of Section 3, Intermediary  will comply with entitlement orders originated by PDS concerning the Account and  any
financial assets credited thereto without further consent by Customer.   Subject
to  the foregoing, Intermediary may also comply with entitlement orders or other directions  concerning  the Account originated by Customer,  or  its  authorized
representatives,  until  such  time  as  PDS  delivers  a  written   notice   to
Intermediary that PDS is thereby exercising exclusive control over the  Account.
Such  notice  may  be  referred to herein as the "Notice of Exclusive  Control."
After  Intermediary  receives  the  Notice of  Exclusive  Control  and  has  had reasonable  opportunity  to  comply, it will cease  complying  with  entitlement orders or other directions concerning the Account originated by Customer or  its representatives.

Section 5. Amendment. This Agreement may not be amended or otherwise modified except in writing signed by all the parties hereto.

Section 6. Choice of Law. This Agreement (including without limitation all rights and obligations with respect to the Account) shall be governed by and construed in accordance with the law of the State of New York.

Section  7.   Interpretation.  Dividends and other distributions  on  Additional
Collateral shall be credited to the Account in accordance with the customary practices of Intermediary, and PDS shall have no obligation with respect thereto under Section 7.3 of the Master Securities Loan Agreement and Sections 4.1 and
4.2 of Annex II thereto.




SIGNATURES:

PRIME DEALER SERVICES CORP.

By: ___________________

Name: [SIG_NAME1]

Title:


FINANCIAL INSTITUTION PARTNERS, LTD.

By:  /s/ Richard J. Perry, Jr.__
Name:  Richard J. Perry, Jr. [SIG
Title: Manager of G.P.


MORGAN STANLEY & CO. INCORPORATED,
[INDIVIDUALLY AND AS INTERMEDIARY]

By:                      ________

Name: [SIG_NAME1]

Title:

Page 61 of 61